As filed with the Securities and Exchange Commission on September 10, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FGI Industries Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	3430 (Primary Standard Industrial Classification Code Number)	98-1603252 (I.R.S. Employer Identification Number)

906 Murray Road
East Hanover, NJ 07869
(973) 428-0400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Chen
Executive Chairman
FGI Industries Ltd.
906 Murray Road
East Hanover, NJ 07869
(973) 428-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James M. Fischer Jonathan R. Zimmerman Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 (612) 776-7000	Stephen E. Older Rakesh Gopalan David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of registration fee(2)
Ordinary shares, $0.001 par value per share(3)	$17,250,000	$1,881.98
Representative Warrants	$—	$—
Ordinary Shares underlying Representative Warrants(3)(4)	$345,000	$37.64
Total	$17,595,000	$1,919.62

(1)
Includes ordinary shares that the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)
We have agreed to issue to the representative of the several underwriters warrants to purchase the number of ordinary shares (the “Representative Warrants”) in the aggregate equal to two percent (2%) of the ordinary shares to be issued and sold in this offering. The Representative Warrants are exercisable on a cashless basis at a price equal to the public offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2021
PRELIMINARY PROSPECTUS
Shares
FGI Industries Ltd.
Ordinary Shares
We are offering           of our ordinary shares. This is our initial public offering and no public market currently exists for our ordinary shares. We expect the initial public offering price to be between $      and $      per share. We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “FGI”.
Investing in our ordinary shares involves a high degree of risk. Please read “Risk Factors” beginning on page 13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements for this prospectus and future filings.
No offer or invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.
	PER SHARE	TOTAL
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
We refer you to “Underwriting” beginning on page 84 for additional information regarding underwriter compensation. Does not include additional compensation payable to The Benchmark Company or the underwriters. We have agreed to reimburse the underwriters for certain expenses incurred relating to this offering. In addition, we will issue to the representative a warrant to purchase the number of ordinary shares equal to two percent (2%) of the number of shares issued in this offering. The registration statement of which this prospectus forms a part also registers the issuance of the ordinary shares issuable upon exercise of the representative’s warrant.

We have granted the underwriters an option for a period of 30 days to purchase an additional                 ordinary shares at the initial public offering price, less discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $      , and the total proceeds to us, before expenses, will be $      .
Immediately after the offering,      ordinary shares will be issued and outstanding, of which     % will be held by insiders and affiliates of FGI and     % will be held by public investors (      ordinary shares will be issued and outstanding if the underwriters exercise in full their option to purchase additional ordinary shares, of which       % will be held by insiders and affiliates of FGI and     % will be held by public investors).
Delivery of the ordinary shares is expected to be made on or about                 , 2021.
The Benchmark CompanyNorthland Capital Markets
Prospectus dated                 , 2021

FGI

We are a leading global supplier of

Kitchen and Bath Products

with durable competitive advantages that include a

diversified mix of sales channels,

decades-long relationships with customer and supplier partners,

a tradition of strong innovation,

and commercial and regulatory barriers to entry.

i

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.
Through and including            , 2021 (25 days after the date of this prospectus), all dealers that effect transactions in our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
TRADEMARKS
“FGI” and the other trademarks, trade names or service marks of FGI Industries Ltd. appearing in this prospectus are the property of FGI Industries Ltd. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.
INVESTORS OUTSIDE THE UNITED STATES
For investors outside of the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our ordinary shares, you should carefully read this entire prospectus, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. Unless the context otherwise requires, the terms “FGI,” “the Company,” “we,” “us,” “our” and similar references in this prospectus refer to FGI Industries Ltd.
Overview
We are a leading global supplier of kitchen and bath products. Over the course of 30 years, we have built an industry-wide reputation for product innovation, quality, and excellent customer service. We are currently focused on the following product categories: sanitaryware (primarily toilets, sinks, pedestals and toilet seats), bath furniture (vanities, mirrors and cabinets), shower systems, customer kitchen cabinetry and other accessory items. These products are sold primarily for repair and remodel (“R&R”) activity and, to a lesser extent, new home or commercial construction. We sell our products through numerous customer partners, including mass retail centers, wholesale and commercial distributors, online retailers and specialty stores.
We believe our business has durable competitive advantages, chief of which include a diversified mix of sales channels, decades-long relationships with our customer and supplier partners, a tradition of strong innovation, and commercial and regulatory barriers to entry, all while operating within an industry that has historically benefitted from steady demand and stable competitive dynamics. Through our Brands, Products and Channels (“BPC”) organic growth strategy, we are focused on outperforming our end markets in sales growth and profitability while deploying capital to maximize shareholder value. As our key housing markets continue to grow, we expect that strategic investment in product innovation, increased consolidation opportunities, and a disciplined focus on capital allocation will help us to continue to achieve sustainable long-term shareholder value creation. For the six months ended June 30, 2021, we generated revenue of $78.9 million compared to $63.4 million in the six months ended June 30, 2020. For the year ended December 31, 2020, we generated revenues of $134.8 million compared to $126.3 million for the year ended December 31, 2019. In the six months ended June 30, 2021, we generated net income of $5.5 million compared to $2.1 million in the six months ended June 30, 2020. In 2020, we generated net income of $4.7 million compared to $1.6 million in 2019.
Our products are typically designed in-house or created in conjunction with our customer and supplier partners. The majority of our products are sold under our customers’ private label brands, although we expect to continue increasing the share of our own brands over time.
Both private label and FGI’s brands require significant marketing expenditures which we typically incur or share with our customers. We offer industry-leading brands including Foremost®, avenue, contrac®, Jetcoat®™, rosenberg and Covered Bridge Cabinetry®. These brands have continued to grow and represent an increasing share of our total sales in recent years, while the majority of our products are sold under key customers’ private label brands, such as The Home Depot’s “Glacier Bay” brand and Ferguson’s “ProFlo” brand.
Our Company
We were incorporated in the Cayman Islands on May 26, 2021 in connection with a reorganization (the “Reorganization”) of our parent company, Foremost Groups Ltd. (“Foremost”), and its affiliates, pursuant to which, among other actions, Foremost contributed all of its equity interests in FGI Industries, Inc., FGI Europe Investment Limited, a British Virgin Islands entity (“FGI Europe”), and FGI International Limited, a Hong Kong entity (“FGI International”), each a wholly-owned subsidiary of Foremost, to the newly formed FGI Industries Ltd. Foremost was established in 1987 and has become a global leader in kitchen and bath design, indoor and outdoor furniture, food service equipment, and manufacturing. As Foremost has grown, our business has come to operate separately from the rest of Foremost’s business units, and we and Foremost believe that operating as a standalone company will allow us to more effectively execute our long-term “BPC” growth strategy while focusing more efficiently on our own capital allocation priorities.
Prior to the Reorganization, FGI Industries, Inc., FGI Europe and FGI International operated as business units within Foremost for over thirty years. Foremost continues to be a significant holder of our ordinary shares and supports FGI via global sourcing and manufacturing arrangements. By relying on Foremost’s long-standing experience in manufacturing and sourcing for certain of our product categories, we believe that FGI maintains a competitive advantage in supplying products that are of good design and high quality. As a standalone business, FGI is a top-tier company in many key product categories within the North American kitchen and bath products markets, with many additional expansion opportunities via existing and adjacent product, sales and geographic channels.
This discussion of our business, and any financial information and results of operations included herein, refers to the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the kitchen and bath business of Foremost Groups, Ltd. before the completion of Reorganization and are presented as if the Company had been in existence and the Reorganization had been in effect during the years ended December 31, 2020 and 2019.
Our Products
We offer a wide variety of products that fall into three categories: Sanitaryware, Bath Furniture and Other. As of our 2020 fiscal year end, the brand and category makeup of our net sales is as follows:
Sanitaryware.   Our Sanitaryware category includes a range of bath products, such as toilets, sinks, pedestals and toilet seats. The majority of these products are sourced from third-party suppliers in China and are sold throughout the United States, Canada and Europe. Our main owned brands in this category include Foremost®, which is retail-focused, and contrac®, which is wholesale-focused.

Bath Furniture.   Our Bath Furniture category primarily includes wood and wood-substitute furniture for bathrooms, including vanities, mirrors, laundry and medicine cabinets and other storage systems. The majority of these products are sourced from Southeast Asia and China and are sold principally in the United States and Canada. We typically sell our bath furniture products under the Foremost brand.
Other.   Our Other category includes several smaller categories, most prominently our shower door and shower systems products which are typically sold as private label or under our Foremost and Jetcoat brands. In addition, we are developing an emerging custom kitchen cabinetry brand under our “Covered Bridge Cabinetry” and “Kitchens by Foremost” lines of products. Our custom kitchen lines represent some of the highest margin, highest quality products that we sell, and are sold primarily through local kitchen and bath dealerships while involving a heavy marketing element with contractors and designers. While custom kitchen cabinetry currently represents less than 1% of our total sales, it is an area where we see significant long term organic growth, gross margin expansion and consolidation possibilities. The majority of our custom kitchen cabinetry and shower products are sourced from China and Southeast Asia.
In each category, we sell branded and private label products at various price points to attract a wide base of customers and ultimate consumers. We position our products in a “good, better, best” market position, with a variety of price points to address the varying needs of our customer base. However, we typically eschew selling low, or “opening” price point items, and focus primarily on the mid-to-upper price point product categories, particularly as we grow our branded product footprint in line with our “BPC” organic growth strategy. We continue to see opportunities to introduce new product categories. Some of our recent product introductions that we expect to drive material sales growth include our Jetcoat-branded shower systems and intelligent (electronic) toilets.
Market Opportunity
The core bath and kitchen product markets in which we operate principally cater to the R&R markets, consisting of fragmented suppliers and a diffuse network of retailers, wholesalers and independent dealer networks on both national and regional levels. While our sales are principally impacted by the growth of the R&R markets, we are selectively focusing on newbuild markets as well.
According to the National Kitchen and Bath Association, the projected consumer spend for the U.S. bath and kitchen markets is estimated to be approximately $158 billion in 2021, of which approximately $75 billion is in product categories that we currently operate within. Outside of extreme recession years in the United States, such as 2007-2009, the R&R markets have experienced consistent 3% to 5% annual growth rates for more than 25 years, providing a predictable and recurring revenue model for the majority of our product lines. The primary drivers of such consistent and above-GDP growth rates are the pace of household formation, home price appreciation, strong housing turnover and the continued aging of the U.S. housing stock in our primary geographic markets.

CONSISTENT YEAR-OVER-YEAR GROWTH IN R&R OUTSIDE OF EXTREME RECESSIONS YEARS

HISTORICAL R&R GROWTH
15%
10%
5%
0%
-5%
-10%
-15%
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
Average of HIRI Home improvement & Retail Sales of Building Materials
RECESSION
EXTREME RECESSION

Our Growth Strategy
We believe that we operate within addressable kitchen and bath consumer markets worth tens of billions of dollars. Our current business model and industry reputation have been honed over 30 years, during which time we have developed what we feel to be an operations platform that is on par with much larger industry competitors. At the same time, our relatively small size in relation to some of those competitors allows us the opportunity to leverage our platform for above-industry growth rates, along with increasing profitability and return on capital.
Combining our well-developed global business platform with our relatively small revenue base, our aim is to achieve mid-to-high single-digit organic revenue growth rates over the long term. In order to achieve these growth objectives, we pursue a “BPC” growth strategy, focused on Brands, Products and Channels:
•
Brands:   Our owned brands have gone from 0% to over 30% of our net sales in the past 10 years. Branded products typically come with higher gross margins and significantly reinforce our long-term competitive positioning within our product markets. We plan to continue to focus on building our branded-product footprint over the long term while increasing the share of brands as a percentage of our total sales.

•
Products:   We have significant “whitespace” opportunities in several product categories within our core kitchen and bath markets. As an example, we believe we are currently significantly under-penetrated in categories such as bath and kitchen fixtures, “behind the wall” plumbing, and acrylic products such as bathtubs. With significant investment opportunities in new materials, sourcing, leading product design and superior customer service, we have vast product expansion opportunities in relation to our relatively small share of the overall market.

•
Channels:   Despite our decades-long relationships with key customer partners, we feel that we have strong growth potential in key sales channels, including our existing customers, new e-commerce retailers (such as Wayfair) and commercial sales channels (local kitchen and bath product distributors). We believe we have untapped potential in markets outside of the United States, and while we have made significant headway in Canada and Germany in recent years, we believe we have many more growth and expansion opportunities in those two countries as well as other international markets.

In addition, we continue to evaluate opportunities to pursue selective “bolt-on” acquisitions of smaller companies that complement our core competencies in an effort to increase our scale and profitability, as well as to broaden our product offerings, capabilities and resources. We are also seeking strategic partnerships within the United States and internationally with the goal of strengthening the sources of our product supply. Our key criteria for potential acquisitions include looking for well-run organizations (not turnarounds), opportunities that offer tangible synergies within our core kitchen and bath markets, and investments that meet our stringent return on capital criteria.
Our Competitive Strengths
Trusted by Customers Around the World
The core markets in which we operate tend to be conservative, with an emphasis on stable and durable relationships. FGI is a top-tier supplier of many key North American bath- and kitchen-related product categories. With support from Foremost, we are one of a select number of large market participants with national and international manufacturing and distribution capabilities. Our supply chain network, operating footprint and long-standing customer relationships provide us an ability to service our retail, wholesale and commercial channel customers worldwide and offer a broad set of products to serve our customers across a variety of price points. We believe the scale and breadth of our operations differentiate us and result in a competitive advantage that allows us to provide well-designed, high-quality products with price points and service that exceed our competitors’ offerings and our customers’ expectations.
Deep Relationships with Leading Suppliers
In the markets in which we operate, production and supply chain quality and stability are crucial to success. Our industry is fundamentally stable and conservative, with high barriers for potential new entrants. We have built strong and stable relationships with a base of long-standing suppliers across the globe, all of whom maintain stringent manufacturing standards. We believe our customers value our decades-long experience in the industry and international footprint, which allows us to meet demanding logistics and performance criteria. At the same time, our manufacturing suppliers are reliant on our stable and growing platform in order to effectively utilize their own fixed-asset investments. The importance of these strengths has been highlighted during the outbreak and ongoing spread of the novel coronavirus (“COVID-19”) pandemic, as we believe that we have remained among the most consistent and reliable suppliers in our industry despite the unprecedented challenges which were presented.
Stable Technological and Industry Dynamics
Our core bath and kitchen product markets are generally less prone to fast-paced technological innovation or “fast fashion” consumer trends. We believe this is largely due to the core functionalities of the products we offer, which have tended to evolve gradually over decades, rather than in a few years (or even months, as with certain industries). As a result, we have confidence in our ability to execute our long-term growth plans, while allocating our capital in a patient and thoughtful manner, with relatively high and predictable rates of return.
Commercial and Regulatory Barriers to Entry
The kitchen and bath markets operate under a myriad of international, national, federal, provincial and local codes. This is particularly the case as much of the product markets on which we focus are ultimately related to water and the prevention of water leakage and damage. On a fundamental level, our kitchen and bath products need to pass heavy quality control and regulatory standards, making it difficult for potential new entrants.
Experienced Management Team
We have assembled an executive team with a deep base of management experience within industrial manufacturing companies. David Bruce, our Chief Executive Officer, Bob Kermelewicz, our Executive Vice President, United States, Jennifer Earl, our Executive Vice President, Canada and Norman Kroenke, our Executive Vice President, Europe each have over twenty years of industry experience. Our Executive Chairman

John Chen has more than twelve years of investment management and financial experience. Our team has identified and begun to execute on opportunities for operational improvement, growth and business expansion as a standalone company.
Significant ownership and support from Foremost
Foremost is a family-controlled and privately held holding company. As a    % owner of FGI’s ordinary shares, Foremost remains committed to supporting FGI’s strategic development and growth plans, which place a considerable emphasis on generating long-term growth and maximizing shareholder value through its strategic objectives and capital allocation priorities. For over 30 years, Foremost has built an industry-leading reputation as a reliable manufacturer and supply source for numerous wood and ceramic-based products which form the foundation of many FGI product categories. As a standalone company, FGI continues to benefit from Foremost’s long-standing experience in global manufacturing and sourcing, providing a solid foundation from which to pursue alternate sources of supply for our key product categories as we see fit.
Risks Associated with Our Business
Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our ordinary shares. In particular, risks associated with our business include, but are not limited to, the following:
Strategic Risks
•
Our BPC organic growth strategy is focused on capturing higher incremental gross margins by increasing our share of branded products, expanding into new product categories and creating new sales channels, all of which are impacted by a number of economic factors and other factors.

•
Prolonged economic downturns may adversely impact our sales, earnings and liquidity.

•
Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

•
We may not achieve all of the anticipated benefits of our strategic initiatives.

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We may not be able to successfully execute our acquisition strategy or integrate businesses that we acquire.

•
We could continue to pursue growth opportunities through either acquisitions, mergers or internally developed projects, which may be unsuccessful or may adversely affect our future financial condition and operating results.

Business and Operational Risks
•
In connection with this offering, we were created as a stand-alone business and have no operating history as a stand-alone business.

•
Variability in the cost and availability of our raw materials, component parts and finished goods, including the imposition of tariffs, could affect our results of operations and financial position.

•
Our top ten customers represent a large portion of our sales. A significant adverse change in such relationships could adversely impact our results of operations and financial condition.

•
We are dependent on third-party suppliers and manufacturers, the loss of which could materially impact our business.

Competitive Risks
•
We could lose market share if we do not maintain our strong brands, develop innovative products or respond to changing purchasing practices and consumer preferences or if our reputation is damaged.

•
Our failure to develop new products or respond to changing consumer preferences and purchasing practices could have a material adverse effect on our business, financial condition or results of operations.

•
Changes in Cayman Islands or U.S. tax law could adversely affect our financial condition and results of operations.

Technology and Intellectual Property Risks
•
We rely on information systems and technologies, and a breakdown of these systems could adversely affect our results of operations and financial position.

•
We may not be able to adequately protect or prevent the unauthorized use of our intellectual property.

Litigation and Regulatory Risks
•
We are currently involved in legal proceedings and may in the future be a party to additional claims and litigation, which could be costly and divert significant resources.

•
Compliance with laws, government regulation and industry standards is costly, and our failure to comply could adversely affect our results of operations and financial position.

•
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

Risks Related to Our Ordinary Shares and this Offering
•
Foremost Group Ltd. holds a significant majority of the voting power of our ordinary shares, expected to be approximately     % following this offering, and will be able to exert significant control over us.

Corporate Information
We were organized under the laws of the Cayman Islands on May 26, 2021. Our principal executive offices are located at 906 Murray Road, East Hanover, NJ 07869, and our telephone number is (973) 428-0400. Our website address is                 . The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our ordinary shares.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (2021 Revision) of the Cayman Islands (the “Companies Act”) as the same may be amended from time to time. As an exempted company, we may apply for a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.
As an emerging growth company, we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the U.S. Securities and Exchange Commission, (the “SEC”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption. As a result of these elections the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the last business day of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the last business day of that year’s second fiscal quarter.

THE OFFERING
Ordinary shares offered by us
           shares (           shares if the underwriters exercise in full their option to purchase additional ordinary shares)
Ordinary shares to be outstanding immediately after this offering
           shares, of which     % will be held by insiders and affiliates of the Company and     % will be held by public investors (        shares if the underwriters exercise in full their option to purchase additional ordinary shares, of which      % will be held by insiders and affiliates of the Company and      % will be held by public investors)
Underwriters’ option to purchase additional shares
We have granted a 30-day option to the underwriters to purchase up to               additional ordinary shares to cover over-allotments, if any.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $      million (or approximately $      million if the underwriters exercise in full their option to purchase up to          additional ordinary shares), based on an assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering for: potential mergers, acquisitions or other strategic capital allocation priorities and for working capital and general corporate purposes.
See “Use of Proceeds” for additional information.
Risk factors
You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all the other information included in this prospectus, before deciding to invest in our ordinary shares.
Proposed Nasdaq Capital Market symbol
“FGI”
Lock-up
We, all of our directors and officers and substantially all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six months after the date of the final closing of this offering. See “Shares Eligible for Future Sale” and “Underwriting” for more information.
Representative’s Warrants
We have agreed to issue to the representative a warrant to purchase a number of ordinary shares equal to 2% of the total number of shares issued in this offering. The representative’s warrant will be exercisable on a cashless basis at the public offering price per ordinary share sold in this offering. The representative’s warrant is exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the effective date of the registration statement of which this prospectus forms a part. The registration statement of which this prospectus forms a part also registers the issuance of the ordinary shares issuable upon exercise of the representative’s warrant. See “Underwriting” for more information.
The number of our ordinary shares to be outstanding immediately after this offering is based on           ordinary shares outstanding as of           , 2021 and excludes:
•
        ordinary shares issuable upon the exercise of stock options as of           , 2021, at a weighted-average exercise price of  $      per share;

•
        ordinary shares issuable upon the exercise of warrants as of           , 2021; and

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        ordinary shares that remain available for issuance as of           , 2021 under our 2021 Equity Plan.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:
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no exercise of the outstanding options or warrants described above; and

•
no exercise by the underwriters of their (i) option to purchase up to                 additional ordinary shares or (ii) warrants to purchase our ordinary shares at an exercise price per share equal to    % of the initial public offering price per share or $      , based on an assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, that will be issued to the underwriters in connection with this offering (the “Underwriters’ Warrants”).

SUMMARY FINANCIAL DATA
The following tables set forth our summary statements of operations data for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019 and our balance sheet data as of June 30, 2021 and December 31, 2020. We have derived the following financial data as of and for the six months ended June 30, 2021 and 2020 from our unaudited financial statements included elsewhere in this prospectus and the following financial information as of and for the years ended December 31, 2020 and 2019 from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. The following summary financial data should be read with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2021	2020	2020	2019
	USD	USD	USD	USD
REVENUES	$78,866,047	$63,427,817	$134,827,701	$126,282,212
COST OF REVENUES	62,360,079	49,838,212	106,423,061	100,843,143
GROSS PROFIT	16,505,968	13,589,605	28,404,640	25,439,069
OPERATING EXPENSES
Selling and distribution	8,029,209	7,745,438	15,487,306	14,917,601
General and administrative	2,982,939	2,815,852	5,820,967	7,355,632
Research and development	289,124	385,534	814,254	703,779
Total operating expenses	11,301,272	10,946,824	22,122,527	22,977,012
INCOME FROM OPERATIONS	5,204,696	2,642,781	6,282,113	2,462,057
OTHER INCOME (EXPENSES)
Interest income	10,778	2	32,244	11,665
Interest expense	(167,295)	(149,824)	(418,867)	(448,412)
Other income (expenses), net	1,504,947	(31,730)	(390,298)	(50,212)
Total other income (expenses), net	1,348,430	(181,552)	(776,921)	(486,959)
INCOME BEFORE INCOME TAXES	6,553,126	2,461,229	5,505,192	1,975,098
PROVISION FOR (BENEFIT OF) INCOME TAXES
Current	833,530	309,956	1,074,928	587,290
Deferred	250,281	58,403	(300,484)	(183,286)
Total provision for income taxes	1,083,811	368,359	774,444	404,004
NET INCOME	5,469,315	2,092,870	4,730,748	1,571,094
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	325,23	(239,804)	298,106	279,106
COMPREHENSIVE INCOME	5,794,551	1,853,066	5,028,854	1,850,200
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	—	—	—	—
EARNINGS PER SHARE
Basic and diluted	—	—	$—	$—

	As of June 30, 2021	As of December 31, 2020
Balance Sheet Data:
Cash and cash equivalents	$3,800,610	4,018,558
Working capital (deficit)(1)	(6,658,982)	(1,691,240)
Total assets	50,391,679	45,147,461
Total liabilities	50,495,948	43,615,765
Total parent’s net investment	(104,269)	1,531,696

(1)
Working capital is calculated as current assets minus current liabilities.

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. These risks include, but are not limited to, those described below, each of which may be relevant to an investment decision. You should carefully consider the risks described below, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our ordinary shares. While we have listed below (not necessarily in order of importance of probability of occurrence) what we believe to be the material risks facing our business, additional risks that we do not know of or that we currently think are immaterial may also arise and materially affect our business. The realization of any of these risks could have a material adverse effect on our business, financial condition, results of operations, and our ability to accomplish our strategic objectives. In that event, the trading price of our ordinary shares could decline, and you may lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Special Note Regarding Forward-Looking Statements”.
Strategic Risks
Our BPC organic growth strategy is focused on capturing higher incremental gross margins by increasing our share of branded products, expanding into new product categories and creating new sales channels, all of which are impacted by a number of economic factors and other factors.
Our business relies on residential repair and remodel (“R&R”) activity and, to a lesser extent, on new home and commercial construction activity. A number of factors impact consumers’ spending on home improvement projects as well as new home construction activity, including:
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consumer confidence levels;

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fluctuations in home prices;

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existing home sales;

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unemployment and underemployment levels;

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consumer income and debt levels;

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household formation;

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the availability of skilled tradespeople for R&R work;

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the availability of home equity loans and mortgages and the interest rates for and tax deductibility of such loans;

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trends in lifestyle and housing design; and

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natural disasters, terrorist acts, pandemics or other catastrophic events.

The fundamentals driving our business are impacted by economic cycles. Adverse changes or uncertainty involving the factors listed above or an economic contraction in the United States and worldwide could result in a decline in spending on residential R&R activity and a decline in demand for new home construction and could adversely impact our businesses by: causing consumers to delay or decrease homeownership; making consumers more price conscious resulting in a shift in demand to smaller, less expensive homes; making consumers more reluctant to make investments in their existing homes, including large kitchen and bath R&R projects; or making it more difficult to secure loans for major renovations, which could have a material adverse effect on our results of operations and financial position.
Prolonged economic downturns may adversely impact our sales, earnings and liquidity.
Our industry can fluctuate with economic cycles. During economic downturns, our industry could experience longer periods of recession and greater declines than the general economy. We believe that our industry, particularly North American home improvement, R&R and new home construction activity, is significantly influenced particularly by housing activity, consumer confidence, the level of personal discretionary spending, demographics, credit availability and other business conditions. These factors may affect not only the ultimate consumer of our products, but also may impact home centers, builders and our other primary customers. As a result, a worsening of economic conditions, including due to the COVID-19 pandemic, could have a material adverse effect on our sales and earnings as well as our cash flow and liquidity.
Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.
The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. Furthermore, our existing indebtedness, which was approximately $15.8 million as of June 30, 2021, may adversely affect our financial flexibility and our competitive position in the future. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms to implement our “BPC” growth strategy. We may need additional cash resources in the future if we experience changed business conditions or other developments and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our results of operations and financial position.
We may not achieve all of the anticipated benefits of our strategic initiatives.
We continue to pursue our strategic initiatives of investing in our branded products, developing new product categories, and utilizing sales channels positioned for long term growth through the “BPC” strategy, our methodology to drive growth and productivity. These initiatives are designed to grow shareholder value over the long term. Our results of operations and financial position could be materially and adversely affected if we are unable to successfully execute these initiatives or if we are unable to execute these initiatives in a timely and efficient manner. We could also be adversely affected if we have not appropriately prioritized and balanced our initiatives or if we are unable to effectively manage change throughout our organization.
We may not be able to successfully execute our acquisition strategy or integrate businesses that we acquire.
Pursuing the acquisition of businesses complementary to our portfolio is a component of our strategy for future growth. If we are not able to identify suitable acquisition candidates or consummate potential acquisitions within a desired time frame or with acceptable terms and prices, our long-term competitive positioning may be affected. Even if we are successful in acquiring and/or merging with businesses, the businesses we acquire or merge with may not be able to achieve the revenue, profitability or growth we anticipate, or we may experience challenges and risks in integrating these businesses into our existing business. Such risks include:
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difficulties realizing expected synergies and economies of scale;

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diversion of management attention and our resources;

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unforeseen liabilities;

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issues or conflicts with our new or existing customers or suppliers; and

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difficulties in retaining critical employees of the acquired businesses.

Future foreign acquisitions may also increase our exposure to foreign currency risks and risks associated with interpretation and enforcement of foreign regulations. Our failure to address these risks could cause us to incur additional costs and fail to realize the anticipated benefits of our acquisitions and could have a material adverse effect on our results of operations and financial position.
We could continue to pursue growth opportunities through either acquisitions, mergers or internally developed projects, which may be unsuccessful or may adversely affect our future financial condition and operating results.
Although we are not currently considering any specific business combinations, we could pursue opportunities for growth through either acquisitions, mergers or internally developed projects as part of our

“BPC” growth strategy. We cannot assure you that we will be successful in integrating an acquired business or that an internally developed project will perform at the levels we anticipate. We may pay for future acquisitions using cash, stock, the assumption of debt, or a combination of these. Future acquisitions could result in dilution to existing shareholders and to earnings per share. In addition, we may fail to identify significant liabilities or risks associated with a given acquisition that could adversely affect our future financial condition and operating results or result in us paying more for the acquired business or assets than they are worth.
Business and Operational Risks
In connection with this offering, we were created as a stand-alone business and have no operating history as a stand-alone business.
The historical financial information we have included in this prospectus does not reflect, and the pro forma financial information included in this prospectus may not reflect, what our financial condition, results of operations or cash flows would have been had we been a stand-alone entity during the historical periods presented, or what our financial condition, results of operations or cash flows will be in the future as an independent entity.
In addition, we have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company.
Variability in the cost and availability of our raw materials, component parts and finished goods, including the imposition of tariffs, could affect our results of operations and financial position.
We purchase substantial amounts of raw materials, component parts and finished goods from outside sources, including international sources, and we manufacture our products outside of the United States. Increases in the cost of the materials we purchase have in the past and may in the future increase the prices for our products, including as a result of new tariffs. For example, the continuing trade dispute between the United States and China has resulted in tariffs which raised the cost of certain of our materials. There is a risk that additional tariffs on imports from China or new tariffs could be imposed, which could further increase the cost of the materials we purchase or import or the products we manufacture internationally. Further, our production could be affected if we or our suppliers are unable to procure our requirements for various commodities, including, among others, brass, porcelain, wood and engineered wood, or if a shortage of these commodities results in significantly increased costs. Rising energy costs could also increase our production and transportation costs. These factors could have a material adverse effect on our results of operations and financial position.
It can be difficult for us to pass on to customers our cost increases. Our existing arrangements with customers, competitive considerations and customer resistance to price increases may delay or make us unable to adjust selling prices. If we are not able to sufficiently increase the prices of our products or achieve cost savings to offset increased material and production costs, including the impact of increasing tariffs, our results of operations and financial position could be adversely affected. When our material costs decline, we may in the future receive pressure from our customers to reduce our prices. Such reductions could have a material adverse effect on our results of operations and financial position.
We have entered into long-term agreements with certain significant suppliers to help ensure continued availability of our manufactured product supply and to establish firm pricing, but at times these contractual commitments may result in our paying above market prices for manufactured products during the term of the contract.
Our top ten customers represent a large portion of our sales. A significant adverse change in such relationships could adversely impact our results of operations and financial condition.
Our sales are concentrated with ten significant customers who collectively represented over 79% of our consolidated net sales from continuing operations for the six months ended June 30, 2021 and 85% of our consolidated net sales from continuing operations for the fiscal year ended December 31, 2020, and this concentration may continue to increase. In particular, The Home Depot represented approximately 28% of our consolidated net sales from continuing operations in the six months ended June 30, 2021 and approximately 31% of our consolidated net sales from continuing operations in fiscal year 2020. The Home Depot and other home center retailers can significantly affect the prices we receive for our products and the terms and conditions on which we do business with them. Additionally, these home center retailers may reduce the number of vendors from which they purchase and could make significant changes in their volume of purchases from us. The loss of one or more key customers, a material reduction in products purchased by them, or our inability to maintain our competitive position in our industries could cause us to experience a decline in net sales, which could adversely affect our financial results. In addition, there can be no assurance that such customers will not experience financial difficulties or other adverse conditions which could delay such customers in paying for products on a timely basis or at all. Although other retailers, dealers, distributors and homebuilders represent other channels of distribution for our products and services, we might not be able to quickly replace, if at all, the loss of all or a substantial portion of our sales, and any such loss would have a material adverse effect on our business, results of operations and financial position.
We are dependent on third-party suppliers.
We are dependent on third-party suppliers for many of our products and components, and are largely dependent on one large supplier, Tangshan Huida Ceramic Group Co., Ltd, an entity formed and located in China (“Huida”), who accounted for and approximately 53% of the total balance of our accounts payable as of June 30, 2021 and approximately 60% of the total balance of our accounts payable as of December 31, 2020, for the majority of our sanitaryware products, and our ability to offer a wide variety of products depends on our ability to obtain an adequate and timely supply of these products and components. Pursuant to a certain Agreement for Co-operations (the “Huida Agreement”), dated October 20, 2020, by and between Huida and FGI Industries, our wholly owned subsidiary, so long as we meet certain annual product placement volume requirements, (i) we have an exclusive right to distribute and resell in the United States and Canadian markets any products designed and created by Huida and for which Huida retains all intellectual property rights, and (ii) Huida may not manufacture or sell any products we design or create, for which we retain all intellectual property rights, without our prior consent. Failure of our suppliers and, particularly, of Huida, to timely provide us quality products on commercially reasonable terms, or to comply with applicable legal and regulatory requirements, or our policies regarding our supplier business practices, could have a material adverse effect on our results of operations and financial position or could damage our reputation. Sourcing these products and components from alternate suppliers, including suppliers from new geographic regions, is time-consuming and costly and could result in inefficiencies or delays in our business operations. Accordingly, the loss of Huida or other critical suppliers, or a substantial decrease in the availability of products or components from our suppliers, could disrupt our business and have a material adverse effect on our results of operations and financial position.
Many of the suppliers we rely upon are located in foreign countries, primarily China. The differences in business practices, shipping and delivery requirements, changes in economic conditions and trade policies and laws and regulations, together with the limited number of suppliers, have increased the complexity of our supply chain logistics and the potential for interruptions in our production scheduling. If we are unable to effectively manage our supply chain or if we experience constraints to or disruption in transporting the products or components or we have to pay higher transportation costs for timely delivery of our products or components, our results of operations and financial position could be materially and adversely affected.
We are dependent on third-party manufacturers.
We do not own any of our manufacturing facilities, and are reliant upon Foremost, our former parent company, and third-party manufacturers for our entire supply of products. Failure of our manufacturers to timely deliver quality products on commercially reasonable terms, or to comply with applicable legal and regulatory requirements, or our policies regarding our manufacturer business practices, could have a material adverse effect on our results of operations and financial position or could damage our reputation. In addition, we may experience delays, disruptions or quality control problems in our manufacturing operations, over which we have little to no control.

Natural disasters or other disruptions could have a material adverse effect on our business, financial condition or results of operations.
Our manufacturers and suppliers are located in regions that are vulnerable to natural disasters and other risks, such as earthquakes, fires, floods, tropical storms, hurricanes and snow and ice, which at times have disrupted the local economy and posed risks to our supply chain. In addition, the continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the United States and other countries. Our redundant, multiple site capacity may not be sufficient in the event of a natural disaster, terrorist act or other catastrophic event. Such disruptions could, among other things, disrupt our manufacturing or distribution facilities or those of our suppliers and result in delays or cancellations of customer orders for our products, which in turn could have a material adverse effect on our business, financial condition and results of operations. Further, if a natural disaster occurs in a region from which we derive a significant portion of our revenue, end-user customers in that region may delay or forego purchases of our products, which may materially and adversely impact our operating results for a particular period.
There are risks associated with our international operations and global strategies.
In the six months ended June 30, 2021, approximately 35% of our sales from continuing operations were made outside of the United States (principally in Canada and Europe) and transacted in currencies other than the U.S. dollar. In addition to our Canadian and European operations, we manufacture products and source products and components from China and parts of Southeast Asia. Risks associated with our international operations include:
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differences in culture, economic and labor conditions and practices;

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the policies of the U.S. and foreign governments;

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disruptions in trade relations and economic instability;

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differences in enforcement of contract and intellectual property rights;

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social and political unrest; and

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natural disasters, terrorist attacks, pandemics or other catastrophic events.

We are also affected by domestic and international laws and regulations applicable to companies doing business abroad or importing and exporting goods and materials. These include tax laws, laws regulating competition, anti-bribery/anti-corruption and other business practices, and trade regulations, including duties and tariffs. Compliance with these laws is costly, and future changes to these laws may require significant management attention and disrupt our operations. Additionally, while it is difficult to assess what changes may occur and the relative effect on our international tax structure, significant changes in how U.S. and foreign jurisdictions tax cross-border transactions could materially and adversely affect our results of operations and financial position.
Our results of operations and financial position are also impacted by changes in currency exchange rates. Unfavorable currency exchange rates between the US Dollar and foreign currencies, particularly the Euro, the Chinese Renminbi and the Canadian dollar, have in the past adversely affected us, and could adversely affect us in the future. Fluctuations in currency exchange rates may present challenges in comparing operating performance from period to period.
Additionally, following the United Kingdom’s exit from the European Union, we could experience volatility in the currency exchange rates or a change in the demand for our products and services, particularly in our European markets, or there could be disruption of our operations and our customers’ and suppliers’ businesses.
The long-term performance of our businesses relies on our ability to attract, develop and retain talented and diverse personnel.
To be successful, we must invest significant resources to attract, develop and retain highly qualified, talented and diverse employees at all levels, who have the experience, knowledge and expertise to implement our strategic initiatives. We compete for employees with a broad range of employers in many different industries, including large multinational firms, and we may fail in recruiting, developing, motivating and retaining them, particularly when there are low unemployment levels. From time to time, we have been affected by a shortage of qualified personnel in certain geographic areas. Our growth, competitive position and results of operations and financial position could be materially and adversely affected by our failure to attract, develop and retain key employees and diverse talent, to build strong leadership teams, or to develop effective succession planning to assure smooth transitions of those employees and the knowledge and expertise they possess, or by a shortage of qualified employees.
The ongoing COVID-19 pandemic is disrupting our business, and has and may continue to impact our results of operations and financial condition.
The spread of COVID-19 has created a global health crisis that has resulted in widespread disruption to economic activity, both in the U.S. and globally.
We operate facilities in the United States and around the world which are being adversely affected by this pandemic. The U.S. federal government and numerous state, local and foreign governments implemented certain measures to attempt to slow and limit the spread of COVID-19, including shelter-in-place and social distancing orders, which are subject to change and the respective governmental authorities may tighten such restrictions at any time. As a result of such measures, we have experienced, and may continue to experience, the closure of certain of our facilities, delays or disruptions in the supply of raw materials, component parts and services and decreased employee availability, which has resulted and may continue to result in delays in our ability to produce and distribute our products.
In addition, COVID-19 has adversely affected and may continue to adversely affect domestic and international economic activity, including reduced consumer confidence, instability and volatility in the credit and financial markets and reduced business and consumer spending, which may materially and adversely affect our results of operations. Economic uncertainty as a result of COVID-19 may also make it difficult for us and our customers and suppliers to accurately forecast and plan future business activities and may weaken the financial position of some of our suppliers and customers.
Due to the uncertain nature and potential duration of the COVID-19 pandemic and variants thereof, we are unable to fully estimate the extent of the impact it may have on the markets in which we operate or our business at this time. The extent of such impact will depend on a number of factors, including the duration and severity of the COVID-19 pandemic, its effect on our customers, suppliers and employees, its effect on domestic and international economies and markets, including consumer discretionary spending, the response of governmental authorities and the efficiency of distribution and effectiveness of the vaccines. We are continuing to take action to mitigate the impact of the COVID-19 pandemic on our business and operations, including through cost reduction measures and other initiatives, however the effectiveness of our mitigation efforts remains uncertain. A continued disruption of our operations and an on-going slowdown in domestic and international economic activity could materially and adversely affect our results of operations and financial condition.
To the extent COVID-19 continues to impact our business, financial position and results of operations, it may also have the effect of heightening certain of the other risks described in this prospectus, such as those relating to our international operations and global strategies and our dependence on third-party suppliers.
Competitive Risks
We could lose market share if we do not maintain our strong brands, develop innovative products or respond to changing purchasing practices and consumer preferences or if our reputation is damaged.
Our competitive advantage is due, in part, to our ability to maintain our strong brands and to develop and introduce innovative new and improved products. Our initiatives to invest in brand building, brand awareness and product innovation may not be successful. The uncertainties associated with developing and introducing innovative and improved products, such as gauging changing consumer demands and preferences and successfully developing, manufacturing, marketing and selling these products, may impact the success of our product introductions. If the products we introduce do not gain widespread acceptance or if our competitors improve their products more rapidly or effectively than we do, we could lose market share or be required to reduce our prices, which could have a material adverse effect on our results of operations and financial position.
In recent years, consumer purchasing practices and preferences have shifted and our customers’ business models and strategies have changed. As our customers execute their strategies to reach end consumers through multiple channels, they rely on us to support their efforts with our infrastructure, including maintaining robust and user-friendly websites with sufficient content for consumer research and providing comprehensive supply chain solutions and differentiated product development. If we are unable to successfully provide this support to our customers or if our customers are unable to successfully execute their strategies, our brands may lose market share.
If we do not timely and effectively identify and respond to changing consumer preferences, including a continued shift in consumer purchasing practices toward e-commerce, our relationships with our customers and with consumers could be harmed, the demand for our brands and products could be reduced and our results of operations and financial position could be materially and adversely affected.
We face significant competition and operate in an evolving competitive landscape.
Our products face significant competition. We believe that brand reputation is an important factor affecting product selection and that we compete on the basis of product features, innovation, quality, customer service, warranty and price. We sell many of our products through home center retailers, online retailers, distributors and independent dealers and rely on these customers to market and promote our products to consumers. Our success with our customers is dependent on our ability to provide quality products and timely delivery. In addition, home center retailers, which have historically concentrated their sales efforts on retail consumers and remodelers, are selling directly to professional contractors and installers, which may adversely affect our margins on our products that contractors and installers would otherwise buy through our dealers and wholesalers.
Certain of our customers are selling products sourced from low-cost foreign manufacturers under their own private label brands, which directly compete with our brands. As this trend continues, we may experience lower demand for our products or a shift in the mix of some products we sell toward more value-priced or opening price point products, which may affect our profitability.
In addition, we face competitive pricing pressure in the marketplace, including sales promotion programs, that could affect our market share or result in price reductions, which could materially and adversely impact our results of operations and financial position.
Further, the growing e-commerce channel brings an increased number of competitors and greater pricing transparency for consumers, as well as conflicts between our existing distribution channels and a need for different distribution methods. These factors could affect our results of operations and financial position. In addition, our relationships with our customers, including our home center customers, may be affected if we increase the amount of business we transact in the e-commerce channel.
Our failure to develop new products or respond to changing consumer preferences and purchasing practices could have a material adverse effect on our business, financial condition or results of operations.
We operate in an industry that is subject to changing consumer trends, demands and preferences. The uncertainties associated with developing and introducing new products, such as gauging changing consumer preferences and successfully developing, manufacturing, marketing and selling new products, could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products. If our products do not keep up with consumer trends, demands and preference, we could lose market share, which could have a material adverse effect on our business, financial condition or results of operations.
Changes in Cayman Islands or U.S. tax law could adversely affect our financial condition and results of operations.
The rules dealing with Cayman Islands and U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S.

Treasury Department, as well as the regulators in the Cayman Islands. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our ordinary shares. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in Cayman Islands or U.S. tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. We urge investors to consult with their legal and tax advisors regarding the implications of potential changes in Cayman Islands or U.S. tax laws on an investment in our ordinary shares.
The loss of certain members of our management may have an adverse effect on our operating results.
Our success will depend, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills and know-how that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers or other key employees, our financial condition and results of operations may be negatively affected. Moreover, the pool of qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.
Technology and Intellectual Property Risks
We rely on information systems and technologies, and a breakdown of these systems could adversely affect our results of operations and financial position.
We rely on many information systems and technologies to process, transmit, store and manage information to support our business activities. We may be adversely affected if our information systems breakdown, fail, or are no longer supported. In addition to the consequences that may occur from interruptions in our systems, global cybersecurity vulnerabilities, threats and more sophisticated and targeted attacks pose a risk to our information technology systems.
We have implemented security policies, processes and layers of defense designed to help identify and protect against intentional and unintentional misappropriation or corruption of our systems and information and disruption of our operations. Despite these efforts, our systems may in the future be damaged, disrupted, or shut down due to cybersecurity attacks by unauthorized access, malware, ransomware, undetected intrusion, hardware failures, or other events, and in these circumstances our disaster recovery plans may be ineffective or inadequate. These breaches or intrusions could in the future lead to business interruption, production or operational downtime, product shipment delays, exposure or loss of proprietary, confidential, personal or financial information, data corruption, an inability to report our financial results in a timely manner, damage to the reputation of our brands, damage to our relationships with our customers and suppliers, exposure to litigation, and increased costs associated with the remediation and mitigation of such attacks. Such events could adversely affect our results of operations and financial position. In addition, we could be adversely affected if any of our significant customers or suppliers experiences any similar events that disrupt their business operations or damage their reputation.
We may not be able to adequately protect or prevent the unauthorized use of our intellectual property.
Protecting our intellectual property is important to our growth and innovation efforts. We own a number of patents, trade names, brand names and other forms of intellectual property in our products and manufacturing processes throughout the world. There can be no assurance that our efforts to protect our intellectual property rights will prevent violations. Our intellectual property may be challenged or infringed upon by third parties, particularly in countries where property rights are not highly developed or protected. In addition, the global nature of our business increases the risk that we may be unable to obtain or maintain our intellectual property rights on reasonable terms. Furthermore, others may assert intellectual property infringement claims against us. Current and former employees, contractors, customers or suppliers have or may have had access to proprietary or confidential information regarding our business operations that could harm us if used by them, or disclosed to others, including our competitors. Protecting and defending our intellectual property could be costly, time consuming and require significant resources. If we are not able to protect our existing intellectual property rights, or prevent unauthorized use of our intellectual property, sales of our products may be affected and we may experience reputational damage to our brand names, increased litigation costs and adverse impact to our competitive position, which could have a material adverse effect on our results of operations and financial position.
The recent completion of the Reorganization may impact our brand recognition.
We rely on the reputation of our brands to distinguish our products from the products of our competitors. The recent completion of the Reorganization, as described in the section of this prospectus entitled “Business,” and, specifically, the separation of the K&B Business from Foremost, could result in loss of brand recognition due to a reduced breadth of product offerings for customers that have traditionally sought products in both business segments, and could require us to devote additional resources to marketing our brands in connection with FGI. Also, the transition from the “Foremost” company name to “FGI” could lead to some confusion by its customers. In addition, a loss of brand recognition may have an adverse impact to our competitive position, which could have a material adverse effect on our results of operations and financial position.
Litigation and Regulatory Risks
We are currently involved in legal proceedings and may in the future be a party to additional claims and litigation, which could be costly and divert significant resources.
FGI Industries, Inc. (formerly known as Foremost Groups, Inc.) (“FGI Industries”), our wholly-owned subsidiary, is currently involved in litigation arising from its efforts to protect an exclusivity agreement with sanitaryware manufacturer Tangshan Huida Ceramic Group Co., Ltd (“Huida”), with whom we have had an exclusive relationship for over twenty years. Proceedings against Huida have been pending for over ten years. We may, from time to time, be involved in various other claims and litigation, including class actions, mass torts and regulatory proceedings, that arise in the ordinary course of our business and that could have a material adverse effect on us. The types of matters may include, among others: competition, product liability, employment, warranty, advertising, contract, personal injury, environmental, intellectual property, product compliance and insurance coverage. The outcome and effect of these matters are inherently unpredictable, and defending and resolving them can be costly and can divert management’s attention. We have and may continue to incur significant costs as a result of claims and litigation.
We are also subject to product safety regulations, product recalls and direct claims for product liability that can result in significant costs and, regardless of the ultimate outcome, create adverse publicity and damage the reputation of our brands and business. Also, we rely on other manufacturers to provide products or components for products that we sell. Due to the difficulty of controlling the quality of products and components we source from other manufacturers, we are exposed to risks relating to the quality of such products and to limitations on our recourse against such suppliers.
We maintain insurance against some, but not all, of the risks of loss resulting from claims and litigation. The levels of insurance we maintain may not be adequate to fully cover our losses or liabilities. If any significant accident, judgment, claim or other event is not fully insured or indemnified against, it could have a material adverse effect on our results of operations and financial position.
For more information about the Huida proceeding, refer to the section of this prospectus entitled “Legal Proceedings.”
Compliance with laws, government regulation and industry standards is costly, and our failure to comply could adversely affect our results of operations and financial position.
We are subject to a wide variety of federal, state, local and foreign laws and regulations pertaining to:
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securities matters;

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taxation;

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anti-bribery/anti-corruption;

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employment matters;

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minimum wage requirements;

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environment, health and safety matters;

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the protection of employees and consumers;

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product compliance;

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competition practices;

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trade, including duties and tariffs;

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data privacy and the collection and storage of information; and

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climate change and protection of the environment.

In addition to complying with current requirements and known future requirements, even more stringent requirements could be imposed on us in the future.
As we sell new types of products or existing products in new geographic areas or channels or for new applications, we are subject to the legal requirements applicable to those products or geographic areas. Additionally, some of our products must be certified by industry organizations. Compliance with new or changed laws, regulations and industry standards may require us to alter our product designs, our manufacturing processes, our packaging or our sourcing. These compliance activities are costly and require significant management attention and resources. If we do not effectively and timely comply with such regulations and industry standards, our results of operations and financial position could be materially and adversely affected.
Our failure to maintain acceptable quality standards could result in significant unexpected costs.
Any failure to maintain acceptable quality standards could require us to recall or redesign such products, or pay substantial damages in litigation, any of which would result in significant unexpected costs. We may also have difficulty controlling the quality of products or components sourced from manufacturers, so we are exposed to risks relating to the quality of such products and to limitations on our recourse against such suppliers. Further, any claim or product recall could result in adverse publicity against us, which could decrease our credibility, harm our reputation, adversely affect our sales, or increase our costs. Defects in our products could also result in decreased orders or sales to our customers, which could have a material adverse effect on our business, financial condition or results of operations.
Unauthorized disclosure of confidential information provided to us by customers, employees or third parties could harm our business.
We rely on the Internet and other electronic methods to transmit confidential information and store confidential information on our networks. Any disclosure of confidential information provided by, or concerning, our employees, customers or other third parties, including through inadvertent disclosure, unapproved dissemination, or unauthorized access, our reputation could be harmed and we could be subject to civil or criminal liability and regulatory actions could require us to comply with various breach notification laws and may expose us to litigation, remediation and investigation costs, increased costs for security measures, loss of revenue, damage to our reputation, and potential liability.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.
Our business could be affected by unexpected changes in U.S. and international regulatory standards and laws.
We market and sell our products in the United States, Canada and Europe. We also source and manufacture a majority of our products in Asia. As such, we and our manufacturing partners are subject to the normal risks of doing business abroad. Unexpected changes in government and industry regulatory standards, including labor, environmental and taxation laws, and export and import restrictions could materially and adversely affect our business, results of operations and financial position. Moreover, the failure of our manufacturing partners to comply with such regulations could affect our supply arrangements and materially and adversely affect our business, results of operations and financial position.
Risks Related to Our Ordinary Shares and this Offering
Foremost Group Ltd. holds a significant majority of the voting power of our ordinary shares, approximately      % following this offering, and will be able to exert significant control over us.
Foremost holds ordinary shares that represent approximately    % of all outstanding voting power (approximately     % following this offering) and, as such, may significantly influence the results of matters voted on by our shareholders and could effectively control many other major decisions regarding our operations, capital allocation priorities and corporate governance. In addition, we are reliant upon Foremost for manufacturing and other support. Moreover, as described in “Principal Shareholders” below, Mr. Liang Chou Chen holds approximately 49.75% of the voting control of Foremost. The interests of Foremost, particularly with respect to change-in-control transactions and election of directors, may conflict with those of the Company and/or its shareholders, and Foremost may not always act in the best interest of the Company. This significant concentration of stock ownership and reliance for support may adversely affect the trading price for our ordinary shares because investors may perceive disadvantages in owning stock in companies with controlling shareholders.
There has been no prior public market for our ordinary shares and an active trading market may never develop or be sustained.
Prior to this offering, there has been no public market for our ordinary shares. Although we have applied to list our ordinary shares on the Nasdaq Capital Market, or Nasdaq, an active trading market for our ordinary shares may never develop following completion of this offering or, if developed, may not be sustained. The lack of an active trading market may impair the value of your shares and your ability to sell your shares at the time you wish to sell them. An inactive trading market may also impair our ability to raise capital by selling our ordinary shares and enter into strategic partnerships or acquire other complementary products or businesses by using our ordinary shares as consideration. Furthermore, even if approved for listing there can be no guarantee that we will continue to satisfy the continued listing standards of Nasdaq. If we fail to satisfy the continued listing standards, we could be de-listed, which would have a material adverse effect on the price and volatility of our ordinary shares.
The price of our ordinary shares may be volatile and you may lose all or part of your investment.
The initial public offering price for our ordinary shares sold in this offering is determined by negotiation between the underwriters and us. This price may not reflect the market price of our ordinary shares following this offering. In addition, the market price of our ordinary shares is likely to be highly volatile and may fluctuate substantially due to many factors, including:
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our ability to maintain our strong brands and reputation and to develop innovative products;

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our ability to maintain our competitive position in our industries;

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risks associated with our reliance on information systems and technology;

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product liability claims or other litigation;

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quarterly variations in our results of operations or those of others in our industry;

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changes in governmental regulations;

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changes in earnings estimates or recommendations by securities analysts; and

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general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies, including as a result of disruptions and dislocations arising out of the COVID-19 pandemic. Broad market and industry factors may significantly affect the market price of our ordinary shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our ordinary shares shortly following this offering. If the market price of our ordinary shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.
In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would have a material adverse effect on our financial condition and operating results and divert management’s attention and resources from our business.
We do not intend to pay dividends on our ordinary shares, so any returns will be limited to increases, if any, in our stock’s value. Your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our ordinary shares.
We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Any return to shareholders will therefore be limited to the appreciation in the value of their stock, if any.
A significant portion of our outstanding ordinary shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.
Sales of a substantial number of our ordinary shares in the public market could occur at any time following the termination of any restrictions on resale imposed by contract or by the securities laws. These sales, or the perception in the market that these sales may occur, could result in a decrease in the market price of our ordinary shares. Immediately after this offering, we will have outstanding           ordinary shares, based on the number of ordinary shares outstanding as of           , 2021. This includes the shares

that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing shareholders who have entered into lock-up agreements. Of the remaining shares,           shares are currently restricted as a result of securities laws or 180-day lock-up agreements (which may be waived, with or without notice, by the underwriters) but will be able to be sold beginning 180 days after this offering, unless held by one of our affiliates, in which case the resale of those securities will be subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act. See “Shares Eligible for Future Sale.” If and when we register the resale of these shares, they can be freely sold in the public market, subject to volume limitations applicable to affiliates and the lockup agreements referred to above and described in the section of this prospectus entitled “Underwriting.”
If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.
Investors purchasing our ordinary shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per ordinary share. As a result, investors purchasing our ordinary shares in this offering will incur immediate dilution of $       per share, representing the difference between our assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and our pro forma as adjusted net tangible book value per share as of June 30, 2021. To the extent outstanding options to purchase our ordinary shares are exercised, new investors may incur further dilution. For more information on the dilution you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”
We will have broad discretion in the use of proceeds of this offering designated for working capital and general corporate purposes.
We intend to use the net proceeds from this offering for: potential mergers, acquisitions or other strategic capital allocation priorities and for working capital and general corporate purposes. Our management will have broad discretion over the use and investment of the net proceeds of this offering. Accordingly, investors in this offering have only limited information concerning our management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the last business day of any second fiscal quarter before that time, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors would find our securities less attractive in the event that we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the last business day of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the last business day of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.
Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
We have been advised by Travers Thorp Alberga, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.
Provisions in our memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our ordinary shares and could entrench management.
Our memorandum and articles of association contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions will include a staggered board of directors, the ability of the board of directors to designate the terms of, and issue, new series of preference shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
General Risk Factors
In connection with the audit of our financial statements, significant deficiencies or material weaknesses in our internal control over financial reporting may be identified.
The process of designing and implementing an effective accounting and financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain an accounting and financial reporting system that is adequate to satisfy our reporting obligations. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may determine to take additional actions to address control deficiencies or weaknesses or determine to modify certain of the remediation measures described above. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate any significant deficiencies or material weaknesses we identify or avoid potential future significant deficiencies or material weaknesses.
If we are unable to successfully remediate any future significant deficiencies in our internal control over financial reporting, or if we identify any material weaknesses, the accuracy and timing of our financial reporting may be materially and adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our share price may decline as a result. We also could become subject to investigations by Nasdaq, the SEC, or other regulatory authorities.
We expect to incur significant additional costs as a result of being a public company.
Upon completion of this offering, we expect to incur costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, as well as the rules of Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time-consuming. We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Accordingly, increases in costs incurred as a result of becoming a publicly traded company may have a material adverse effect on our business, financial condition and results of operations.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well those controls and procedures are conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
We are at risk of securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which may have a material adverse effect on our business, financial condition and results of operations.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
If a trading market for our ordinary shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our ordinary shares will have had relatively little experience with us or our business and products, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements concerning our business, operations and financial performance and conditions, as well as our plans, objectives and expectations for our business operations and financial performance and condition. All statements other than statements of historical or current fact contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. In addition, statements that “we believe” or similar statements reflect our beliefs and opinions on the relevant subject. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Risks and uncertainties that could cause our actual results to differ from those expressed in, or implied by, our forward-looking statements include, but are not limited to:
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the levels of residential R&R activity, and to a lesser extent, new home construction;

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our ability to maintain our strong brands and reputation and to develop innovative products;

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our ability to maintain our competitive position in our industries;

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our reliance on key suppliers and customers;

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the length and severity of the ongoing COVID-19 pandemic, including its impact on domestic and international economic activity, consumer confidence, our production capabilities, our employees and our supply chain;

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the cost and availability of materials and the imposition of tariffs;

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risks associated with our international operations and global strategies;

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our ability to achieve the anticipated benefits of our strategic initiatives;

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our ability to successfully execute our acquisition strategy and integrate businesses that we may acquire;

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risks associated with our reliance on information systems and technology, and our ability to achieve the anticipated benefits from our investments in new technology;

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our ability to attract, develop and retain talented and diverse personnel;

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our ability to obtain additional capital to finance our planned operations;

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regulatory developments in the United States and internationally;

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our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others; and

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other risks and uncertainties, including those listed under the caption “Risk Factors.”

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements may not be achieved or occur at all. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA
We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. The market and industry data used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $      million (or approximately $      million if the underwriters exercise in full their option to purchase up to         additional ordinary shares), based on an assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase (decrease) in the assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $      million, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of ordinary shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $      million, assuming that the assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents for potential mergers, acquisitions or other strategic capital allocation priorities and for working capital and general corporate purposes.
This expected use of the net proceeds from this offering represents our intentions based on our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Our management will have broad discretion over the use of the net proceeds from this offering, and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.
From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements that would make an acquisition or investment probable under Regulation S-X under the Securities Act.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, subject to various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors. Investors should not purchase our ordinary shares with the expectation of receiving cash dividends.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2021, as follows:
•
an actual basis;

•
a pro forma basis, giving effect to (i) the issuance and sale of                 ordinary shares in this offering at an assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with the sections titled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	As of June 30, 2021
	Actual	Pro Forma(1)
Cash and cash equivalents	$3,800,610	$
Total liabilities	$50,495,948	$
Ordinary shares, $.001 par value; 50,000,000 shares authorized; shares issued and outstanding, actual and as adjusted
Parent’s net investment	(104,269)
Total parent’s net (deficit) investment	$(104,269)	$
Total capitalization	$50,391,679	$

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of  $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of our pro forma cash and cash equivalents, additional paid-in capital and total net investment deficit by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million ordinary shares offered by us would increase (decrease) the pro forma as adjusted cash and cash equivalents, additional paid-in capital and shareholders’ deficit by $      million, assuming the assumed initial public offering price of  $      per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion and tables are based on           ordinary shares outstanding as of      , 2021, which gives effect to the pro forma transactions described above, and excludes:
•
       ordinary shares issuable upon the exercise of stock options as of           , 2021, at a weighted-average exercise price of  $      per share;

•
       ordinary shares issuable upon the exercise of warrants as of           , 2021;

•
       ordinary shares that remain available for issuance as of           , 2021 under our 2021 Equity Plan; and

•
      ordinary shares issuable upon exercise of the representative’s warrant issued in connection with this offering.

DILUTION
If you invest in our ordinary shares in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma as adjusted net tangible book value per ordinary share after this offering.
Our historical net tangible book deficit as of June 30, 2021 was $1.2 million, or $      per ordinary share based on           ordinary shares outstanding as of such date. Our historical net tangible book deficit represents our total tangible assets less total liabilities divided by the number of our ordinary shares outstanding as of June 30, 2021.
Our pro forma net tangible book value as of June 30, 2021 was $      million, or $      per ordinary share. Pro forma net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities and is based on an assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Pro forma net tangible book value (deficit) per share is our pro forma net tangible book value (deficit) divided by the number of our ordinary shares deemed to be outstanding as of June 30, 2021.
After giving effect to the issuance and sale of                 ordinary shares in this offering at an assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value (deficit) as of June 30, 2021 would have been $      million, or $      per share. This represents an immediate increase (decrease) in pro forma as adjusted net tangible book value (deficit) of  $      per share to our existing shareholders and an immediate dilution of  $      per share to new investors purchasing our ordinary shares in this offering. We determine dilution per share to new investors by subtracting our pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors in this offering.
The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share		$
Historical net tangible book value per share as of June 30, 2021	$
Decrease in historical net tangible book deficit per share attributable to pro forma transactions and other adjustments described above
Pro forma net tangible book value (deficit) per share as of June 30, 2021
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors participating in this offering		$
Each $1.00 increase (decrease) in the assumed initial public offering price of  $      (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value (deficit) per share after this offering by $      per share and the dilution per share to new investors participating in this offering by $      per share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after this offering by $      per share and increase (decrease) the dilution per share to new investors participating in this offering by $      per share, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise in full their option to purchase additional ordinary shares, the pro forma as adjusted net tangible book value (deficit) per share after giving effect to this offering would be $      per share, representing an immediate increase to existing shareholders of  $      per share and immediate

dilution to new investors participating in this offering of  $      per share assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table shows, as of June 30, 2021, on a pro forma as adjusted basis as described above, the number of ordinary shares purchased from us, the total consideration paid to us and the average price per share paid, or to be paid, by existing shareholders and by new investors purchasing ordinary shares in this offering at the assumed initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders before this offering		%	$	%	$
New investors participating in this offering
Total		100%		100%
Each $1.00 increase (decrease) in the assumed initial public offering price of  $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus), would increase (decrease) the total consideration paid by new investors participating in this offering and total consideration paid by all shareholders by $      million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The above table assumes no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, our existing shareholders before this offering would own    % and our new investors participating in this offering would own    % of the total number of ordinary shares outstanding immediately prior to the completion of this offering. Additionally, the consideration paid to us by existing shareholders before this offering would be $      million, or approximately    % of the total consideration, and the consideration paid to us by new investors participating in this offering would be $      million, or approximately    % of the total consideration.
The foregoing discussion and tables are based on (other than the historical net tangible book value calculation) are based on           ordinary shares outstanding as of           , 2021, which gives effect to the pro forma transactions described above, and excludes:
•
       ordinary shares issuable upon the exercise of stock options as of           , 2021, at a weighted-average exercise price of  $      per share;

•
      ordinary shares issuable upon the exercise of warrants as of           , 2021;

•
      ordinary shares that remain available for issuance as of           , 2021 under our Equity Plan; and

•
      ordinary shares issuable upon exercise of the representative’s warrant issued in connection with this offering.

To the extent that stock options or warrants are exercised, new stock options are issued under our stock incentive plans, or we issue additional ordinary shares in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED FINANCIAL DATA
You should read the following selected financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The selected financial data included in this section is not intended to replace the financial statements and are qualified in their entirety by the financial statements and the related notes included elsewhere in this prospectus.
We derived the selected statement of operations data for the six months ended June 30, 2021 and 2020 and the selected balance sheet data as of June 30, 2021 from our unaudited financial statements and accompanying notes appearing elsewhere in this prospectus. We derived the selected statement of operations data for the years ended December 31, 2020 and 2019 and the selected balance sheet data as of December 31, 2020 and 2019 from our audited financial statements and accompanying notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2021	2020	2020	2019
	USD	USD	USD	USD
REVENUES	$78,866,047	$63,427,817	$134,827,701	$126,282,212
COST OF REVENUES	62,360,079	49,838,212	106,423,061	100,843,143
GROSS PROFIT	16,505,968	13,589,605	28,404,640	25,439,069
OPERATING EXPENSES
Selling and distribution	8,029,209	7,745,438	15,487,306	14,917,601
General and administrative	2,982,939	2,815,852	5,820,967	7,355,632
Research and development	289,124	385,534	814,254	703,779
Total operating expenses	11,301,272	10,946,824	22,122,527	22,977,012
INCOME FROM OPERATIONS	5,204,696	2,642,781	6,282,113	2,462,057
OTHER INCOME (EXPENSES)
Interest income	10,778	2	32,244	11,665
Interest expense	(167,295)	(149,824)	(418,867)	(448,412)
Other income (expenses), net	1,504,947	(31,730)	(390,298)	(50,212)
Total other income (expenses), net	1,348,430	(181,552)	(776,921)	(486,959)
INCOME BEFORE INCOME TAXES	6,553,126	2,461,229	5,505,192	1,975,098
PROVISION FOR (BENEFIT OF) INCOME TAXES
Current	833,530	309,956	1,074,928	587,290
Deferred	250,281	58,403	(300,484)	(183,286)
Total provision for income taxes	1,083,811	368,359	774,444	404,004
NET INCOME	5,469,315	2,092,870	4,730,748	1,571,094
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	325,23	(239,804)	298,106	279,106
COMPREHENSIVE INCOME	5,794,551	1,853,066	5,028,854	1,850,200
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	—	—	—	—
EARNINGS PER SHARE
Basic and diluted	—	—	$—	$—

	As of June 30, 2021	As of December 31, 2020
Balance Sheet Data:
Cash and cash equivalents	$3,800,610	$4,018,558
Working capital (deficit)(1)	(6,658,982)	(1,691,240)
Total assets	50,391,679	45,147,461
Total liabilities	50,495,948	43,615,765
Total parent’s net investment	(104,269)	1,531,696

(1)
Working capital is calculated as current assets minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.
Overview
FGI is a leading global supplier of kitchen and bath products. Over the course of 30 years, we have built an industry-wide reputation for product innovation, quality, and excellent customer service. We are currently focused on the following product categories: sanitaryware (primarily toilets, sinks, pedestals and toilet seats), bath furniture (vanities, mirrors and cabinets), shower systems, customer kitchen cabinetry and other accessory items. These products are sold primarily for R&R activity and, to a lesser extent, new home or commercial construction. We sell our products through numerous partners, including mass retail centers, wholesale and commercial distributors, online retailers and specialty stores.
We believe our business has durable competitive advantages, including a diversified mix of sales channels, decades-long relationships with our customer and supplier partners, a tradition of strong innovation, design quality and customer service, along with commercial and regulatory barriers to entry. Through our Brands, Products and Channels (“BPC”) organic growth strategy, we are focused on outperforming our markets in sales growth and profitability while deploying capital to maximize shareholder value. As our key housing markets continue to grow, we expect that strategic investment in product innovation, increased consolidation opportunities, and a disciplined focus on capital allocation will help us to continue to achieve sustainable long-term shareholder value creation.
We were incorporated in the Cayman Islands on May 26, 2021 in connection with a reorganization (the “Reorganization”) of our parent company, Foremost Groups Ltd.(“Foremost”), and its affiliates, pursuant to which, among other actions, Foremost contributed all of its equity interests in FGI Industries, Inc., FGI Europe Investment Limited, an entity formed in the British Virgin Islands (“FGI Europe”), and FGI International Limited, an entity formed under the laws of Hong Kong (“FGI International”), each a wholly-owned subsidiary of Foremost, to the newly formed FGI Industries Ltd. Foremost was established in 1987 and has become a global leader in kitchen and bath design, indoor and outdoor furniture, food service equipment, and manufacturing. This discussion and any financial information and results of operations discussed herein refers to the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the kitchen and bath business of Foremost Groups, Ltd. before the completion of Reorganization and are presented as if the Company had been in existence and the Reorganization had been in effect during the years ended December 31, 2020 and 2019.
Results of Operations
For the Six Months Ended June 30, 2021, and 2020
The following table summarizes the results of our operations for the three months ended June 30, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase (decrease) during such periods.

	For the Six-month period Ended June 30,		Change
	2021	2020	Amount	Percentage
	USD	USD	USD	%
Revenues	$78,866,047	$63,427,817	$15,438,230	24.3
Cost of revenues	62,360,079	49,838,212	12,521,867	25.1
Gross profit	16,505,968	13,589,605	2,916,363	21.5
Selling and distribution expenses	8,029,209	7,745,438	283,771	3.7
General and administrative expenses	2,982,939	2,815,852	167,087	5.9
Research and development expenses	289,124	385,534	(96,410)	(25.0)
Total other income (expenses), net	1,348,430	(181,552)	1,529,982	842.7
Provision for income taxes	1,083,811	368,359	715,452	194.2
Net income	$5,469,315	$2,092,870	$3,376,445	161.3
Revenues
Our revenues increased by $15.4 million, or 24.3%, to $78.9 million for the six months ended June 30, 2021, from $63.4 million for the six months ended June 30, 2020. The growth in our revenues was primarily attributable to the increase in sales of bath furniture. Revenue categories by product are summarized as follows:
	For the Six-month period Ended June 30,				Change
	2021	Percentage	2020	Percentage	Percentage
	USD	%	USD	%	%
Sanitaryware	$43,535,821	55.2	41,432,365	65.3	5.1
Bath Furniture	27,439,887	34.8	17,924,406	28.3	53.1
Other	7,890,339	10.0	4,071,046	6.4	93.8
Total	$78,866,047	100.0	$63,427,817	100.0	24.3
We derive the majority of our revenues from sales of sanitaryware, which accounted for 55.2% and 65.3% of our total revenues for the six months ended June 30, 2021, and 2020, respectively. Revenues generated from the sales of sanitaryware increased by 5.1% to $43.5 million for the six months ended June 30, 2021, from $41.4 million for the six months ended June 30, 2020. In the first half of fiscal year 2020, shipments of our sanitaryware products were delayed due to the temporary closure of our suppliers in China due to the COVID-19 pandemic. Upon reopening at the end of the second quarter of 2020, shipments from these suppliers resumed in order to meet customer demand in the second half of the year. Sanitaryware has continued to perform well in fiscal year 2021 to date.
Our revenues from bath furniture sales increased significantly by 53.1% to $27.4 million for the six months ended June 30, 2021, from $17.9 million for the six months ended June 30, 2020. Bath furniture sales accounted for 34.8% and 28.3% of our total revenue for the six months ended June 30, 2021, and 2020, respectively. The increased sales of this product line were primarily driven by the entry into new programs with our major customers and expanding new SKUs with higher selling prices. The R&R market has significantly improved, which has caused our customers to place more orders and to explore the different programs that we are offering for them to attract more business.
We also generate revenues from sales of other products (shower systems and custom kitchen cabinetry), which, in the aggregate, accounted for less than 10% of our total revenues for both the six-month periods ended June 30, 2021, and 2020. The increase in other product sales was primarily attributable to shower systems sales, which benefited from new business programs with our existing customers. Although we will continue to focus on sales of sanitaryware and bath furniture products, revenues from other products are expected to continue to grow, despite representing a smaller portion of our total revenues.
We derive our revenues from the United States, Canada and Europe. Revenue categories by geographic location are summarized as follows:

	For the Six-Month Periods Ended June 30,				Change
	2021	Percentage	2020	Percentage	Percentage
	USD	%	USD	%	%
United States	$51,297,861	65.0	$40,316,389	63.6	27.2
Canada	18,518,691	23.5	15,880,144	25.0	16.6
Europe	9,049,495	11.5	7,231,284	11.4	25.1
Total	$78,866,047	100.0	$63,427,817	100.0	24.3
We generated the majority of our revenues in the United States market, which amounted to $51.3 million for the six months ended June 30, 2021 and $40.3 million for the six-month period ended June 30, 2020, representing an 27.2% increase. These revenues accounted for 65.0% and 63.6% of our total revenues for the six months ended June 30, 2021, and 2020, respectively. The increase in the US market was primarily driven by the entry into new programs for bath furniture products with our major customers, as well as the significant improvement in demand in the R&R market.
Our second largest market is Canada. Our revenues generated in the Canadian market were $18.5 million and $15.9 million for the six-month periods ended June 30, 2021, and 2020, respectively, representing a 16.6% increase. The increase was primarily driven by the addition of new SKUs to our major customers with higher selling prices as well as improved shipments of mixed products as business gradually recovered from the first half of fiscal year 2020.
We also derive a small portion of our revenue from Europe, which consists primarily of sales in Germany. This amounted to $9.1 million and $7.2 million for the six months ended June 30, 2021, and 2020, respectively, representing a 25.1% increase. The increase in sales represented the recovery from the impact of the COVID-19 pandemic. As we continue to recover from the impact of COVID-19, we expect our long-term sales trajectory to grow in line with our BPC strategy in Europe, particularly as we develop new geographic and customer sales channels.
Gross Profit
Our gross profit increased by $2.9 million, or 21.5%, to $16.5 million for the six months ended June 30, 2021, from $13.6 million for the six months ended June 30, 2020. The increase in gross profit was primarily driven by the entry into several new programs to promote the sales of new products with higher profit margin while offsetting cost increase pressure from the mix of products sold.
As we continue to monitor the profitability of each product line and adjust our strategy on an ongoing basis, we expect that our gross profit will continue to increase. Gross profit as a percentage of net sales remained stable across all of our product lines at 20.9% for the six-month period ended June 30, 2021, as compared to 21.4% for the six-month period ended June 30, 2020.
In the first half of 2021 we saw a significant increase in our cost of goods sold due to the impact of both higher raw materials costs and freight charges. This has impacted our gross margin percentages, but we expect to manage this impact going forward through a combination of pricing actions and product mix changes.
Operating Expenses
Selling and distribution expenses primarily consisted of personnel costs, marketing and promotion costs, and freight and leasing charges. Our selling and distribution expenses increased by $0.3 million, or 3.7%, to $8.0 million for the six months ended June 30, 2021, from $7.7 million for the six months ended June 30, 2020. The increase in selling and distribution expenses was primarily resulting from growth in our sales and extra COVID-19 related expenses for medical insurance which was incurred during the first half of fiscal year 2021.
General and administrative expenses primarily consisted of personnel costs, professional service fees, depreciation, travel, and office supply expenses. Our general and administrative expenses increased by $0.2 million, or 5.9%, to $3.0 million for the six-month period ended June 30, 2021, as compared to the same period in 2020. The increase was primarily related to increased legal and audit service fees as a result of the Reorganization and preparation for this offering.
Research and development expenses mainly consisted of personnel costs and product development costs. Our research and development activities remained stable and are not material to our condensed consolidated statements of income.
Other Income (Expense)
Other income (expenses) increased by $1.5 million, or 842.7%, to $1.3 million for the six-month period ended June 30, 2021, from negative $0.2 million for the six-month period ended June 30, 2020. Such increase was a result of the forgiveness of the PPP loan as described under “— Liquidity and Capital Resources” below.
Provision for Income Taxes
We recorded income tax expense of $1.1 million for the six-month period ended June 30, 2021, and $0.4 million for the six-month period ended June 30, 2020. The increase resulted from the increase in our reported income before taxes of $4.1 million, or 166.3%.
Net Income
Our net income increased by $3.4 million, or 161.3%, to $5.5 million for the six-month period ended June 30, 2021, from $2.1 million for the six-month period ended June 30, 2020. This increase was a result of the combination of the changes discussed above.
For the Years Ended December 31, 2020 and 2019
The following table summarizes the results of our operations for the years ended December 31, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase (decrease) during such periods.
	For the Year Ended December 31,		Change
	2020	2019	Amount	Percentage
	USD	USD	USD	%
Revenues	$134,827,701	$126,282,212	$8,545,489	6.8
Cost of revenues	106,423,061	100,843,143	5,579,918	5.5
Gross profit	28,404,640	25,439,069	2,965,571	11.7
Selling and distribution expenses	15,487,306	14,917,601	569,705	3.8
General and administrative expenses	5,820,967	7,355,632	(1,534,665)	(20.9)
Research and development expenses	814,254	703,779	110,475	15.7
Other expenses, net	776,921	486,959	289,962	59.5
Provision for income taxes	774,444	404,004	370,440	91.7
Net income	$4,730,748	$1,571,094	$3,159,654	201.1
Revenues
Our revenues increased by $8.5 million, or 6.8%, to $134.8 million for the year ended December 31, 2020 from $126.3 million for the year ended December 31, 2019 . The growth in our revenues was primarily attributable to the increase in sales of bath furniture and shower systems, which was partially offset by the decline in sales of sanitaryware. Revenue categories by product are summarized as follows:

	For the Year Ended December 31,				Change
	2020	Percentage	2019	Percentage	Percentage
	USD	%	USD	%	%
Sanitaryware	$88,392,378	65.6	$90,928,256	72.0	(2.8)
Bath Furniture	38,214,235	28.3	28,558,130	22.6	33.8
Other	8,221,088	6.1	6,795,826	5.4	21.0
Total	$134,827,701	100.0	$126,282,212	100.0	6.8
We derive the majority of our revenues from sales of sanitaryware, which accounted for 65.6% and 72.0% of our total revenues for the years ended December 31, 2020 and 2019, respectively. Revenues generated from the sales of sanitaryware slightly decreased by 2.8% to $88.4 million for the year ended December 31, 2020 from $90.9 million for the year ended December 31, 2019. The decrease was primarily attributable to the decline in sales to our customers in the construction and R&R end markets that were negatively impacted by certain government-imposed shutdowns and regulations in response to the COVID-19 pandemic, particularly during the first and second quarters of 2020. In the second half of 2020, the combination of low interest rates and expansion of at-home activities as a result of the COVID-19 pandemic led to a steady rise in construction and home improvement. Going forward, we expect the revenue generated from sanitaryware products to continue growing in line with our “BPC” strategy as we recover from the temporary impact of COVID-19.
Our revenues from bath furniture sales increased by 33.8% to $38.2 million for the year ended December 31, 2020 from $28.6 million for the year ended December 31, 2019. Bath furniture sales accounted for 28.3% and 22.6% of our total revenue for the years ended December 31, 2020 and 2019, respectively. The significant increase in sales was aided by the impact of greater R&R spending in our end markets as well as a recovery from weaker sales in 2019 compared to 2018 due to an adverse antidumping case and ruling. In March 2019, the U.S. Department of Commerce initiated an antidumping and countervailing duty case against wooden cabinets and vanities imported from China. This case impacted our former parent organization, Foremost, which had subsidiaries based in China supplying a significant portion of FGI’s bath products. In response to the case, Foremost shifted the vast majority of its bath furniture supply base out of China and simultaneously hired the law firm of Arnold & Porter Kaye Scholer to defend its interests. The U.S. Department of Commerce issued to Foremost significant countervailing duty and antidumping penalties in August and October of 2019, respectively. By the end of 2019, Foremost had replaced the vast majority of its bath furniture suppliers from China with suppliers in other countries in Southeast Asia. During this transition period caused by the antidumping cases, there was a significant decrease in our sales volume and our bath furniture sales in 2019 were negatively impacted compared with 2018. Our bath furniture sales began to recover in early 2020 as our supply base transition was completed, and we expect that our bath furniture sales will continue to increase going forward in line with our “BPC” strategy.
We also generate revenues from sales of other products (shower systems and custom kitchen cabinetry), which, in the aggregate, accounted for less than 10% of our total revenues in 2020. During the year ended December 31, 2020, we increased the sales of our shower systems due to strong product introductions, such as our Marina, Cove and Lagoon shower doors, resulting in the increase in the product category. Although we will continue to focus on sales of sanitaryware and bath furniture products, revenues from other products are expected to continue to grow; however, they continue to represent a smaller portion of our total revenues.
We derive our revenues from the United States, Canada and Europe. Revenue categories by geographic location are summarized as follows:
	For the Year Ended December 31,				Change
	2020	Percentage	2019	Percentage	Percentage
	USD	%	USD	%	%
United States	$83,700,229	62.1	$76,829,764	60.8	8.9
Canada	35,008,869	26.0	32,105,878	25.4	9.0
Europe	16,118,603	11.9	17,346,570	13.8	(7.1)
Total	$134,827,701	100.0	$126,282,212	100.0	6.8

We generated the majority of our revenues in the United States market, which amounted to $83.7 million for the year ended December 31, 2020 and $76.8 million for the year ended December 31, 2019, representing an 8.9% increase. These revenues accounted for 62.1% and 60.8% of our total revenues for the years ended December 31, 2020 and 2019, respectively. The increase in 2020 versus 2019 was generally a result of our recovery from the impact of the 2019 antidumping case described above.
Our second largest market is Canada. Our revenues generated in the Canadian market were $35.0 million and $32.1 million for the years ended December 31, 2020 and 2019, respectively, representing a 9.0% increase. Sales increased in 2020 primarily due to the impact of new product introductions which increased the volume of sanitaryware and bath furniture purchases by our larger customers.
We also derive a small portion of our revenue from Europe, which consists primarily of sales in Germany. This amounted to $16.1 million and $17.3 million for the years ended December 31, 2020 and 2019, respectively, representing a 7.1% decrease. The decrease in sales was due to the impact of the COVID-19 pandemic as Germany and several European countries instituted stringent lockdowns, impacting our retail customers. As we continue to recover from the impact of COVID-19, we expect our long-term sales trajectory to grow in line with our “BPC” strategy in Europe, particularly as we develop new geographic and customer sales channels.
Gross Profit
Our gross profit increased by $3.0 million, or 11.7%, to $28.4 million for the year ended December 31, 2020 from $25.4 million for the year ended December 31, 2019. In 2020, we saw an increase in orders for higher-margin shower systems and bath furniture, and limited our efforts in promoting lower-margin products such as our toilet seats.
As we continue to monitor the profitability of each product line and adjust our strategy accordingly, we expect that our gross profits will continue to increase. Gross profit as a percentage of our sales remained stable across all of our product lines at 21.1% for the year ended December 31, 2020 as compared to 20.1% for the year ended December 31, 2019.
We did not see a material increase in the cost of goods sold in 2020 versus 2019.
Operating Expenses
Selling and distribution expenses primarily consisted of personnel costs, marketing and promotion costs, freight and leasing charges. Our selling and distribution expenses increased by $0.6 million, or 3.8%, to $15.5 million for the year ended December 31, 2020 from $14.9 million for the year ended December 31, 2019. This variance was generally in line with the trend in our revenues. An increase in marketing expenses was partially offset by decreases in freight charges and expenses incurred by our warehouses. The decrease in freight charges was a result of the strategic elimination of certain unprofitable product lines for which we are responsible for shipping and handling costs. In general, we expect our selling and distribution expenses to increase at a slower rate in relation to our sales growth as we benefit from further sales and operational synergies.
General and administrative expenses primarily consisted of personnel costs, professional service fees, depreciation, travelling and office supply expenses. Our general and administrative expenses decreased by $1.6 million, or 20.9%, to $5.8 million for the year ended December 31, 2020 from $7.4 million for the year ended December 31, 2019. The decrease resulted from the additional legal fees in the amount of $1.6 million incurred in connection with the aforementioned antidumping case in 2019.
Research and development expenses mainly consisted of personnel costs and product development costs. In 2020, we incurred additional sampling and testing costs in connection with new vanity programs with some of our customers, as well as certification fees for our sanitaryware products. As a result, our research and development costs increased by $0.1 million, or 15.7%, to $0.8 million for the year ended December 31, 2020 from $0.7 million for the year ended December 31, 2019.

Other Expenses, Net
Other expenses, net increased by $0.3 million, or 59.5%, to $0.8 million for the year ended December 31, 2020 from $0.5 million for the year ended December 31, 2019. Such increase was a result of the variance of foreign exchange loss from our Canada business.
Provision for Income Taxes
We recorded income tax expense of $0.8 million for the year ended December 31, 2020 and $0.4 million for the year ended December 31, 2019. The increase resulted from the increase in our reported income before taxes of $3.5 million, or 178.7%.
Net Income
Our net income increased by $3.1 million, or 201.1%, to $4.7 million for the year ended December 31, 2020 from $1.6 million for the year ended December 31, 2019. Such change was a result of the combination of the changes discussed above.
Liquidity and Capital Resources
Our principal sources of liquidity are cash generated from operating activities and cash borrowed under credit facilities, which we believe provides sufficient liquidity to support the Company’s financing needs. As of June 30, 2021, and December 31, 2020, we had cash and cash equivalents of $3.8 million and $4.0 million, respectively, and working capital deficiency of $6.6 million and $1.7 million, respectively. For the six months ended June 30, 2021, and 2020, we generated cash flows from operating activities in the amount of $2.3 million and $(0.6) million, respectively.
We believe the Company’s revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations well into the foreseeable future. However, we may need additional cash resources in the future if we experience changes in business conditions or other developments and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities.
As of June 30, 2021, FGI’s total debt is comprised of outstanding indebtedness under our credit facility with East West Bank.
East West Bank Credit Facility
Our wholly owned subsidiary, FGI Industries (formerly named Foremost Groups, Inc.), has a line of credit agreement (the “Credit Agreement”) with East West Bank, which is collateralized by all of the assets of FGI Industries and personally guaranteed by Liang Chou Chen, the indirect majority owner of Foremost. For the year ended December 31, 2018, and through September 30, 2019, the Credit Agreement allowed for borrowings up to $25,000,000, which previously included a discretionary loan in the amount of $3,000,000 that could only be drawn upon under certain circumstances as described in the Credit Agreement. The discretionary line expired on September 30, 2019. The non-discretionary line of credit was renewed through September 23, 2020, and maximum borrowings were decreased to $22,000,000. On August 13, 2020, the line of credit was renewed with an extended maturity date of September 23, 2022, and maximum borrowings were further decreased to $18,000,000.
Pursuant to the Credit Agreement, FGI Industries is required to maintain (a) a debt coverage ratio (defined as earnings before interest, taxes depreciation and amortization (“EBITDA”) divided by current portion of long-term debt plus interest expense) of not less than 1.25 to 1, tested at the end of each fiscal quarter; (b) an effective tangible net worth (defined as total book net worth plus minority interest, less amounts due from officers, stockholders and affiliates, minus intangible assets and accumulated amortization, plus debt subordinated to East West Bank) of not less than $9,500,000 for the quarters ended September 30, 2020 and December 31, 2020, and not less than $10,000,000 for the quarter ended March 31, 2021 and thereafter; and (c) a total debt to tangible net worth ratio (defined as total liabilities divided by tangible net worth defined as total book net worth plus minority interest, less loan to officers, stockholders, and affiliates minus intangible assets and accumulated amortization) not to exceed 4.0 to 1, tested at the end of each fiscal quarter.
Through August 26, 2020, the loan bore interest at a rate per annum equal to 0.1 percentage points below the Prime Rate as quoted by the Wall Street Journal (“Prime Rate”). Effective August 26, 2020, the annual interest rate was amended to 0.25 percentage points above the Prime Rate. Under no circumstances will the interest rate on this loan be less than 3.250% per annum or more than the maximum rate allowed by applicable law. The interest rate as of June 30, 2021 and December 31, 2020 was 3.50%.
Each sum of borrowings under the Credit Agreement is deemed due on demand and is classified as a short-term loan. The outstanding balance of such loan was $15,751,671 and $9,393,481 as of June 30, 2021 and December 31, 2020, respectively.
PPP loan
On April 9, 2020, FGI Industries entered into a loan agreement in connection with the Paycheck Protection Program (“PPP”) and received proceeds of approximately $1.68 million (the “PPP loan”) under the CARES Act. Interest on the loan accrued at a fixed interest rate of 1.0%. Under Section 1106 of the CARES Act, borrowers are eligible for forgiveness of principal and accrued interest on the loans to the extent that the proceeds are used to cover eligible payroll costs, mortgage interest costs, rent and utility costs, otherwise described as qualified expenses. During the year ended December 31, 2020, FGI Industries used all of the PPP loan proceeds to pay for qualified expenses. 100% of the PPP loan proceeds were used for payroll related expenses. Under the current provisions of the CARES Act, any recipient of a PPP loan may be subject to an audit by the SBA to confirm it qualifies for the loan and that the proceeds were used for qualified expenses as prescribed by the PPP rules. FGI Industries submitted its application and supporting documentation for forgiveness on December 22, 2020. As of December 31, 2020, the balance of the PPP loan was included in the short-term loan on the consolidated balance sheet. On February 8, 2021, FGI Industries received approval of forgiveness of the PPP loan from the SBA. Upon such approval, the entire balance including principal and interest was forgiven and recorded as other income on the Company’s unaudited condensed consolidated statements of income and comprehensive income.
Cash Flows
The following table summarizes the key components of our cash flows for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019.
	For the Six-Month period Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019
	USD	USD	USD	USD
Net cash (used in) provided by operating activities	$629,772	$(591,716)	$5,799,759	$1,293,235
Net cash used in investing activities	(1,751)	(43,937)	(76,532)	(233,861)
Net cash (used in) provided by financing activities	(1,072,328)	1,668,189	(4,250,298)	(1,978,043)
Effect of exchange rate change on cash	226,359	(207,557)	128,750	229,662
Net change in cash	(217,948)	824,979	1,601,679	(689,007)
Cash at beginning of the year	4,018,558	2,416,879	2,416,879	3,105,886
Cash at end of the year	$3,800,610	$3,241,858	$4,018,558	$2,416,879
Operating Activities
Net cash provided by operating activities was approximately $0.6 million for the six-month period ended June 30, 2021 and was primarily attributable to net income generated for the period of approximately $5.5 million, plus various non-cash items of approximately $2.1 million, an increase in accounts receivable of approximately $1.9 million, an increase in inventory of approximately $4.4 million and an increase in other noncurrent assets of approximately $3.8 million, which was partially offset by an increase in accounts payable of approximately $0.4 million, an increased in accounts payable-related parties of approximately $0.8 million, and an increase in accrued expenses and other current liabilities of approximately $1.6 million.
Net cash used in operating activities was approximately $0.6 million for the six-month period ended June 30, 2020 and was primarily attributable to a decrease in accounts payable of approximately $2.5 million, a decrease in accounts payable-related parties of approximately $3.0 million, and a decrease in accounts receivable of approximately $0.9 million, which was partially offset by net income generated for the period of approximately $2.1 million, various non-cash items of approximately $1.1 million, and a decrease in inventories of approximately $2.4 million.
Net cash provided by operating activities was approximately $5.8 million for the year ended December 31, 2020 and was primarily attributable to net income for the year of approximately $4.7 million, plus various non-cash items of approximately $1.3 million, an increase in accounts payable of approximately $3.5 million, a decrease in inventories of approximately $1.0 million, an increase in operating lease liabilities of approximately $0.6 million, an increase in accrued expenses and other current liabilities of approximately $0.4 million, which was partially offset by an increase in prepayments and other receivables — related parties of approximately $3.2 million, an increase in accounts receivable of approximately $2.0 million, a decrease in accounts payable — related parties of approximately $0.7 million and an increase in right-of-use assets of approximately $0.5 million.
Net cash provided by operating activities was approximately $1.3 million for the year ended December 31, 2019 and was primarily attributable to net income for the year of approximately $1.6 million, plus various non-cash items of approximately $0.1 million, an increase in operating lease liabilities of approximately $8.8 million, a decrease in accounts receivable of approximately $2.1 million, a decrease in inventories of approximately $0.4 million, an increase in accrued expenses and other current liabilities of approximately $0.1 million and an increase in income taxes payable of approximately $0.5 million, which was partially offset by an increase in right-of-use assets of approximately $8.8 million, a decrease in accounts payable — related parties of approximately $3.1 million and an increase in prepayment and other assets of approximately $0.2 million.
Investing Activities
Net cash used in investing activities was approximately $2,000 and $44,000 for the six-month periods ended June 30, 2021, and 2020, respectively, which was attributable to the purchase of property and equipment.
Net cash used in investing activities was approximately $0.1 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively, which was primarily attributable to the purchase of property and equipment.
Financing Activities
Net cash used in financing activities was approximately $1.1 million for the six-month period ended June 30, 2021, which represents the net proceeds from bank loans of approximately $6.3 million and net decrease in parent company investment of $7.4 million.
Net cash provided by financing activities was approximately $1.7 million for the six-month period ended June 30, 2020, which represents the net proceeds from bank loans of $4.7 million and net decrease in parent company investment of $3.1 million.
Net cash used in financing activities was approximately $4.2 million for the year ended December 31, 2020, which represents the net proceeds from bank loans of $2.9 million and net decrease in parent company investment of $7.1 million.
Net cash used in financing activities was approximately $2.0 million for the year ended December 31, 2019, which represents the net proceeds from bank loans of $0.1 million and net decrease in parent company investment of $2.0 million.

Commitments and Contingencies
Capital Expenditures
Our capital expenditures were incurred primarily in connection with the acquisition of property and equipment. Our capital expenditures amounted to $5,000 and $59,000 for the six months ended June 30, 2021, and 2020, respectively and $0.1 and $0.2 million for the years ended December 31, 2020 and 2019, respectively. We do not expect to incur significant capital expenditures in the immediate future.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.
Critical Accounting Policies
Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to consolidated financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this registration statement, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.
Basis of presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Principles of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.
Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.
Use of estimates and assumptions
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.
Foreign currency translation and transaction
The functional currencies of the Company and its subsidiaries are the local currency of the country in which the subsidiaries operate, except for FGI International which is incorporated in Hong Kong while adopting the United States Dollar (“U.S. Dollar” or “USD”) as its functional currency. The reporting currency of the Company is the U.S. dollar. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. The results of operations and the cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income in the consolidated statements of changes in parent’s net investment. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated statement of income and comprehensive income.
For the purpose of presenting the financial statements of subsidiaries using the Renminbi (“RMB”) as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 6.4668, 6.5037 and 6.9739 as of June 30, 2021, December 31, 2020 and 2019, respectively; parent’s net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 6.4720, 7.0508, 6.9416 and 6.8995 for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively.
For the purpose of presenting the financial statements of the subsidiary using the Canadian Dollar (“CAD”) as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 1.2296, 1.2741 and 1.3066 as of June 30, 2021, December 31, 2020 and 2019, respectively; parent’s net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 1.2593, 1.3589, 1.3437 and 1.3254 for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively.
For the purpose of presenting the financial statements of the subsidiary using the Euro (“EUR”) as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 0.8399, 0.8153 and 0.8929 as of June 30, 2021, December 31, 2020 and 2019, respectively; parent’s net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 0.8261, 0.9064, 0.8803 and 0.8924 for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively.
Cash
Cash consists of cash on hand, demand deposits and time deposits placed with banks or other financial institutions and have original maturities of less than three months.
Accounts receivable
Bills and trade receivables include trade accounts due from customers. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average cost method, based on individual products. The methods of determining inventory costs are used consistently from year to year. A provision for slow-moving items is calculated based on historical experience. Management reviews the provision annually to assess whether, based on economic conditions, it is adequate.
Prepayments
Prepayments are cash deposits or advances to suppliers for purchasing goods or services that have not yet been received or provided and deposits made to the Company’s insurance and other service providers. This amount is refundable and bears no interest. Prepayment and deposit are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.
Property and equipment
Property and equipment are stated at cost, net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows:
Useful Life
Leasehold Improvements	Lesser of lease term or expected useful life
Machinery and equipment	3 – 5 years
Furniture and fixtures	3 – 5 years
Vehicles	5 years
Molds	3 – 5 years
Intangible assets
The Company’s intangible assets with definite useful lives primarily consist of software acquired for internal use. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives of ten years.
Impairment for long-lived assets
Long-lived assets, including property and equipment and intangible assets with definite useful lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of June 30, 2021 and December 31, 2020, no impairment of long-lived assets was recognized.
Leases
The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use assets (“ROU assets”), accrued expenses and operating lease liabilities — noncurrent on our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the duration of the lease term while lease liabilities represent the Company’s obligation to make lease payments in exchange for the right to use an underlying asset. ROU assets and lease liabilities are measured based on the present value of fixed lease payments over the lease term at the commencement date. The ROU asset also includes any lease payments made prior to the commencement date and initial direct costs incurred, and is reduced by any lease incentives received. The Company reviews its ROU assets as events occur or circumstances change that would indicate the carrying amount of the ROU assets are not recoverable and exceed their fair values. If the carrying amount of the ROU asset is not recoverable from its undiscounted cash flows, then the Company would recognize an impairment loss for the difference between the carrying amount and the current fair value.
As most of the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate on the commencement date of the lease as the discount rate in determining the present value of future lease payments. The Company determines the incremental borrowing rate for each lease by using the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The Company’s lease terms may include options to extend or terminate the lease when there are relevant economic incentives present that make it reasonably certain that the Company will exercise that option. The Company accounts for any non-lease components separately from lease components.
Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Fair Value Measurement
The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.
The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:
•
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.
Revenue recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted Topic 606 on January 1, 2018 using the modified retrospective transition method, the adoption did not have material impact on the Company’s consolidated financial statements.
The Company generates revenues from sales of kitchen and bath products, and recognizes revenue as control of its products is transferred to its customers, which is generally at the time of shipment or upon delivery based on the contractual terms with the Company’s customers. The Company’s customers’ payment terms generally range from 15 to 60 days of fulfilling its performance obligations and recognizing revenue.
The Company provides customer programs and incentive offerings, including co-operative marketing arrangements and volume-based incentives. These customer programs and incentives are considered variable considerations. The Company includes in revenue variable considerations only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale, and expected sales volume forecasts as it relates to the Company’s volume-based incentives. This determination is updated on a monthly basis.
Certain product sales include a right of return. The Company estimates future product returns at the time of sale based on historical experience and record a corresponding reduction in accounts receivable.
The Company records receivables related to revenue when it has an unconditional right to invoice and receive payment. The Company invoices its customers for products sold upon placement of purchase orders.
The Company’s disaggregated revenues are summarized as follows:
	For the Six-Month Period Ended June 30,
	2021	2020
	USD	USD
Revenues by product line
Sanitaryware	$43,535,821	$41,432,365
Bath Furniture	27,439,887	17,924,406
Other	7,890,339	4,071,046
Total	$78,866,047	$63,427,817
	For the Year Ended December 31,
	2020	2019
	USD	USD
Revenues by product line
Sanitaryware	$88,392,378	$90,928,256
Bath Furniture	38,214,235	28,558,130
Other	8,221,088	6,795,826
Total	$134,827,701	$126,282,212
	For the Six Months Ended June 30,
	2021	2020
	USD	USD
Revenues by geographic location
United States	$51,297,861	$40,316,389
Canada	18,518,691	15,880,144
Europe	9,049,495	7,231,284
Total	$78,866,047	$63,427,817
	For the Year Ended December 31,
	2020	2019
	USD	USD
Revenues by geographic location
United States	$83,700,229	$76,829,764
Canada	35,008,869	32,105,878
Europe	16,118,603	17,346,570
Total	$134,827,701	$126,282,212

Income Taxes
Deferred taxes are recognized based on the future tax consequences of differences between the carrying value of assets and liabilities and their respective tax basis. The future realization of deferred tax assets depends on the existence of sufficient taxable income in future periods. Possible sources of taxable income include taxable income in carryback periods, the future reversal of existing taxable temporary differences recorded as a deferred tax liability, tax-planning strategies that generate future income or gains in excess of anticipated losses in the carryforward period and projected future taxable income.
If, based upon all available evidence, both positive and negative, it is more likely than not (more than 50 percent likely) such deferred tax assets will not be realized, a valuation allowance is recorded. Significant weight is given to positive and negative evidence that is objectively verifiable. A company’s three-year cumulative loss position is significant negative evidence in considering whether deferred tax assets are realizable, and the accounting guidance restricts the amount of reliance we can place on projected taxable income to support the recovery of the deferred tax assets.
The current accounting guidance allows the recognition of only those income tax positions that have a greater than 50 percent likelihood of being sustained upon examination by the taxing authorities. The Company believes that there is an increased potential for volatility in its effective tax rate because this threshold allows for changes in the income tax environment and, to a greater extent, the inherent complexities of income tax law in a substantial number of jurisdictions, which may affect the computation of its liability for uncertain tax positions.
The Company records interest and penalties on our uncertain tax positions in income tax expense.
We record the tax effects of Foreign Derived Intangible Income (FDII) and Global Intangible Low-Taxed Income (GILTI) related to our foreign operations as a component of income tax expense in the period the tax arises.
Comprehensive income
Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Other comprehensive income consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.
Earnings per share
The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2021 and for the years ended December 31, 2020 and 2019, there were no dilutive shares.
Recently issued accounting pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” amending the accounting for the impairment of financial instruments, including trade receivables. Under previous guidance, credit losses were recognized when the applicable losses had a probable likelihood of occurring and this assessment was based on past events and current conditions. The amended current guidance eliminates the “probable” threshold and requires an entity to use a broader range of information, including forecast information when estimating expected credit losses. Generally, this should result in a more timely recognition of credit losses. This guidance became effective for interim and annual periods beginning after December 15, 2019 with early adoption permitted for interim and annual periods beginning after December 15, 2018. The requirements of the amended guidance should be applied using a modified retrospective approach except for debt securities, which require a prospective transition approach. In November 2019, the FASB issued ASU 2019-10 which finalized the delay of such effective date to January 2021 for private and all other companies including emerging growth companies. As an emerging growth company, the Company plans to adopt this guidance from January 1, 2023 and is currently evaluating the impact on its consolidated financial statements upon adoption.
The Company considers the applicability and impact of all ASUs. ASUs not listed above were assessed and determined not to be applicable.

BUSINESS
Our Company
FGI is a global, diversified and reputable supplier of quality bath and kitchen products. With over thirty years of experience, FGI has become a leading business to business supplier of bath and kitchen products to large retail, wholesale, commercial and specialty channel customers around the globe specializing in the home improvement and R&R markets. Some of our largest customers include The Home Depot, Menards, Ferguson and Lowe’s. Throughout our history, we have achieved consistent and above-industry sales growth each year by executing on our strategic objectives which include offering well-designed, high-quality products, providing service that surpasses our competition and exceeds our customers’ expectations, and managing an efficient and resilient global supply chain.
Our products are typically designed in-house or are created in conjunction with our customer and supplier partners. The majority of our products are sold under our customers’ private label brands, although we expect to continue increasing the share of our own brands over time. Below is an outline of our general business model:
Both private label and FGI’s brands require significant marketing expenditures which we typically incur or share with our customers. We offer industry-leading brands including Foremost®, avenue, contrac®, Jetcoat®™, rosenberg and Covered Bridge Cabinetry®. These brands have continued to grow and represent an increasing share of our total sales in recent years, while the majority of our products are sold under key customers’ private label brands, such as The Home Depot’s “Glacier Bay” brand and Ferguson’s “ProFlo” brand.
Headquartered in East Hanover, New Jersey, FGI was incorporated in the Cayman Islands on May 26, 2021 in connection with the Reorganization of our parent company, Foremost, and its affiliates, pursuant to which, among other actions, Foremost contributed all of its equity interests in FGI Industries, Inc., FGI Europe and FGI International, each a wholly-owned subsidiary of Foremost, to the newly formed FGI Industries Ltd. Foremost was established in 1987 and has become a global leader in kitchen and bath design, indoor and outdoor furniture, food service equipment, and manufacturing. As Foremost has grown, the FGI business has come to operate separately from the rest of Foremost’s business units, and we and Foremost believe that operating as a standalone company will allow FGI to more effectively execute its long-term “BPC” growth strategy while focusing more efficiently on its own capital allocation priorities.
Prior to the Reorganization, FGI Industries, Inc., FGI Europe and FGI International operated as business units within Foremost for over thirty years. Foremost continues to be a significant holder of our ordinary shares and supports FGI via global sourcing and manufacturing arrangements. By relying on Foremost’s long-standing experience in manufacturing and sourcing for certain of our product categories, FGI maintains a competitive advantage in supplying products that are of good design and high quality. As a standalone business, FGI is a top-tier company in many key product categories within the North American kitchen and bath products markets, with many additional expansion opportunities via existing and adjacent product, sales and geographic channels.
Our products are primarily sold on a national basis across the United States, with growing sales in Canada and Europe. Over 30% of our sales represent FGI-owned brand name products while the rest of our sales are through private labels or outsourced for other manufacturers. We distribute our products to each market channel from third-party assembly plants in China and parts of Southeast Asia and through a third-party logistics network. We have long-term supply agreements in place for our sanitaryware products and maintain production and sourcing support from Foremost for most of our other product categories. We currently do not own any manufacturing facilities.
This discussion, and any financial information and results of operations discussed herein, refers to the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the kitchen and bath business of Foremost Groups, Ltd. before the completion of Reorganization and are presented as if the Company had been in existence and the Reorganization had been in effect during the  six months ended June 30, 2021 and 2020 and during the years ended December 31, 2020 and 2019.
Our Industry
The core bath and kitchen product markets in which we operate principally cater to the R&R markets, consisting of fragmented suppliers and a diffuse network of retailers, wholesalers and independent dealer networks on both national and regional levels. While our sales are principally impacted by the growth of the R&R markets, we are selectively focusing on newbuild markets as well.
According to the National Kitchen and Bath Association, the projected consumer spend for the U.S. bath and kitchen markets is estimated to be approximately $158 billion in 2021 and approximately $75 billion in product categories that we currently operate within. Outside of extreme recession years in the United States, such as 2007-2009, the R&R markets have experienced consistent 3% to 5% annual growth rates for more than 25 years, providing a predictable and recurring revenue model for the majority of our product lines. The primary drivers of such consistent and above-GDP growth rates are the pace of household formation, home price appreciation, strong housing turnover and the continued aging of the U.S. housing stock in our primary geographic markets.
Our Growth Strategy
We believe that we operate within addressable kitchen and bath consumer markets worth tens of billions of dollars. Our current business model and industry reputation have been honed over 30 years, during which time we have developed what we feel to be an operations platform that is on par with much larger industry competitors. At the same time, our relatively small size in relation to some of those competitors allows us the opportunity to leverage our platform for above-industry growth rates, along with increasing profitability and return on capital.
Combining our well-developed global business platform with our relatively small revenue base, our aim is to achieve mid-to-high single-digit organic revenue growth rates over the long term. In order to achieve these growth objectives, we pursue a “BPC” growth strategy, focused on Brands, Products and Channels:
•
Brands:   Our owned brands have gone from 0% to over 30% of our net sales in the past 10 years. Branded products typically come with higher gross margins and significantly reinforce our long-term competitive positioning within our product markets. We plan to continue to focus on building our branded-product footprint over the long term while increasing the share of brands as a percentage of our total sales.

•
Products:   We have significant “whitespace” opportunities in several product categories within our core kitchen and bath markets. As an example, we believe we are currently significantly under-penetrated in categories such as bath and kitchen fixtures, “behind the wall” plumbing, and acrylic products such as bathtubs. With significant investment opportunities in new materials, sourcing, leading design and superior customer service, we have vast product expansion opportunities in relation to our relatively small share of the overall market.

•
Channels:   Despite our decades-long relationships with key customer partners, we feel that we have strong growth potential in key sales channels, including our existing customers, new e-commerce retailers (such as Wayfair) and commercial sales channels (local kitchen and bath product distributors). We believe we have untapped potential in markets outside of the United States, and while we have made significant headway in Canada and Germany in recent years, we believe we have many more growth and expansion opportunities in those two countries as well as other international markets.

In addition, we continue to evaluate opportunities to pursue selective “bolt-on” acquisitions of smaller companies that complement our core competencies in an effort to increase our scale and profitability as well as to broaden our product offerings, capabilities and resources. We are also seeking strategic partnerships within the United States and internationally with the goal of strengthening the sources of our product supply. Our key criteria for potential acquisitions include looking for well-run organizations (not turnarounds), opportunities that offer tangible synergies within our core kitchen and bath markets, and investments that meet our stringent return on capital criteria.
Our Products
We offer a wide variety of products that fall into three categories: Sanitaryware, Bath Furniture and Other. As of our 2020 fiscal year end, the brand and category makeup of our net sales is as follows:
Sanitaryware.   Our Sanitaryware category includes a range of bath products, such as toilets, sinks, pedestals and toilet seats. The majority of these products are sourced from third-party suppliers in China and are sold throughout the United States, Canada and Europe. Our main owned brands in this category include Foremost®, which is retail-focused, and contrac®, which is wholesale-focused.
Bath Furniture.   Our Bath Furniture category primarily includes wood and wood-substitute furniture for bathrooms, including vanities, mirrors, laundry and medicine cabinets and other storage systems. The majority of these products are sourced from Southeast Asia and China and are sold principally in the United States and Canada. We typically sell our bath furniture products under the Foremost brand.
Other.   Our Other category includes several smaller categories, most prominently our shower door and shower systems products which are typically sold as private label or under our Foremost and Jetcoat brands. In addition, we are developing an emerging custom kitchen cabinetry brand under our “Covered Bridge Cabinetry” and “Kitchens by Foremost” lines of products. Our custom kitchen lines represent some of the highest margin, highest quality products that we sell, and are sold primarily through local kitchen and bath dealerships while involving a heavy marketing element with contractors and designers. While custom kitchen cabinetry currently represents less than 1% of our total sales, it is an area where we see significant long-term organic growth, gross margin expansion and consolidation possibilities. The majority of our custom kitchen cabinetry and shower products are sourced from China and Southeast Asia.
In each category, we sell branded and private label products at various price points to attract a wide base of customers and ultimate consumers. We position our products in a “good, better, best” market position, with a variety of price points to address the varying needs of our customer base. However, we typically eschew selling low, or “opening,” price point items, and focus primarily on the mid-to-upper price point product categories, particularly as we grow our branded product footprint in line with our “BPC” organic growth strategy. We continue to see opportunities to introduce new product categories. Some of our recent product introductions that we expect to drive material sales growth include our Jetcoat-branded shower systems and intelligent (electronic) toilets.
Our Competitive Strengths
Trusted by Customers Around the World
The core markets in which we operate tend to be conservative, with an emphasis on stable and durable relationships. FGI is a top-tier supplier of many key North American bath- and kitchen-related product categories. With support from Foremost, we are one of a select number of large market participants with national and international manufacturing and distribution capabilities. Our supply chain network, operating footprint and long-standing customer relationships provide us an ability to service our retail, wholesale and commercial channel customers worldwide and offer a broad set of products to serve our customers across a variety of price points. We believe the scale and breadth of our operations differentiate us and result in a competitive advantage that allows us to provide well-designed, high-quality products with price points and service that exceed our competitors’ offerings and our customers’ expectations.
Deep Relationships with Leading Suppliers
In the markets in which we operate, production and supply chain quality and stability are crucial to success. Our industry is fundamentally stable and conservative, with high barriers for potential new entrants. We have built strong and stable relationships with a base of long-standing suppliers across the globe, all of whom maintain stringent manufacturing standards. We believe our customers value our decades-long experience in the industry and international footprint, which allows us to meet demanding logistics and performance criteria. At the same time, our manufacturing suppliers are reliant on our stable and growing platform in order to effectively utilize their own fixed-asset investments. The importance of these strengths have been highlighted during the recent and ongoing COVID-19 pandemic, as we believe that we have remained among the most consistent and reliable suppliers in our industry despite the unprecedented challenges which were presented.
Stable Technological and Industry Dynamics
Our core bath and kitchen product markets are generally less prone to fast-paced technological innovation or “fast fashion” consumer trends. We believe this is largely due to the core functionalities of the products we offer, which have tended to evolve gradually over decades, rather than in a few years (or even months, as with certain industries). As a result, we have confidence in our ability to execute our long-term growth plans, while allocating our capital in a patient and thoughtful manner, with relatively high and predictable rates of return.
Commercial and Regulatory Barriers to Entry
The kitchen and bath markets operate under a myriad of international, national, federal, provincial and local codes. This is particularly the case as much of the product markets on which we focus are ultimately related to water and the prevention of water leakage and damage. On a fundamental level, our kitchen and bath products need to pass heavy quality control and regulatory standards, making it difficult for potential new entrants.
Experienced Management Team
We have assembled an executive team with a deep base of management experience within industrial manufacturing companies. David Bruce, our Chief Executive Officer, Bob Kermelewicz, our Executive Vice President, United States, Jennifer Earl, our Executive Vice President, Canada and Norman Kroenke, our Executive Vice President, Europe each have over twenty years of industry experience. Our Executive Chairman John Chen has more than twelve years of investment management and financial experience. Our team has identified and begun to execute on opportunities for operational improvement, growth and business expansion as a standalone company.
Significant ownership and support from Foremost
Foremost is a family-controlled and privately held holding company. As a    % owner of FGI’s ordinary shares, Foremost remains committed to supporting FGI’s strategic development and growth plans, which place a considerable emphasis on generating long-term growth and maximizing shareholder value through its strategic objectives and capital allocation priorities. For over 30 years, Foremost has built an industry-leading reputation as a reliable manufacturer and supply source for numerous wood and ceramic-based products which form the foundation of many FGI product categories. As a standalone company, FGI continues to benefit from Foremost’s long-standing experience in global manufacturing and sourcing, providing a solid foundation from which to pursue alternate sources of supply for our key product categories as we see fit.
Our Customers
We serve a large and global customer base that covers four main categories of businesses: mass retailers, wholesalers, e-commerce channels and independent distributors. As we grow our own brands, we will increasingly focus our investments on creating end-consumer mindshare and awareness, helping to grow sales through our main customer categories.
Mass Retailers
Our products are primarily used by do-it-yourself homeowners, contractors, builders and remodelers for R&R projects. In North America, products for such projects are predominantly purchased through mass retail home centers such as The Home Depot, Lowe’s and Menard’s. Due to the market presence, store network and customer reach of these large home centers, we have developed decades-long relationships with our key retailer partners to distribute our products. Approximately 41% of our net sales in 2020 were to large retailers.
Wholesalers
Our products are sold through some of the largest bath and kitchen product distributors in the United States, including Ferguson, HD Supply (recently acquired by The Home Depot) and Orgill, and we are continuously evaluating additional wholesale and commercial sales channels for market penetration. In Canada, we are a leading supplier to market leaders such as Yorkwest Plumbing, and have developed a strong presence in other commercial sales channels as well. The wholesale market consists primarily of local bath and kitchen product distributors which in turn cater to professional plumbers, contractors and homebuilders. While very few wholesale customers are similar in scale to our typical large retailer partners (with the exception of Ferguson), our many relationships tend to be quite stable and strong, built on years of mutual trust and understanding among tightly-knit groups of local professionals.
In 2020, approximately 34% of our net sales were to our wholesale partners.
E-Commerce
We sell a growing number of our products through the e-commerce channels of our retail partners as well as “e-commerce only” retailers such as Build.com and Wayfair.com, both of which are rapidly increasing market penetration in the home R&R space. Our sales through e-commerce channels and retailers represented about 21% of our net sales in 2020 up from less than 2% in 2010.
Independent Dealers & Distributors
We have historically sold our products through independent (or “mom and pop”) bath and kitchen product specialists. Independent dealers and distributors represented 4% of our net sales in 2020.
Raw Materials, Suppliers and Manufacturing
Many of our sanitaryware products contain ceramics, the major components of which are clay and enamel. Other primary raw materials used in our bath furniture, kitchen cabinetry and shower products include hard maple, oak, cherry and beech lumber and plywood as well as paint, particleboard, medium density fiberboard, high density fiberboard, glass, aluminum, manufactured components and hardware. We have more than one source for these and other raw materials and generally believe them to be readily available. For many of our products, our third-party suppliers have standardized raw material inputs and a number of production processes, which reduces the logistical manufacturing specifications and allows for greater economies of scale in sourcing these inputs.
As a standalone company, we do not own any of our manufacturing facilities, but maintain ongoing production support from Foremost-owned manufacturing facilities and several third-party manufacturers, all primarily based in China and parts of Southeast Asia. We have entered into long-term sourcing agreements with Foremost to secure continued use of their facilities. We generally utilize six to seven factories located in China and parts of Southeast Asia. We have long-term agreements in place with the suppliers of our sanitaryware products for terms ranging from one year, renewable, to perpetuity. The geographic distances involved in these arrangements, together with the differences in business practices, shipping and delivery requirements, and laws and regulations add complexity to our supply chain logistics and increase the potential for interruptions in our production scheduling. In addition, prices and availability of these components may be affected by world market conditions and government policies and tariffs.
We regularly evaluate our organizational productivity and supply chains and seek opportunities to reduce costs and enhance quality. We strive to improve quality, speed and flexibility to meet changing and uncertain market conditions, as well as manage cost inflation, including wages and employee medical costs.
Immediately following the Reorganization, FGI Industries, a wholly-owned subsidiary of the Company, entered into a shared services agreement (the “FHI Shared Services Agreement”) with Foremost Home Industries, Inc., a newly-formed wholly-owned subsidiary of Foremost (“FHI”), the largest holder of our common stock. Pursuant to the FHI Shared Services Agreement, FGI Industries provides FHI with general and administrative services, information technology systems services and human resources services, as well as warehouse space services and supply chain services in the United States.
The Company entered into a shared services agreement (the “Worldwide Shared Services Agreement”) with Foremost Worldwide Co., Ltd. (“Foremost Worldwide”), a wholly-owned unconsolidated subsidiary of Foremost, the largest holder of our common stock, pursuant to which Foremost Worldwide provides the Company with general and administrative services, information technology system services and human resources services in Taiwan. See “Certain Relationships and Related Party Transactions” for additional details about both shared services agreements.

Competition
We operate in a highly fragmented industry that is composed of numerous local, regional and national manufacturers. Most of our competitors compete on a local or regional basis, but others, like us, compete on a national basis as well. Our competitors include large national and international brands such as American Standard, Kohler, Masco (Delta), Mansfield, Gerber, Niagara, Ove Decors and Woodcrafters, as well as numerous OEM suppliers and other smaller brands. Due to the highly-differentiated nature of our product categories and the scarcity of industry data, there is little reliable information on precise market shares for our product categories.
We believe that brand reputation is an important factor in consumer selection, and that competition in this industry is also based largely on product features and innovation, product quality, customer service, breadth of product offerings and price. Our principal means for competition are our breadth and variety of product offerings, expanded service capabilities, geographic reach, competitive price points for our products and affordable quality.
In general, our Sanitaryware product categories tend to be more consolidated and we compete primarily with a small group of large suppliers with a global footprint in any specific product line, including American Standard, Kohler, Toto, Masco (Delta), Mansfield, Gerger and Niagara, and on occasion with numerous regional suppliers. For our Bath Furniture and Other product categories, we compete with dozens of regional suppliers in any given product line, although we believe that relatively few can compete with us on a truly national scale, particularly with regards to our mass retail channels.
Environmental Matters and Regulatory Matters
Our operations are subject to national, state and local environmental laws and regulations relating to, among other things, the generation, storage, handling, emission, transportation and discharge of regulated materials into the environment. Permits are required for certain of our operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. We may also incur liability for investigation and clean-up of soil or groundwater contamination on or emanating from current or formerly owned and operated properties, or at offsite locations at which regulated materials are located where we are identified as a responsible party. Discovery of currently unknown conditions could require responses that could result in significant costs. We monitor applicable laws and regulations and incur ongoing expense relating to compliance, however we do not expect that compliance with federal, state, local and foreign regulations, will result in material capital expenditures or have a material adverse effect on our results of operations and financial position.
We believe that responsibility does not stop at national borders, which is why FGI is working to protect and sustain our global environment. By designing products that meet Environmental Protection Agency (“EPA”) standards, like our Water Sense qualifying toilets that provide high efficiency waste removal while using 20% less water with every flush, FGI is using innovative engineering to make the most of our resources.
Our bath furniture use California Air Resource Board (“CARB”) Phase II compliant wood products which limit urea-formaldehyde emissions into the environment. We only use wood products from managed forest resources to discourage clear-cut logging and the depletion of global rainforests. We encourage customers to order products using material that is Forest Stewardship Council (“FSC”) certified, ensuring the responsible use of our forest resources and equitable treatment of indigenous people of producing regions.
Environmental responsibility is everyone’s task at FGI, to insure that we as a company protect our employees, our customers and our planet for this generation and the ones that follow.
Properties
Our headquarters and a warehouse facility are located in East Hanover, New Jersey. We also operate production and warehouse facilities in Hobart, Indiana, Sacramento, California and Toronto, Canada. We also conduct our European operations from a facility in Dusseldorf, Germany and our Asian operations from a purchase center in Tangshan, China and a global support center in Taipei, Taiwan. We believe that our properties are in good operating condition and adequately serve our current business operations. We also anticipate that suitable additional or alternative space, including those under lease options, will be available at commercially reasonable terms for future expansion, which we intend to evaluate on an ongoing basis in tandem with our “BPC” growth strategy.
Intellectual Property
We sell many of our products under a number of registered and unregistered trademarks, which we believe are widely recognized in our industry. FGI maintains a significant portfolio of trademarks and copyrights, most notably under our avenue, contrac®, rosenberg and Covered Bridge Cabinetry® brands. We have also acquired rights to the Foremost® brand from Foremost with regards to any Foremost branded products that we continue to sell. We rely on trade secrets and confidentiality agreements to develop and maintain our competitive position.
Seasonality
Our business has been subject to seasonal influences, with higher sales typically realized during the second and third calendar quarters, corresponding with the peak season for R&R activity. We saw decreased sales in first quarter of 2020 due to the COVID-19 pandemic, however, these decreases normalized over the remainder of the year. The costs of our products are subject to inflationary pressures and commodity price fluctuations. The Company has generally been able over time to recover the effects of inflation, commodity price and currency fluctuations through sales price increases.
Human Capital
As of March 31, 2021, we employed approximately 130 employees, all of which are full-time, with no employees covered by collective bargaining agreements. We believe that our employee relations are good.
We believe that the performance of our Company is impacted by our human capital management, and as a result we consistently work to attract, select, develop, engage and retain strong, diverse talent. We are focused on three key strategic talent priorities: leadership, diversity, equity and inclusion, and our future workforce. Our Human Resources Department is responsible for developing and executing our human capital strategy and provides regular updates to our Board of Directors’ Organization and Compensation Committee on our progress toward the achievement of our strategic initiatives. We believe that all of our human capital initiatives work together to assure we have an environment where our employees are engaged, feel a sense of belonging, and can reach their full potential.
The safety of our employees is integral to our company. In support of our safety efforts, we identify, assess and investigate incidents and injury data, and each year set goals to improve key safety performance indicators. We train, promote, consult and communicate with our workforce in this process. In 2020, the COVID-19 pandemic highlighted the importance of employee welfare. We reacted quickly to keep our employees safe through the implementation of policies and safety measures that adhered to best practices from the World Health Organization and the Centers for Disease Control. Despite the ongoing COVID-19 pandemic, we did not experience a material change to our daily operations as we quickly adjusted employee work schedules in alignment with the exigencies of both the pandemic and our business requirements.
Legal Proceedings
We may be subject to legal proceedings and claims in the ordinary course of business. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us due to diversion of management time and attention as well as the financial costs related to resolving such disputes.
Ayers Bath Litigation
FGI Industries (formerly known as Foremost Groups, Inc.), our wholly-owned subsidiary, is currently involved in litigation arising from its efforts to protect an exclusivity agreement with sanitaryware manufacturer Tangshan Huida Ceramic Group Co., Ltd. (“Huida”). In 2011, FGI Industries filed a complaint against Ayers Bath (USA) Corporation (“Ayers Bath”) in the United States District Court for the Central District of California (the “District Court”) and succeeded in obtaining an injunction barring

Ayers Bath from selling, distributing or offering for sale Huida parts and products in the United States and Canada. As a result, Ayers Bath ceased all business activity.
Ayers Bath filed a voluntary chapter 7 petition in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”) on March 22, 2013. FGI Industries filed a proof of claim in the Ayers Bath bankruptcy case for an amount not less than $5,265,000, which was deemed allowed, but due to Ayers Bath’s lack of assets, FGI Industries only received a distribution of $7,757.24. On January 9, 2014, FGI Industries filed a complaint in the District Court against Tangshan Ayers, as Ayers Bath’s alter ego, to recover the balance of its damages. The District Court ultimately referred the litigation to the Bankruptcy Court, whereby FGI Industries filed a motion in Bankruptcy Court to add Tangshan Ayers as judgment debtor, thereby allowing FGI Industries to recover its proof of claim. A hearing for the motion to add Tangshan Ayers as judgment debtor was held on June 7, 2021. As of the date of this filing, a decision has not been reached.

MANAGEMENT
The following table sets forth information regarding our executive officers and directors, including their ages as of May 24, 2021:
NAME	AGE	POSITION(S)
Executive Officers
David Bruce	55	Chief Executive Officer and President, Director
John Chen	42	Executive Chairman, Director
Perry Lin	45	Chief Financial Officer
Bob Kermelewicz	58	Executive Vice President, FGI USA
Jennifer Earl	46	Executive Vice President, FGI Canada
Norman Kroenke	57	Executive Vice President, FGI Europe
Non-Employee Directors
Todd Heysse	48	Director
Kellie Zesch Weir	41	Director
Jae Chung	54	Director

(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating and corporate governance committee.

Executive Officers
David Bruce.   Mr. Bruce has served as our Chief Executive Officer and President since our incorporation. Prior to his election, Mr. Bruce served as the Executive Vice President of the Kitchen & Bath division of FGI Industries from 2009 until 2021 where he was responsible for development of all sales, marketing, customer and supplier strategies. Prior to that, he worked in various sales functions at FGI Industries from 1997 to 2008. Previous to his time at FGI Industries, Mr. Bruce spent over 8 years working in the retail industry. Mr. Bruce received a Bachelor of Science in Management from Kean University in New Jersey.
We believe Mr. Bruce’s broad experience in sales and strategy and institutional knowledge of FGI Industries qualify him to serve on our board of directors.
John Chen.   Mr. Chen has served as our Executive Chairman since our incorporation. Prior to his election, Mr. Chen served as Executive Vice President of Corporate Development for FGI Industries from 2019 until 2021 where his primary responsibilities included corporate strategy, financial controls and capital allocation oversight. Prior to joining FGI Industries, Mr. Chen spent 11 years in the investment management industry as an equity research analyst for Davis Selected Advisors from 2007 to 2018 and just under two years as a securities lawyer for Milbank, Tweed, Hadley & McCloy from 2005 to 2007. Mr. Chen received a Bachelor of Arts from the University of Chicago and a Juris Doctor from Georgetown University Law Center.
We believe Mr. Chen’s strategic and management experience and institutional knowledge of FGI Industries qualify him to serve on our board of directors.
Perry Lin.   Mr. Lin has served as our Chief Financial Officer since our incorporation. Prior to his election, Mr. Lin served as Vice President of Corporate Finance for FGI Industries from 2020 until 2021. Prior to that, Mr. Lin was a Corporate Controller for FGI Industries from 2011 until 2019. In his previous roles at FGI, Mr. Lin was responsible for all aspects of FGI Industries’ financial planning, accounting, reporting and cash flow management. Prior to joining FGI Industries, Mr. Lin served as audit manager at KPMG for ten years. Mr. Lin received a Bachelor’s degree in Accounting from Tamkang University in Taiwan and a Master’s in Business Administration from Quincy University. Mr. Lin is also a certified public accountant and a member of the American Institute of Certified Public Accountants.

Bob Kermelewicz.   Bob Kermelewicz is the Executive Vice President of FGI USA. Prior to this position, Mr. Kermelewicz spent 23 years as an Executive Vice President of the Kitchen & Bath Division at Foremost Groups, Inc. Prior to Foremost he spent 3 years as a National Sales Manager for a Canadian based company in the Heating and Cooling Industry and was sole owner of his own independent sales agency for 15 years before that. Mr. Kermelewicz received his B.A. from Norwich University and served in the United States Air Force as a Telecommunications Specialist.
Jennifer Earl.   Jennifer Earl is the Executive Vice President of FGI Canada. Prior to her position with the Company, Ms. Earl worked at Foremost Groups, Inc. for 23 years in various roles including sales, product development, and marketing. Prior to Foremost she spent 7 years working in the kitchen and bath retail sectors.
Norman Kroenke.   Norman Kroenke is the Executive Vice President of FGI Europe. Prior to his election, Mr. Kroenke served as the Executive Vice President of Foremost International GmbH & Co.KG., a position he held for over 15 years, during which time he focused on building a European sales presence for Foremost’s sanitaryware platform. From 1995-2005 Mr. Kroenke was a member of the management board for Sanitop, the biggest wholesale sanitaryware-provider in Germany.
Non-Employee Directors
Todd Heysse.   Mr. Heysse has served as Treasurer and Vice President of Corporate Finance at Facebook, Inc. since October 2018. His primary responsibilities include leading the company's cash management, corporate finance, and business risk and insurance functions. Prior to this position, Mr. Heysse served as Vice President of Financial Planning & Analysis with Snap Inc. from December 2016 through December 2017 as well as various corporate finance and planning roles within Facebook, Inc.’s corporate finance team from 2011 to 2016. Mr. Heysse received a Bachelor of Science from Stanford University and a Master’s in Business Administration from Columbia Business School.
We believe Mr. Heysse’s experience in corporate finance positions with large public companies, knowledge and expertise on public company disclosure requirements and investment management experience including evaluation and analysis of global public companies qualify him to serve on our board of directors.
Kellie Zesch Weir.   Ms. Weir is a partner and a portfolio manager with Brown Advisory, a financial consulting company, where she provides individuals, families and institutions with strategic investment solutions and advice. Prior to joining Brown Advisory in 2017, Ms. Weir was a senior vice president and head of investment manager research at Chilton Trust Company, a wealth management company. Prior to this, she was a vice president at Birchwood Investments, a single family office where she managed alternative assets. Ms. Weir started her career at Cambridge Associates, where she provided investment advice to endowments and families. Ms. Weir received a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill, and she is also a Chartered Financial Analyst charter holder.
We believe Ms. Weir’s experience in portfolio management and wealth management and expertise in environmental, social and governance initiatives and standards qualify her to serve on our board of directors.
Jae Chung.   Mr. Chung served as Vice President of Oakmont Corporation, a family investment office, from 2015 through May 2021 where he helped manage its public securities portfolio. Prior to that, Mr. Chung served as Co-Portfolio Manager of Evermore Global Advisors, an investment company, from 2009-2011. From 2003-2009, he served on the Fund Management Team at Davis Selected Advisors. Previous to that, Mr. Chung was a founding member of Marcstone Capital Management, a long/short Europe-focused hedge fund, from 2000-2003. Prior to that, he was a Co-Portfolio Manager of the Discovery and European Funds at Franklin Mutual Advisors from 1996-2000. Mr. Chung received his Bachelor of Arts from Yale University.
We believe Mr. Chung’s experience in the investment management industry and expertise in strategic, financial and operational analysis of public and private companies qualify him to serve on our board of directors.
Board Composition and Election of Directors
Our board of directors is currently composed of five members.

Director Independence
Under the Nasdaq Marketplace Rules, or the Nasdaq Listing Rules, each committee of our board of directors must be comprised of at least one independent member at the time of listing, a majority of independent directors no later than 90 days after such date and solely independent directors within one year after such date.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director, our board of directors has determined that Todd Heysse, Kellie Zesch Weir and Jae Chung are independent under applicable Nasdaq rules and, accordingly, none of our directors, with the exception of David Bruce and John Chen, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent under applicable Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Director Compensation
Upon completion of this offering, directors who are also full-time officers or employees of our company will receive no additional compensation for serving as directors, and directors who are not full-time officers or employees of our company, namely, our non-employee directors, will receive compensation, if any, pursuant to a compensation policy we expect to implement for our non-employee directors.
Board Committees
Audit Committee
Our audit committee consists of            . Our board of directors has determined that each of such directors are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange Act. The chair of our audit committee is           . Our board of directors has determined that            is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:
•
selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
considering the adequacy of our internal controls and internal audit function;

•
monitoring compliance with the code of business and conduct and ethics for financial management;

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reviewing material related party transactions or those that require disclosure; and

•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the Securities and Exchange Commission, or the SEC, and the Nasdaq Listing Rules.

Compensation Committee
Our compensation committee consists of            . Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq Listing Rules. The chair of our compensation committee is            . The compensation committee is responsible for, among other things:
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reviewing and approving the compensation of our executive officers;

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reviewing and recommending to our board of directors the compensation of our directors;

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administering our stock and equity incentive plans;

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reviewing and approving incentive compensation and equity plans; and

•
reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of                 . The chair of our nominating and corporate governance committee is                 . Each member of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq Listing Rules. The nominating and corporate governance committee is responsible for, among other things:
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identifying and recommending candidates for membership on our board of directors;

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reviewing and recommending our corporate governance guidelines and policies;

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reviewing proposed waivers of the code of conduct for directors and executive officers;

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overseeing the process of evaluating the performance of our board of directors; and

•
assisting our board of directors on corporate governance matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.
Code of Business Conduct and Ethics
In connection with this offering, our board of directors will adopt a written code of business conduct and ethics that will apply to all of our directors, officers and employees. The code of business conduct and ethics will cover fundamental ethics and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. Our code of business conduct and ethics will be posted on the investor relations section of our website at                 . We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE AND DIRECTOR COMPENSATION
This section presents information concerning Foremost’s existing compensation arrangements with FGI’s named executive officers (“NEOs”), the expected compensation arrangements for FGI’s NEOs and explains FGI’s anticipated executive compensation arrangements and the components of executive compensation.
Each of FGI’s NEOs were previously employees of Foremost prior to the Reorganization and, following the Reorganization, will be employed by FGI.
Summary Compensation Table
The following table sets forth summary compensation information for our “named executive officers” by Foremost for the year ended December 31, 2020, which consists of our principal executive officer and our two other most highly compensated executive officers. The following table includes all compensation earned by the named executive officers for such period, regardless of whether such amounts were actually paid during the period:
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	All Other Compensation(1) ($)	Total ($)
David Bruce Chief Executive Officer	2020	237,835	26,466	10,884	275,185
John Chen Executive Chairman	2020	250,000	—	257	250,257
Perry Lin Chief Financial Officer	2020	115,168	3,000	1,223	119,391

(1)
All Other Compensation includes an automobile allowance for Mr. Bruce of $10,286 as well as 401(k) matching contributions made by the company and life insurance premiums for each executive.

Outstanding Equity Awards at December 31, 2020
No named executive officer had any equity awards of Foremost or FGI outstanding as of December 31, 2020. The Company intends to make equity awards moving forward after the Reorganization.
2021 Equity Plan
On                 , 2021, our board of directors adopted our 2021 Equity Plan (the “2021 Equity Plan”), which became effective on such date. The 2021 Equity Plan permits the grant of equity and equity-based incentive awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, stock unit awards and other stock-based awards. The purpose of the 2021 Equity Plan is to attract and retain the best available personnel for positions of responsibility within the Company, to provide additional incentives to them to align their interests with those of the Company’s shareholders and to thereby promote the Company’s long-term business success. The following is a summary of the material terms of the 2021 Equity Plan, but does not include all of the provisions of such plan. For further information about the 2021 Equity Plan, we refer you to the complete text of the 2021 Equity Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Administration
The 2021 Equity Plan is administered by our board of directors or such committee as designated by our board of directors (we will refer to the body administering the 2021 Equity Plan as the “Committee”). Among the Committee’s powers under the 2021 Equity Plan are the power to determine those persons who will be granted awards and the amount, type and other terms and conditions of awards. The Committee has complete authority to determine all provisions of the awards granted under the 2021 Equity Plan (as consistent with the terms of the Plan), to interpret the 2021 Equity Plan and to make any other determination which it believes necessary and advisable for the proper administration of the 2021 Equity Plan. The Committee’s decisions on matters relating to the 2021 Equity Plan will be final and binding on all parties with an interest therein.
Available Shares
The aggregate number of ordinary shares which may be issued or transferred pursuant to awards granted under the 2021 Equity Plan may not exceed                 shares.
In general, if awards granted under the 2021 Equity Plan expire or are forfeited, cancelled, settled for cash, surrendered pursuant to an exchange program or otherwise are settled in a manner that does not result in the issuance of all or a portion of the shares subject to the award, then to the extent of such forfeiture, cancellation, cash settlement, surrender or non-issuance, such shares shall again become available for awards under the 2021 Equity Plan. In the event that any award is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company in payment of the applicable exercise price, or any tax withholding obligation arising from an award are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, then the shares so tendered or withheld shall again become available for awards under the 2021 Equity Plan.
Eligibility for Participation
The persons eligible to receive awards under the 2021 Equity Plan are our employees, non-employee directors and any consultant or advisor who is a natural person and who provides services to the Company and its affiliates (other than in connection with a capital-raising transaction or promoting or maintaining a market in Company securities, in each case, as selected by the Committee.
Stock Options and Stock Appreciation Rights
The Committee may grant nonqualified stock options, that is, options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, to purchase our ordinary shares as well as “incentive stock options.” The Committee may also grant stock or cash-settled stock appreciation rights. With respect to options and stock appreciation rights, the Committee determines the number of ordinary shares subject to each award, the vesting schedule, the method and procedure to exercise vested awards, restrictions on transfer of awards and any shares acquired pursuant to the exercise of an option, and the other terms of each award. The exercise price per ordinary share covered by any option or stock appreciation right must be at least equal to the fair market value of one ordinary share on the date of grant.
The Committee will specify in the grant agreement for an option or stock appreciation right the time or times at which, or the conditions upon which, the option or stock appreciation right or any portion thereof will become vested and exercisable, provided, however, that no option that is intended to qualify as an incentive stock option may be exercisable after the expiration of ten years from the date of grant. Each award will be subject to earlier vesting, expiration, cancellation or termination as provided in the 2021 Equity Plan or in the relevant grant agreement.
Restricted Stock Awards
The Committee may grant stock restricted stock awards to participants. The Committee, in its sole discretion, will specify the time or times at which, or the conditions upon which, an award of restricted stock or a portion thereof will become vested and no longer be forfeitable and the time or times at which, or the conditions upon which, any such award or portion thereof will become vested. Participants who receive restricted stock awards will generally have all the rights of a shareholder, including the right to vote the shares. Unless otherwise determined by the Committee, any dividends paid on unvested restricted stock awards will be subject to the same restrictions and risk of forfeiture as the shares to which the dividends or distributions relate.
Stock Unit Awards
The Committee may grant stock unit awards to participants. The Committee, in its sole discretion, will specify the time or times at which, or the conditions upon which, a stock unit award will vest and be settled.

Participants who receive stock unit awards will not have the rights of a shareholder unless and until the shares have been actually issued to the Participants. The Committee in its discretion is authorized to provide for dividend equivalents on stock unit awards and such dividend equivalents will generally be subject to the same restrictions and risk of forfeiture as the underlying stock unit award.
Other Stock-Based Awards
The Committee may from time to time grant shares of stock and other awards that are valued by reference to and/or payable in whole or in part in shares under the 2021 Equity Plan. The Committee will determine the terms and conditions of any other stock-based awards consistent with the terms and purposes of the 2021 Equity Plan.
Performance-Based Awards
The Committee may provide for any award to be a performance-based award by establishing one or more measures of corporate, business unit or individual performance that must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or shares of such award. The Committee will determine the level of achievement of the applicable performance conditions at the conclusion of the performance period, and shall have the authority to provide for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures under specified circumstance.
Shareholder Rights
Except as otherwise expressly specified in the 2021 Equity Plan or in a grant agreement, no participant will have any rights as a shareholder with respect to any of our ordinary shares covered by or relating to any award granted pursuant to the 2021 Equity Plan until the date a participant becomes the registered owner of such ordinary shares.
Amendment and Termination
The board of directors may at any time terminate, suspend or amend the 2021 Equity Plan. No termination, suspension or amendment of the 2021 Equity Plan may materially impair the rights of any participant under a previously granted award without the participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.
Change in Control
In the event of a change in control of the Company, the surviving or successor entity may continue, assume or replace awards outstanding as of the change in control. For purposes of the 2021 Equity Plan, an award will be considered assumed or replaced if, in connection with the change in control, the contractual obligations represented by the award are expressly assumed by the surviving or successor entity (or its parent), with appropriate adjustments to reflect the transaction, or the participant has received a comparable equity-based award that preserves the intrinsic value of the award exiting at the time of the change in control and contains terms and conditions that are substantially similar to those of the award. Following a change in control, a participant’s outstanding awards will vest if the participant experiences an involuntary termination of employment other than for cause within the first year following the change in control.
If there is a change in control of the Company and the acquiring entity or successor to the Company does not assume the outstanding awards or replace them with substantially equivalent awards, then, unless otherwise determined by the Committee or set forth in an individual’s grant agreement, all outstanding options and stock appreciation rights will vest, and the restrictions on all restricted stock awards and restricted stock units will lapse. The Committee also have authority to provide for the cash-out and cancellation of awards that are not continued, assumed or replaced in the event of a change in control
Transferability
Awards granted under the 2021 Equity Plan are generally nontransferable (other than by will or the laws of descent and distribution).

Director Compensation
Our board of directors intends to adopt a non-management director compensation policy following the completion of this offering. As the Company was incorporated on May 26, 2021, no compensation was paid to any directors for the fiscal year ended December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In connection with the Reorganization and prior to the consummation of this offering, we intend to enter into several supply, manufacturing and purchase agreements with Foremost and its affiliates.
As described under the heading “Reorganization” in Note 1 to our Condensed Consolidated Financial Statements, we and our affiliates have entered into a series of contribution agreements to complete the Reorganization, pursuant to which: (i) FGI Industries, a wholly-owned subsidiary of the Company, contributed 100% of the issued and outstanding equity of Foremost Kingbetter Food Equipment, Inc. (“FKB”) to our parent, Foremost, (ii) Foremost contributed 100% of the issued and outstanding equity of FKB to Foremost Home, Inc., and (iii) Foremost contributed 100% of the issued and outstanding equity of FGI Industries, FGI Europe Investment Limited (British Virgin Islands) and FGI International (HK) (Hong Kong) to us.
Immediately following the Reorganization, FGI Industries entered into the FHI Shared Services Agreement with FHI, a wholly-owned subsidiary of Foremost, the largest holder of our common stock. Pursuant to the FHI Shared Services Agreement, FGI Industries provides FHI with general and administrative services, information technology systems services and human resources services, as well as warehouse space services and supply chain services in the United States. Under the FHI Shared Services Agreement, FHI will reimburse any reasonable and documented out-of-pocket fees incurred by FGI Industries as well as pay a service fee for each service. For warehouse services, FHI will pay FGI Industries a $500,000 annual fee as well as a fee equal to 4% of gross product sales of all products stored in such warehouses. For all other services provided, FHI will pay a service fee equal to the total costs incurred by FGI Industries for such service generally divided by the number of FHI employees relative to FGI Industries employees. The FHI Shared Services Agreement has an initial term of one year and will renew automatically unless cancelled by either party upon the giving of at least 60 days in advance of the expiration of the then-current term.
Immediately following the Reorganization, the Company entered into the Worldwide Shared Services Agreement with Foremost Worldwide, a wholly-owned unconsolidated subsidiary of Foremost, the largest holder of our common stock, pursuant to which Foremost Worldwide provides FGI Industries with general and administrative services, information technology system services and human resources services in Taiwan. The terms of the Worldwide Services Agreement as between the service provider and recipient are substantially identical to those of the FHI Shared Services Agreement, including service fee and termination provisions, with Foremost Worldwide providing services and FGI Industries paying Foremost Worldwide for such services.
Indemnification Agreements
We have entered or intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. For more information regarding these indemnification agreements, see “Management — Limitations on Liability and Indemnification of Officers and Directors.”
Policies and Procedures for Related Party Transactions
Our board of directors will adopt a written related party transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review and approval or ratification of related-party transactions. This policy will cover any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party.
All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy. However, these transactions were reviewed and approved by our board of directors.

PRINCIPAL SHAREHOLDERS
The following table sets forth the beneficial ownership of our ordinary shares as of                 , 2021 and as adjusted to reflect the sale of our ordinary shares offered by us in this offering, for:
•
each shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of                 , 2021. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage ownership information under the column titled “Before Offering” is based on ordinary shares outstanding as of           2021 and includes ordinary shares subject to repurchase by us. The percentage ownership information under the column titled “After Offering” is based on the sale of ordinary shares in this offering (assuming an initial public offering price of  $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus). The percentage ownership information assumes no exercise of (i) the underwriters’ option to purchase additional shares or (ii) the warrants to purchase ordinary shares at an exercise price per share equal to    % of the initial public offering price per share or $      , based on an assumed initial public offering price of  $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, that will be issued to the underwriters in connection with this offering.
Except as otherwise indicated in the footnotes to this table the persons or entities named have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them, and the address for each person or entity listed in the table is FGI Industries Ltd., 906 Murray Road, East Hanover, NJ 07869.
Name of Beneficial Owner	Before Offering		After Offering
	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Shareholders:
Foremost Groups Ltd.(1)		%
Directors and Named Executive Officers:		%
David Bruce		%
John Chen		%
Perry Lin		%
Todd Heysse		%
Kellie Zesch Weir		%
Jae Chung		%
Directors and executive officers as ( persons)		%

*
Represents less than 1% of outstanding ordinary shares.

(1)
Supreme Dragon Limited, a British Virgin Islands company (“Supreme Dragon”), owns 39.75% of the equity interest in Foremost Groups Ltd. (“Foremost”). JC Gardeners LLC, a Nevada limited liability company (“JC Gardeners”), owns 100% of the equity interests in Supreme Dragon. Chen Family Trust, a Nevada trust, owns 100% of the equity interests in JC Gardeners. Mr. Liang Chou Chen, a private investor located in New Jersey, is (a) the Manager of JC Gardeners and is authorized to vote and dispose of the equity holdings in Supreme Dragon held by JC Gardeners, (b) the grantor and investment trustee of the Chen Family Trust and is authorized to vote and dispose of the equity interests in Supreme Dragon held by the Chen Family Trust; and, therefore, (c) indirectly authorized to vote and dispose of all of the equity interests in Foremost held by Supreme Dragon. Golden Summit Holdings Limited, a British Virgin Islands company (“Golden Summit”), owns 10.0% of the equity interests in Foremost. Mr. Chen is the sole director of Golden Summit and is authorized to vote and dispose of all of the equity interests in Foremost held by Golden Summit. Thus, Mr. Chen is authorized to vote and dispose of an aggregate of 49.75% of Foremost’s voting power.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the most important terms of our share capital. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated memorandum and articles of association, copies of which have been filed as exhibits to the registration statement of which this prospectus is part, and the applicable provisions of the Companies Act (Revised), as amended (the “Companies Act”).
Ordinary shares
General.   All the issued and outstanding ordinary shares are fully paid and nonassessable. Certificates representing the ordinary shares are issued in registered form. The ordinary shares are issued when registered in the register of our shareholders. The ordinary shares are not entitled to any sinking fund or pre-emptive or redemption rights. Our shareholders may freely hold and vote their shares.
Voting Rights.   Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, including the election of directors. There is no provision for cumulative voting with regard to the election of directors. Voting at any meeting of shareholders is by show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 % of the paid up voting share capital of the Company.
Quorum.   The required quorum for a meeting of our shareholders consists of a number of shareholders present in person or by proxy and entitled to vote that represents the holders of not less than an aggregate of one-third of all of our issued voting share capital. We hold annual general meetings of shareholders at such times and places as the board of directors may determine. In addition, the board of directors may convene a general meeting of shareholders at any time upon seven calendar days’ notice. Further, general meetings (other than the annual general meeting) may also be convened upon written requisition of shareholders holding not less than one-third of issued voting share capital, which requisition must state the object for the general meeting.
Approval.   Subject to the quorum requirements referred to in the paragraph above, except in respect of matters relating to the election of directors and as otherwise provided in our articles of association or required by law, any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of 66 2/3% of the votes cast attaching to the ordinary shares. A special resolution is required for matters such as a change of name, amending our memorandum and articles of association and placing us into voluntary liquidation.
Dividends.   The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.
Liquidation.   If we are to be liquidated, the liquidator may, with the approval of the shareholders, divide among the shareholders in cash or in kind the whole or any part of our assets, may determine how such division shall be carried out as between the shareholders or different classes of shareholders, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, sees fit, provided that a shareholder shall not be compelled to accept any shares or other assets which would subject the shareholder to liability.
Miscellaneous.   Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.
Comparison of Cayman Islands Corporate Law and U.S. Corporate Law
Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   In certain circumstances the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of 66 2/3 % in value) of the shareholders of each company; or (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that such shareholder holds otherwise give him, her or it voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the board of directors of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, the board is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands company, the board of directors of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, the board is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to receive a payment of the fair value of his, her or its shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (i) the shareholder must give his, her or its written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his, her or its shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection;

(iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his, her or its intention to dissent including, among other details, a demand for payment of the fair value of his, her or its shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
•
we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•
the shareholders have been fairly represented at the meeting in question;

•
the arrangement is such as a businessman would reasonably approve; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Squeeze-out Provisions.   When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits.   Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•
the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•
those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Listing
We have applied to list our ordinary shares on The Nasdaq Capital Market under the trading symbol “FGI”.
Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is                 .

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market after this offering, or the perception that those sales may occur, could adversely affect the prevailing market price for our ordinary shares. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of ordinary shares in the public market after the restrictions lapse could adversely affect the prevailing market price of our ordinary shares as well as our ability to raise equity capital in the future. Based on the number of ordinary shares outstanding as of           , 2021, upon the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional ordinary shares, and no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately           ordinary shares. All of the shares sold in this offering will be freely tradable unless purchased by our “affiliates” as such term is defined in Rule 144 under the Securities Act or purchased by existing shareholders and their affiliated entities that are subject to lock-up agreements. All remaining ordinary shares held by existing shareholders immediately prior to the consummation of this offering will be “restricted securities,” as such term is defined in Rule 144. These restricted securities were issued and sold in private transactions and are eligible for public sale only if the public resale is registered under the Securities Act or if the proposed transaction qualifies for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701 of the Securities Act, which rules are summarized below.
As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, based on the number of our ordinary shares outstanding as of          , 2021, the remaining ordinary shares will generally become for sale in the public market are as follows:
Approximate Number of Shares	First Date Available for Sale on the Public Markets
shares	181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.
We may issue ordinary shares from time to time as consideration for future acquisitions, investments or other corporate purposes.
In the event that any such acquisition, investment or other transaction is significant, the number of ordinary shares that we may issue may in turn be significant. We may also grant registration rights covering those ordinary shares issued in connection with any such acquisition and investment. In addition, the ordinary shares reserved for future issuance under our 2021 Equity Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.
Rule 144
In general, pursuant to Rule 144 under the Securities Act, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is and has not been an affiliate of ours at any time during the three months preceding a sale and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours at any time during the three months preceding a sale and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately following the completion of this offering without regard to whether current public information about us is available.
Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•
1% of the number of ordinary shares then outstanding, which will equal approximately ordinary shares upon the completion of this offering; or

•
the average weekly trading volume of our ordinary shares on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our “affiliates” are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell our ordinary shares that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.
Rule 701
Pursuant to Rule 701 under the Securities Act, ordinary shares acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock incentive plans may be resold by:
•
persons other than “affiliates,” beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•
Our “affiliates,” beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-Up Agreements
We, along with our directors, executive officers and substantially all of our other shareholders, have agreed with the underwriters that for the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus we and they will not sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase any put equivalent position or liquidate or decrease any call equivalent position, pledge, hypothecate, grant any security interest in or in any other way transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exchangeable for ordinary shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares.
After this offering, certain of our employees, including our executive officers and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.
Equity Incentive Plans
We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the ordinary shares reserved for issuance under our 2021 Equity Plan. The registration statement is expected to be filed and become effective upon the consummation of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to vesting restrictions, Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS
The following is a discussion of the material U.S. federal income tax consequences to the U.S. Holders, as defined below, of owning and disposing of our ordinary shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire our ordinary shares. This discussion applies only to a U.S. Holder that purchases our ordinary shares in connection with this offering and holds such ordinary shares as “capital assets” within the meaning of Section 1221 of the Code, and this discussion applies only to such ordinary shares. This discussion is general in nature and it does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including the potential application of the Medicare contribution tax, estate or gift tax consequences, any tax consequences other than U.S. federal income tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:
•
certain financial institutions and insurance companies;

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regulated investment companies, real estate investment trusts and real estate mortgage investment conduits;

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dealers or traders in securities who use a mark-to-market method of tax accounting;

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persons holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to ordinary shares;

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persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities or investors in such entities;

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tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

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any persons directly or indirectly acquiring ordinary shares in connection with the performance of services;

•
individuals subject to the alternative minimum tax provisions of the Code;

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persons who hold our ordinary shares on behalf other persons as nominees;

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persons that own or are deemed to own ten percent or more of our ordinary shares (by vote or value), including the shares that are subject to this offering;

•
S corporations; or

•
persons holding ordinary shares in connection with a trade or business conducted outside of the United States.

If an entity (or other arrangement) that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner thereof will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ordinary shares.
This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, and do not expect to seek, any ruling from the U.S. Internal Revenue Service (the “Service”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Service or a court would agree with our statements and conclusions or that a court would not sustain any challenge by the Service in the event of litigation.
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares and who is:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if either (1) a court within the U.S. is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (as defined in Section 7701(a)(30) of the Code, a “U.S. person”).

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF U.S. NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, IN LIGHT OF THEIR PARTICULAR SITUATION.
Taxation of Distributions
As discussed above under “Dividend Policy”, we do not expect to make distributions on our ordinary shares in the near future. In the event that we do make distributions of cash or other property, distributions paid on our ordinary shares will generally be treated as “dividends” to the extent paid out of our current or accumulated earnings and profits (each as determined under U.S. federal income tax principles). If and for so long as our ordinary shares are listed on an established securities market in the United States, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” if certain requirements are met. Therefore, subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holders. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in a functional currency other than the U.S. dollar will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Sale, Exchange or Other Taxable Disposition of Ordinary Shares
Gain or loss realized on the sale or other taxable disposition of ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Service.
Information Reporting With Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding whether or not they are obligated to report information relating to their ownership and disposition of ordinary shares.

UNDERWRITING
We are offering the ordinary shares described in this prospectus through the underwriters listed below. Subject to the terms of the underwriting agreement, the underwriters named below have agreed to buy, severally and not jointly, the number of ordinary shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. The Benchmark Company, LLC is acting as the lead managing underwriter of this offering and representative of the underwriters.
Underwriter	Number of Shares
The Benchmark Company, LLC
Northland Securities, Inc.
Total
The underwriters have advised us that they propose to initially offer the ordinary shares to the public at a price of $      per share. The underwriters propose to offer the ordinary shares to certain dealers at the same price less a concession of not more than $      per share, of which up to $      per share may be reallowed to other dealers. After the initial offering, these figures may be changed by the underwriters.
The shares sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about                 , 2021, subject to customary closing conditions. The underwriters may reject all or part of any order.
We have granted to the underwriters an option to purchase up to an additional                 ordinary shares from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.
Commissions and Discounts
The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $125,000 of the fees and expenses of the underwriters, which may include up to $100,000 of fees and expenses of counsel to the underwriters. In addition to the foregoing, we have agreed to be responsible for the costs of background checks on our senior management in an amount not to exceed $7,500. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.
We have paid an expense deposit of $50,000 to (or on behalf of) the underwriters, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred. We have also agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering.
Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.
	Per Share	Total with No Over-Allotment	Total with Over-Allotment
Public offering price	$	$	$
Underwriting discount to be paid by us (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $      .
Representative’s Warrants
We have agreed to, upon the closing of this offering, including upon the closing of any offering of ordinary shares sold to cover over allotments, issue to the representative warrants, or the representative’s warrants, to purchase a number of ordinary shares equal to 2% of the total number of ordinary shares sold in this public offering. The representative’s warrants will be exercisable on a cashless basis at a price equal to the initial offering price to the public. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-1∕2-year period commencing six months after the effective date of the registration statement related to this offering.
The representative’s warrants and the ordinary shares underlying the representative’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the representative’s warrants or the securities underlying the representative’s warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the representative’s warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the representative’s warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The representative’s warrants will provide for adjustment in the number and price of the representative’s warrants and the ordinary shares underlying such representative’s warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.
Right of First Refusal
Until twelve (12) months from the closing of this offering, the representative shall have an irrevocable right of first refusal to act as lead or joint-lead investment banker, lead or joint book-runner and/or lead or joint placement agent, at the representative’s sole discretion, for each and every future public and private equity offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative and such transactions. Additionally, until twelve (12) months from the closing of this offering, Northland Securities, Inc. (“Northland”) shall have an irrevocable right of first refusal to act as co-manager or co-placement agent, at Northland’s sole discretion, for each and every future public and private equity offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative and such transactions.
Indemnification
We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
No Sales of Ordinary Shares
We, each of our directors and officers and shareholders beneficially owning more than 5% of our outstanding ordinary shares have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares or any securities convertible into or exchangeable for ordinary shares without the prior written consent of the representative for a period of 180 days after the date of this prospectus. These lock-up agreements provide limited exceptions, and their restrictions may be waived at any time by the representative.
Determination of Offering Price
The underwriters have advised us that they propose to offer the ordinary shares directly to the public at the estimated initial public offering price range set forth on the cover page of this prospectus. That price range and the initial public offering price are subject to change as a result of market conditions and other factors. Prior to this offering, no public market exists for our ordinary shares. The initial public offering price of the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the initial public offering price of the shares included, among others:
•
the information in this prospectus and otherwise available to the underwriters, including our financial information;

•
the history and the prospects for the industry in which we compete;

•
the ability and experience of our management;

•
the prospects for our future earnings;

•
the present state of our development and our current financial condition;

•
the general condition of the economy and the securities markets in the United States at the time of this initial public offering;

•
the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•
other factors as were deemed relevant.

We cannot be sure that the initial public offering price will correspond to the price at which our ordinary shares will trade in the public market following this offering or that an active trading market for or ordinary shares will develop or continue after this offering.
Price Stabilization, Short Positions and Penalty Bids
To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares during and after the offering. Specifically, the underwriters may create a short position in our ordinary shares for their own accounts by selling more ordinary shares than we have sold to the underwriters. The underwriters may close out any short position by purchasing shares in the open market.
In addition, the underwriters may stabilize or maintain the price of our ordinary shares by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our ordinary shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our ordinary shares to the extent that it discourages resales of our ordinary shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our ordinary shares on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our ordinary shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares
The underwriters or syndicate members may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.
Other Relationships
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.
In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Listing
We have applied to list our ordinary shares on The Nasdaq Capital Market under the trading symbol “FGI”.
Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is                 .
Selling Restrictions
No action has been taken in any jurisdiction except the United States that would permit a public offering of our ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or our ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS
The validity of the issuance of our ordinary shares offered in this prospectus will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by McGuireWoods LLP, New York, New York.
EXPERTS
The financial statements of FGI Industries Ltd. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been audited by Marcum, LLP, an independent registered public accounting firm as stated in their report, and included in this prospectus and registration statement in reliance upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the ordinary shares being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the ordinary shares offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection at the web site of the SEC referred to above. We also maintain a website at                 , at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

FGI INDUSTRIES LTD.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
FGI Industries Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of FGI Industries Ltd. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, and comprehensive income, parent’s net investment and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
Melville, NY
June 6, 2021

FGI INDUSTRIES LTD.
CONSOLIDATED BALANCE SHEETS
	As of December 31,
	2020	2019
	USD	USD
ASSETS
CURRENT ASSETS
Cash	$4,018,558	$2,416,879
Accounts receivable, net	17,338,279	15,672,499
Inventories, net	8,308,342	9,293,371
Prepayments and other current assets	799,724	953,863
Prepayments and other receivables – related parties	3,263,136	14,058
Income tax receivable	—	52,697
Total current assets	33,728,039	28,403,367
PROPERTY AND EQUIPMENT, NET	545,697	795,496
OTHER ASSETS
Intangible assets	128,050	213,417
Right-of-use assets	9,311,277	8,785,379
Deferred tax assets, net	1,263,395	941,047
Other noncurrent assets	171,003	379,336
Total other assets	10,873,725	10,319,179
Total assets	$45,147,461	$39,518,042
LIABILITIES AND PARENT’S NET INVESTMENT
CURRENT LIABILITIES
Short-term loans	$11,074,383	$8,207,165
Accounts payable	19,510,272	15,999,049
Accounts payable – related parties	—	697,500
Income tax payable	580,036	—
Operating lease liabilities – current	1,245,629	1,761,260
Accrued expenses and other current liabilities	3,008,959	2,144,481
Total current liabilities	35,419,279	28,809,455
OTHER LIABILITIES
Operating lease liabilities – noncurrent	8,196,486	7,088,231
Total liabilities	43,615,765	35,897,686
COMMITMENTS AND CONTINGENCIES
PARENT’S NET INVESTMENT
Ordinary shares ($0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020 and 2019)	—	—
Parent’s net investment	1,531,696	3,620,356
Total parent’s net investment	1,531,696	3,620,356
Total liabilities and parent’s net investment	$45,147,461	$39,518,042
The accompanying notes are an integral part of these consolidated financial statements.

FGI INDUSTRIES LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	For the Years Ended December 31,
	2020	2019
	USD	USD
REVENUES	$134,827,701	$126,282,212
COST OF REVENUES	106,423,061	100,843,143
GROSS PROFIT	28,404,640	25,439,069
OPERATING EXPENSES
Selling and distribution	15,487,306	14,917,601
General and administrative	5,820,967	7,355,632
Research and development	814,254	703,779
Total operating expenses	22,122,527	22,977,012
INCOME FROM OPERATIONS	6,282,113	2,462,057
OTHER INCOME (EXPENSES)
Interest income	32,244	11,665
Interest expense	(418,867)	(448,412)
Other income (expenses), net	(390,298)	(50,212)
Total other income (expenses), net	(776,921)	(486,959)
INCOME BEFORE INCOME TAXES	5,505,192	1,975,098
PROVISION FOR (BENEFIT OF) INCOME TAXES
Current	1,074,928	587,290
Deferred	(300,484)	(183,286)
Total provision for income taxes	774,444	404,004
NET INCOME	4,730,748	1,571,094
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	298,106	279,106
COMPREHENSIVE INCOME	5,028,854	1,850,200
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	—	—
EARNINGS PER SHARE
Basic and diluted	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

FGI INDUSTRIES LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN PARENT’S NET INVESTMENT
Parent’s net investment
BALANCE, January 1, 2019	$3,813,915
Net income for the year	1,571,094
Net distribution to Parent	(2,043,759)
Foreign currency translation adjustment	279,106
BALANCE, December 31, 2019	3,620,356
Net income for the year	4,730,748
Net distribution to Parent	(7,117,514)
Foreign currency translation adjustment	298,106
BALANCE, December 31, 2020	$1,531,696
The accompanying notes are an integral part of these consolidated financial statements.

FGI INDUSTRIES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2020	2019
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,730,748	$1,571,094
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	560,804	525,128
Bad debt recovery	(10,172)	(87,418)
Provision (reversal) of defective return	378,248	(627,028)
Foreign exchange transaction loss	181,599	51,706
Interest expenses	418,867	448,412
Deferred income taxes	(322,349)	(183,624)
Loss on disposal of property and equipment	64,125	2,320
Changes in operating assets and liabilities
Accounts receivable	(2,033,856)	2,064,701
Inventories	985,029	381,763
Prepayments and other current assets	154,139	(194,653)
Prepayments and other receivables – related parties	(3,249,078)	(12,880)
Income taxes	632,734	480,732
Right-of-use assets	(543,037)	(8,785,379)
Accounts payable	3,511,223	(4,590)
Accounts payables – related parties	(697,500)	(3,056,519)
Operating lease liabilities	592,623	8,849,492
Accrued expenses and other current liabilities	445,612	(130,022)
Net cash provided by operating activities	5,799,759	1,293,235
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(76,532)	(233,861)
Net cash used in investing activities	(76,532)	(233,861)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	2,867,216	65,716
Net changes in parent company investment	(7,117,514)	(2,043,759)
Net cash provided by financing activities	(4,250,298)	(1,978,043)
EFFECT OF EXCHANGE RATE FLUCTUATION ON CASH	128,750	229,662
NET CHANGE IN CASH	1,601,679	(689,007)
CASH, BEGINNING OF YEAR	2,416,879	3,105,886
CASH, END OF YEAR	$4,018,558	$2,416,879
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	(421,393)	(449,206)
Cash received during the year for income taxes	439,793	99,908
NON-CASH INVESTING AND FINANCING ACTIVITIES
Net changes in parent company investment	(7,117,514)	(2,043,759)
The accompanying notes are an integral part of these consolidated financial statements.

FGI INDUSTRIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of business and organization
FGI Industries Ltd. (“FGI” or the “Company”) is a holding company organized on May 26, 2021, under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding equity of its operating subsidiaries as described below. The Company is a leading supplier of global kitchen and bath products and currently focuses on the following categories: sanitaryware (primarily toilets, sinks, pedestals and toilet seats), bath furniture (vanities, mirrors and cabinets), shower systems, customer kitchen cabinetry and other accessory items. These products are sold primarily for repair and remodeling (“R&R”) activity and, to a lesser extent, new home or commercial construction. The Company sells its products through numerous partners, including mass retail centers, wholesale and commercial distributors, online retailers and independent dealers and distributors.
The accompanying consolidated financial statements reflect the activities of FGI and each of the following entities in each case, as contemplated after the Reorganization, as described below:
Name	Background	Ownership
FGI Industries, Inc. (formerly named Foremost Groups, Inc.)	• A New Jersey corporation • Incorporated on January 5, 1988 • Sales and distribution in the United States	Expected to be 100% owned by FGI
FGI Europe Investment Limited	• A British Virgin Islands company (incorporation of this entity is currently in process) • Sales and distribution in Europe	Expected to be 100% owned by FGI
FGI International, Limited	• A Hong Kong company • Incorporated on June 2, 2021 • Sales, sourcing and product development	Expected to be 100% owned by FGI
Foremost International Ltd.	• A Canada company • Incorporated on October 17, 1997 • Sales and distribution in Canada	100% owned by FGI Industries, Inc.
FGI Germany GmbH & Co. KG	• A German company • Incorporated on January 24, 2013 • Sales and distribution in Germany	Expected to be 100% owned by FGI Europe Investment Limited
FGI China, Ltd.	• A PRC limited liability company (incorporation of this entity is currently in process) • Sourcing and product development	100% owned by FGI International

Reorganization
The following reorganization steps are currently in process and not yet completed as of the date these consolidated financial statements were available to be issued: (i) the incorporation of FGI Europe Investment Limited (“FGI Europe”), FGI International, Limited (“FGI International”) and FGI China, Ltd., (ii) FGI Industries, Inc. (formerly Foremost Groups, Inc.) (“FGI Industries”), which operates the kitchen and bath (“K&B”) sales and distribution business in the United States and, through its wholly-owned Canadian subsidiary, Foremost International Limited, in Canada, is expected to distribute 100% of the outstanding shares of stock of Foremost Kingbetter Food Equipment Inc. (“FKB”), which operates a separate furniture line of business, to Foremost Groups Ltd. (“Foremost”), FGI Industries’ sole shareholder; (iii) Foremost is expected to contribute the FKB shares to Foremost Home Inc. (“FHI”), a newly-formed wholly-owned subsidiary of Foremost; and (iv) Foremost is expected to contribute 100% of the outstanding shares of stock of each of FGI Industries, FGI Europe, which, directly and, after the proposed Reorganization, through its wholly-owned German subsidiary, FGI Germany GmbH & Co., operates the K&B sales and distribution business in Europe, and FGI International, which, directly and through its wholly-owned Chinese subsidiary, FGI China, Ltd., operates the K&B sales and distribution business in the remainder of the world, K&B product development and sourcing of K&B products in China, to the Company (collectively, the “Reorganization”), such that, immediately following the Reorganization, (x) Foremost is expected to own 100% of the equity interests in each of the Company and FHI, (y) the Company is expected to own 100% of the equity interests in each of FGI Industries, FGI Europe and FGI International, which collectively, and through subsidiaries, operate the K&B business worldwide (the “K&B Business”), and (z) FHI is expected to own 100% of the equity interests in FKB.
Immediately before and as contemplated by the proposed Reorganization, each of the Company, FGI Industries, FGI Europe and FGI International, and each of their respective subsidiaries was and is expected to be ultimately controlled by Foremost. As such, the accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the K&B Business (excluded otherwise) before the anticipated Reorganization. The consolidated financial statements are presented as if the Company had been in existence and the Reorganization had been in effect during the years ended December 31, 2020 and 2019. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the K&B Business had actually existed on a stand-alone basis during the years presented before the completion of the anticipated Reorganization.
Immediately following the Reorganization, FGI Industries, a wholly-owned subsidiary of the Company, is expected to enter into a shared services agreement (the “FHI Shared Services Agreement”) with Foremost Home Industries, Inc., a newly-formed wholly-owned subsidiary of Foremost (“FHI”). Pursuant to the FHI Shared Services Agreement, FGI Industries will provide FHI with general and administrative services, information technology systems services and human resources services, as well as warehouse space services and supply chain services in the United States. Under the FHI Shared Services Agreement, FHI will reimburse any reasonable and documented out-of-pocket fees incurred by FGI Industries as well as pay a service fee for each service. For warehouse services, FHI will pay FGI Industries a $500,000 annual fee as well as a fee equal to 4% of gross product sales of all products stored in such warehouses. For all other services provided, FHI will pay a service fee equal to the total costs incurred by FGI Industries for such service generally divided by the number of FHI employees relative to FGI Industries employees. The FHI Shared Services Agreement will have an initial term of one year and will renew automatically unless cancelled by either party upon the giving of at least 60 days in advance of the expiration of the then-current term.
Immediately following the Reorganization, the Company expects to enter into a shared services agreement (the “Worldwide Shared Services Agreement”) with Foremost Worldwide Co., Ltd. (“Foremost Worldwide”) pursuant to which Foremost Worldwide will provide FGI Industries with general and administrative services, information technology system services and human resources services, in Taiwan. The terms of the Worldwide Services Agreement as between the service provider and recipient are expected to be substantially identical to those of the FHI Shared Services Agreement, including calculation of service fees and termination provisions, with Foremost Worldwide providing services and FGI Industries paying Foremost Worldwide for such services.
The assets and liabilities have been stated at historical carrying amounts. Only those assets and liabilities that are specifically identifiable to the K&B Business are included in the Company’s consolidated balance sheets. The Company’s statements of income and comprehensive income consists all the revenues, costs and expenses of the K&B Business, including allocations to the selling and distribution expenses, general and administrative expenses, and research and development expenses, and which were incurred by FGI but related to the K&B Business prior to the Reorganization.
All revenues and cost of revenues attributable to selling of kitchen and bath products were allocated to the Company. Operating expenses were allocated to the Company based on employees and activities that are involved in the K&B Business. Any expenses that were not directly attributable to any specific business were allocated to the Company based on the proportion of the number of employees of the K&B Business to the total number of employees of both the K&B Business and FHI.
The following table sets forth the revenues, cost of revenues and operating expenses that were irrelevant to the K&B Business allocated from FGI Industries to Foremost Home, Inc. for the years ended December 31, 2020 and 2019, respectively. In accordance with SAB Topic 5.z.7, the Company retroactively reflected the Reorganization in its consolidated financial statements since the spin-off transaction is expected to occur prior to effectiveness of the registration statement.
	For the Years Ended December 31,
	2020	2019
	USD	USD
Revenues	$47,126,107	$46,172,790
Cost of revenues	(38,743,695)	(38,373,659)
Gross profit	8,382,412	7,799,131
Selling and distribution expenses	(4,104,345)	(6,012,731)
General and administrative expenses	(1,824,792)	(2,124,229)
Research and development expenses	(800,010)	(1,245,698)
Income (loss) from operations	$1,653,265	$(1,583,527)
The following table sets forth the revenues, cost of revenues and operating expenses that were directly related to the K&B Business allocated from Foremost Worldwide Co., Ltd., a wholly-owned subsidiary of Foremost, to FGI International for the years ended December 31, 2020 and 2019, respectively.
	For the Years Ended December 31,
	2020	2019
	USD	USD
Revenues	$74,357,895	$84,723,675
Cost of revenues	(67,213,516)	(78,067,249)
Gross profit	7,144,379	6,656,426
Selling and distribution expenses	(1,017,317)	(1,161,929)
General and administrative expenses	(1,181,791)	(2,676,402)
Research and development expenses	(72,971)	(93,426)
Income from operations	$4,872,300	$2,724,669
Income tax liability is calculated based on a separate return basis as if the K&B Business had filed separate tax returns before the completion of the Reorganization. Immediately following the Reorganization, the K&B Business began to file separate tax returns and report taxation based on the actual tax return of each legal entity.
Management believes the basis and amounts of these allocations are reasonable. While the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, stand-alone entity, the Company does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if the Company had been a separate, stand-alone entity.
Note 2 — Summary of significant accounting policies
Basis of presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commissions (the “SEC”).
Principles of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.
Subsidiaries are those entities which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at a meeting of directors.
Use of estimates and assumptions
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.
Foreign currency translation and transaction
The functional currencies of the Company and its subsidiaries are the local currency of the country in which the subsidiaries operate, except for FGI International which is incorporated in Hong Kong while adopting the United States Dollar (“U.S. Dollar or “USD”) as its functional currency. The reporting currency of the Company is the U.S. Dollar. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. The results of operations and the cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of changes in parent's net investment. Transaction gains and losses arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the consolidated statement of income and comprehensive income.
For the purpose of presenting the financial statements of subsidiaries using the Renminbi (“RMB”) as functional currency, the Company’s assets and liabilities are expressed in U.S. Dollars at the exchange rate on the balance sheet date, which was 6.5037 and 6.9739 as of December 31, 2020 and 2019, respectively; parent's net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which was 6.9416 and 6.8995 for the years ended December 31, 2020 and 2019, respectively.
For the purpose of presenting the financial statements of the subsidiary using the Canadian Dollar (“CAD”) as functional currency, the Company’s assets and liabilities are expressed in U.S. Dollars at the exchange rate on the balance sheet date, which was 1.2741 and 1.3066 as of December 31, 2020 and 2019, respectively; parent's net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which was 1.3437 and 1.3254 for the years ended December 31, 2020 and 2019, respectively.
For the purpose of presenting the financial statements of the subsidiary using the Euro (“EUR”) as functional currency, the Company’s assets and liabilities are expressed in U.S. Dollars at the exchange rate on the balance sheet date, which was 0.8153 and 0.8929 as of December 31, 2020 and 2019, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which was 0.8803 and 0.8924 for the years ended December 31, 2020 and 2019, respectively.
Cash
Cash consists of cash on hand, demand deposits and time deposits placed with banks or other financial institutions that have original maturities of three months or less.
Accounts receivable, net
Bills and trade receivables include trade accounts due from customers. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.
Inventories, net
Inventories are stated at the lower of cost and net realizable value. Cost consists of purchase price and related shipping and handling expenses, and is determined using the weighted average cost method, based on individual products. The methods of determining inventory costs are used consistently from year to year. A provision for slow-moving items is calculated based on historical experience. Management reviews this provision annually to assess whether, based on economic conditions, it is adequate.
Prepayments
Prepayments are cash deposited or advanced to suppliers for the purchase of goods or services that have not been received or provided and deposits made to the Company’s suppliers and landlord. This amount is refundable and bears no interest. Prepayments and deposits are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.
Property and equipment, net
Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows:
Useful Life
Leasehold Improvements	Lesser of lease term and expected useful life
Machinery and equipment	3 – 5 years
Furniture and fixtures	3 – 5 years
Vehicles	5 years
Molds	3 – 5 years

Intangible assets, net
The Company’s intangible assets with definite useful lives primarily consist of software acquired for internal use. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the estimated useful lives of ten years.
Impairment for long-lived assets
Long-lived assets, including property and equipment and intangible assets with definite useful lives, are reviewed for impairment whenever material events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of an asset based on the undiscounted future cash flows the asset is expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2020 and 2019, no impairment of long-lived assets was recognized.
Leases
The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use assets (“ROU assets”), operating lease liabilities — current and operating lease liabilities — noncurrent on our consolidated balance sheets.
ROU assets represent our right to use an underlying asset for the duration of the lease term while lease liabilities represent the Company’s obligation to make lease payments in exchange for the right to use an underlying asset. ROU assets and lease liabilities are measured based on the present value of fixed lease payments over the lease term at the commencement date. The ROU asset also includes any lease payments made prior to the commencement date and initial direct costs incurred, and is reduced by any lease incentives received. The Company reviews its ROU assets as material events occur or circumstances change that would indicate the carrying amount of the ROU assets are not recoverable and exceed their fair values. If the carrying amount of an ROU asset is not recoverable from its undiscounted cash flows, then the Company would recognize an impairment loss for the difference between the carrying amount and the current fair value.
As most of the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate on the commencement date of the lease as the discount rate in determining the present value of future lease payments. The Company determines the incremental borrowing rate for each lease by using the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The Company’s lease terms may include options to extend or terminate the lease when there are relevant economic incentives present that make it reasonably certain that the Company will exercise that option. The Company accounts for any non-lease components separately from lease components.
Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Fair Value Measurement
The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.
The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:
•
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.
Revenue recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 replaced most existing revenue recognition guidance in U.S. GAAP when it became effective and permits the use of either the retrospective or cumulative effect transition method. The Company adopted Topic 606 on January 1, 2018 using the modified retrospective transition method, the adoption did not have material impact on the on the Company’s consolidated financial statements.
The Company generates revenues from sales of kitchen and bath products, and recognizes revenue as control of its products is transferred to its customers, which is generally at the time of shipment or upon delivery based on the contractual terms with the Company’s customers. The Company’s customers’ payment terms generally range from 15 to 60 days of fulfilling its performance obligations and recognizing revenue.
The Company provides customer programs and incentive offerings, including co-operative marketing arrangements and volume-based incentives. These customer programs and incentives are considered variable consideration. The Company includes in revenue variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale, and expected sales volume forecasts as it relates to the Company’s volume-based incentives. This determination is updated on a monthly basis.
Certain product sales include a right of return. The Company estimates future product returns at the time of sale based on historical experience and records a corresponding reduction in accounts receivable.
The Company records receivables related to revenue when it has an unconditional right to invoice and receive payment. The Company invoices its customers for products sold upon placement of purchase orders.
The Company’s disaggregated revenues are summarized as follows:
	For the Years Ended December 31,
	2020	2019
	USD	USD
Revenues by product line
Sanitaryware	$88,392,378	$90,928,256
Bath Furniture	38,214,235	28,558,130
Others	8,221,088	6,795,826
Total	$134,827,701	$126,282,212
	For the Years Ended December 31,
	2020	2019
	USD	USD
Revenues by geographic location
United States	$83,700,229	$76,829,764
Canada	35,008,869	32,105,878
Europe	16,118,603	17,346,570
Total	$134,827,701	$126,282,212

Income Taxes
Deferred taxes are recognized based on the future tax consequences of the differences between the carrying value of assets and liabilities and their respective tax basis. The future realization of deferred tax assets depends on the existence of sufficient taxable income in future periods. Possible sources of taxable income include taxable income in carryback periods, the future reversal of existing taxable temporary differences recorded as a deferred tax liability, tax-planning strategies that generate future income or gains in excess of anticipated losses in the carryforward period and projected future taxable income.
If, based upon all available evidence, both positive and negative, it is more likely than not (i.e., more than 50 percent likely) that such deferred tax assets will not be realized, a valuation allowance is recorded. Significant weight is given to positive and negative evidence that is objectively verifiable. A company’s three-year cumulative loss position is significant negative evidence in considering whether deferred tax assets are realizable, and the accounting guidance restricts the amount of reliance we can place on projected taxable income to support the recovery of the deferred tax assets.
The current accounting guidance allows the recognition of only those income tax positions that have a greater than 50 percent likelihood of being sustained upon examination by the taxing authorities. The Company believes that there is an increased potential for volatility in its effective tax rate because this threshold allows for changes in the income tax environment and, to a greater extent, the inherent complexities of income tax law in a substantial number of jurisdictions, which may affect the computation of its liability for uncertain tax positions.
The Company records interest and penalties on our uncertain tax positions in income tax expense.
We record the tax effects of Foreign Derived Intangible Income (FDII) and Global Intangible Low-Taxed Income (GILTI) related to our foreign operations as a component of income tax expense in the period in which the tax arises.
Comprehensive income
Comprehensive income consists of two components: net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Other comprehensive income consists of a foreign currency translation adjustment resulting from the Company not using the U.S. Dollar as its functional currencies.
Earnings per share
The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2020 and 2019, there were no dilutive shares.
Segment reporting
ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.
Recently issued accounting pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit

Losses on Financial Instruments,” amending the accounting for the impairment of financial instruments, including trade receivables. Under previous guidance, credit losses were recognized when the applicable losses had a probable likelihood of occurring and this assessment was based on past events and current conditions. The amended current guidance eliminates the “probable” threshold and requires an entity to use a broader range of information, including forecast information when estimating expected credit losses. Generally, this should result in a more timely recognition of credit losses. This guidance became effective for interim and annual periods beginning after December 15, 2019 with early adoption permitted for interim and annual periods beginning after December 15, 2018. The requirements of the amended guidance should be applied using a modified retrospective approach except for debt securities, which require a prospective transition approach. In November 2019, the FASB issued ASU 2019-10 which finalized the delay of such effective date to fiscal years beginning after December 15, 2022 for private and all other companies including emerging growth companies. As an emerging growth company, the Company plans to adopt this guidance from January 1, 2023 and is currently evaluating the impact on its consolidated financial statements upon adoption.
The Company considers the applicability and impact of all ASUs. ASUs not listed above were assessed and determined not to be applicable.
Note 3 — Accounts receivable, net
Accounts receivable, net consisted of the following:
	As of December 31,
	2020	2019
	USD	USD
Accounts receivable	$18,703,026	$16,669,170
Allowance for doubtful accounts	(146,637)	(156,809)
Accrued defective return and discount	(1,218,110)	(839,862)
Accounts receivable, net	$17,338,279	$15,672,499
Movements of allowance for doubtful accounts are as follows:
	As of December 31,
	2020	2019
	USD	USD
Beginning balance	$156,809	$244,227
Reversal	(10,172)	(87,418)
Ending balance	$146,637	$156,809
Movements of accrued defective return and discount accounts are as follows:
	As of December 31,
	2020	2019
	USD	USD
Beginning balance	$839,862	$1,466,890
Provision (reversal)	378,248	(627,028)
Ending balance	$1,218,110	$839,862

Note 4 — Inventories, net
Inventories, net consisted of the following:
	As of December 31,
	2020	2019
	USD	USD
Finished product	$8,903,767	$10,106,782
Reserves for slow-moving inventories	(595,425)	(813,411)
Inventories, net	$8,308,342	$9,293,371
Movements of inventory reserves are as follows:
	As of December 31,
	2020	2019
	USD	USD
Beginning balance	$813,411	$889,741
Reversal	(217,986)	(76,330)
Ending balance	$595,425	$813,411
Note 5 — Prepayments and other assets
Prepayments and other assets consisted of the following:
	As of December 31,
	2020	2019
	USD	USD
Prepayments	$671,924	$810,255
Others	127,800	143,608
Total prepayments and other assets	$799,724	$953,863
Note 6 — Property and equipment, net
Property and equipment, net consist of the following:
	As of December 31,
	2020	2019
	USD	USD
Leasehold Improvements	$1,122,092	$1,157,495
Machinery and equipment	2,299,527	2,486,340
Furniture and fixtures	499,154	492,250
Vehicles	178,218	176,175
Molds	26,377	18,251
Subtotal	4,125,368	4,330,511
Less: accumulated depreciation	(3,579,671)	(3,535,015)
Total	$545,697	$795,496
Depreciation expense for the years ended December 31, 2020 and 2019 amounted to $267,103 and $231,428, respectively, which were included in general and administrative expenses on the consolidated statements of income and comprehensive income.

Note 7 — Leases
The Company has operating leases primarily for corporate offices, warehouses and showrooms. As of December 31, 2020, the Company’s leases have remaining lease terms up to 9 years. Total operating lease cost as of December 31, 2020 and 2019 amounted to $10,014,379 and $9,143,308, respectively.
The table below presents the operating lease related assets and liabilities recorded on the Company’s consolidated balance sheets:
	As of December 31,
	2020	2019
	USD	USD
Right-of-use assets	$9,311,277	$8,785,379
Operating lease liabilities – current	$1,245,629	$1,761,260
Operating lease liabilities – noncurrent	8,196,486	7,088,231
Total operating lease liabilities	$9,442,115	$8,849,491
Information relating to the lease term and discount rate are as follows:
	For the Years Ended December 31,
	2020	2019
	USD	USD
Weighted-average remaining lease term
Operating leases	7 years	7 years
Weighted-average discount rate
Operating leases	4.7%	4.7%
As of December 31, 2020, the maturities of operating lease liabilities were as follows:
2021	$1,631,392
2022	1,671,751
2023	1,580,868
2024	1,549,033
2025	1,242,115
Thereafter	3,478,406
Total lease payments	11,153,565
Less: imputed interest	(1,711,450)
Present value of lease liabilities	$9,442,115
Note 8 — Short-term loans
Bank loan
FGI Industries (formerly named Foremost Groups, Inc.) has a line of credit agreement (the “Credit Agreement”) with East West Bank, which is collateralized by all assets of FGI Industries and personally guaranteed by Liang Chou Chen, who holds approximately 49.75% of the voting control of Foremost. For the year ended December 31, 2018 and through September 30, 2019, the Credit Agreement allowed for borrowings up to $25,000,000, which previously included a discretionary loan in the amount of $3,000,000 that could only be drawn upon under certain circumstances as described in the Credit Agreement. The discretionary line expired on September 30, 2019. The non-discretionary line of credit was renewed through September 23, 2020 and maximum borrowings were decreased to $22,000,000. On August 13, 2020, the line of credit was renewed with an extended maturity date of September 23, 2022 and maximum borrowings were further decreased to $18,000,000.
Pursuant to the Credit Agreement, FGI Industries is required to maintain (a) a debt coverage ratio (defined as earnings before interest, taxes depreciation and amortization (“EBITDA”) divided by current portion of long-term debt plus interest expense) of not less than 1.25 to 1, tested at the end of each fiscal quarter; (b) an effective tangible net worth (defined as total book net worth plus minority interest, less amounts due from officers, stockholders and affiliates, minus intangible assets and accumulated amortization, plus debt subordinated to East West Bank) of not less than $9,500,000 for the quarters ended September 30, 2020 and December 31, 2020, and not less than $10,000,000 for the quarter ended March 31, 2021 and thereafter; and (c) a total debt to tangible net worth ratio (defined as total liabilities divided by tangible net worth defined as total book net worth plus minority interest, less loan to officers, stockholders, and affiliates minus intangible assets and accumulated amortization) not to exceed 4.0 to 1, tested at the end of each fiscal quarter.
For the years ended December 31, 2020 and 2019, and through August 26, 2020, the loan bore interest at a rate per annum equal to 0.1 percentage points below the Prime Rate as quoted by the Wall Street Journal (“Prime Rate”). Effective August 26, 2020, the annual interest rate was amended to 0.25 percentage points above the Prime Rate. Under no circumstances will the interest rate on this loan be less than 3.250% per annum or more than the maximum rate allowed by applicable law. The interest rate as of December 31, 2020 and 2019 was 4.65% and 3.50%, respectively.
Each sum of borrowings under the Credit Agreement is deemed due on demand and is classified as a short-term loan. The outstanding balance of such loan was $9,393,481 and $8,207,165 as of December 31, 2020 and 2019, respectively.
As of December 31, 2020 and 2019, the outstanding balances under this bank loan were $9,393,483 and $8,207,165, respectively.
PPP loan
On April 9, 2020, FGI Industries (formerly named Foremost Groups, Inc.) entered into a loan agreement in connection with the Paycheck Protection Program (“PPP”) and received proceeds of approximately $1.68 million (the “PPP loan”) under the CARES Act. Interest on the loan accrued at a fixed interest rate of 1.0%. Under Section 1106 of the CARES Act, borrowers are eligible for forgiveness of principal and accrued interest on the loans to the extent that the proceeds are used to cover eligible payroll costs, mortgage interest costs, rent and utility costs, otherwise described as qualified expenses. During the year ended December 31, 2020, FGI Industries used all of the PPP loan proceeds to pay for qualified expenses. 100% of the PPP loan proceeds were used for payroll related expenses. Under the current provisions of the CARES Act, any recipient of a PPP loan may be subject to an audit by the SBA to confirm it qualifies for the loan and that the proceeds were used for qualified expenses as prescribed by the PPP rules. FGI Industries submitted its application and supporting documentation for forgiveness on December 22, 2020 and received approval of forgiveness from the SBA on February 8, 2021. As of December 31, 2020, the balance of the PPP loan was included in the short-term loan on the consolidated balance sheet.
Note 9 —  Parent's net investment
FGI Industries was incorporated in the Cayman Islands on May 26, 2021 in connection with the planned Reorganization, as described in Note 1. The Company is authorized to issue 50,000,000 ordinary shares with a par value of $0.001 per share.

Note 10 — Income taxes
The source of pre-tax income and the components of income tax expense are as follows:
	For the Years Ended December 31,
	2020	2019
	USD	USD
Income components
United States	$80,320	$(926,417)
Outside United States	6,424,872	3,901,515
Intercompany eliminations	(1,000,000)	(1,000,000)
Total pre-tax income (loss)	$5,505,192	$1,975,098
Provision for (benefit of) income taxes
Current
Federal	$—	$30,958
State	7,954	(56,416)
Foreign	1,066,974	612,748
	1,074,928	587,290
Deferred
Federal	(245,174)	(123,043)
State	(55,310)	(35,948)
Foreign	—	(24,295)
	(300,484)	(183,286)
Total provision for (benefit of) income taxes	$774,444	$404,004
Reconciliations between taxes at the U.S. federal income tax rate and taxes at the Company’s effective income tax rate on earnings before income taxes are as follows:
	For the Years Ended December 31,
	2020	2019
Federal statutory rate	21.0%	21.0%
Increase (decrease) in tax rate resulting from:
State and local income taxes, net of federal benefit	(1.0)	(6.5)
Foreign operations/Other	(12.1)	(5.5)
Permanent items	0.9	0.4
Deferred rate changes	0.1	(0.5)
Foreign dividends and earnings taxable in the United States	5.2	11.6
Effective tax rate	14.1%	20.5%

The following is a summary of the components of the net deferred tax assets and liabilities recognized in the consolidated balance sheets:
	As of December 31,
	2020	2019
	USD	USD
Deferred tax assets
Allowance for doubtful accounts	$36,472	$39,303
Other reserve	92,025	130,713
Accrued expenses	143,735	90,169
Lease liability	1,752,546	1,766,104
Charitable contributions	8,553	8,586
Business interest limitation	370,640	289,160
Net operating loss, federal	536,212	385,106
Net operating loss, state	103,489	75,940
Other	66,636	44,770
Total deferred tax assets	3,110,308	2,829,851
Less: valuation allowance	—	—
Net deferred tax assets	3,110,308	2,829,851
Deferred tax liabilities
Fixed assets	1,815,064	1,835,314
Intangibles	31,849	53,490
Total deferred tax liabilities	1,846,913	1,888,804
Deferred tax assets, net of deferred tax liabilities	$1,263,395	$941,047
The deferred tax assets related to the net operating loss as of December 31, 2020 and 2019 have no expiration.
Note 11 — Related party transactions and balances
Prepayments — related parties
Name of Related Party	Relationship	Nature of transactions	December 31, 2020	December 31, 2019
			USD	USD
Rizhao Foremost Woodwork Manufacturing Co., Ltd.	An entity under common control	Purchase	$1,138,316	$—
Focal Capital Holding Limited	An entity under common control	Purchase	2,098,461	—
			$3,236,777	$—
Other receivables — related parties
Name of Related Party	Relationship	Nature of transactions	December 31, 2020	December 31, 2019
			USD	USD
Foremost Xingye Business Consultancy (Shenzhen) Co., Ltd.	An entity under common control	Miscellaneous expenses	26,359	14,058
			$26,359	$14,058

Accounts payable — related parties
Name of Related Party	Relationship	Nature of transactions	December 31, 2020	December 31, 2019
			USD	USD
Rizhao Foremost Woodwork Manufacturing Co., Ltd.	An entity under common control	Purchase	$—	$536,533
Focal Capital Holding Limited	An entity under common control	Purchase	—	160,092
Sunrise Investment Limited	An entity under common control	Purchase	—	875
			$—	$697,500
Loan guarantee by a related party
Liang Chou Chen holds approximately 49.75% of the voting control of Foremost, the Company’s majority shareholder and guarantor of the loan obtained by FGI Industries from East West Bank under the Credit Agreement. See Note 8 for details.
Note 12 — Concentrations of risks
Customer concentration risk
For the year ended December 31, 2020, two customers accounted for 31.2% and 13.3% of the Company’s total revenues, respectively. For the year ended December 31, 2019, three customers accounted for 20.5%, 15.3% and 11.3% of the Company’s total revenues, respectively. No other customer accounts for more than 10% of the Company’s revenue for the years ended December 31, 2020 or 2019. As of December 31, 2020, three customers accounted for 29.5%, 17.4% and 14.0% of the total balance of accounts receivable, respectively. As of December 31, 2019, four customers accounted for 26.3%, 18.0, 14.3% and 10.6% of the total balance of accounts receivable, respectively. No other customer accounts for more than 10% of the Company’s accounts receivable as of December 31, 2020, and December 31, 2019.
Vendor concentration risk
For the year ended December 31, 2020, one supplier, Tangshan Huida Ceramic Group Co., Ltd (“Huida”), accounted for 45.6% of the Company’s total purchases. For the year ended December 31, 2019, Huida accounted for 50.0% of the Company’s total purchases. No other supplier accounts for more than 10% of the Company’s total purchases for the years ended December 31, 2020 and 2019. As of December 31, 2020, Huida accounted for 59.7% of the total balance of accounts payable. As of December 31, 2019, Huida accounted for 69.5% of the total balance of accounts payable. No other supplier accounts for more than 10% of the Company’s accounts payable as of December 31, 2020 and 2019.
Note 13 — Commitments and contingencies
Litigation
From time to time, the Company is involved in legal and regulatory proceedings that are incidental to the operation of its businesses. These proceedings may seek remedies relating to matters including environmental, tax, intellectual property, acquisitions or divestitures, product liability, property damage, personal injury, privacy, employment, labor and pension, government contract issues and commercial or contractual disputes. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including management assessment of the merits of the particular claims, the Company does not believe it is reasonably possible that any asserted or unasserted legal claims or proceedings, individually or in aggregate, will have a material adverse effect on our results of operations, or financial condition. For more information about the Company’s pending legal proceedings, refer to the section of this prospectus entitled “Legal Proceedings.”

Note 14 — Segment information
The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company and hence the Company has only one reportable segment.
Note 15 — Subsequent events
On February 8, 2021, FGI Industries received approval of forgiveness of the PPP loan from the SBA. Upon such approval, the entire balance including principal and interest was forgiven and recorded as other income on the Company’s consolidated statements of income and comprehensive income.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through June 6, 2021 when the consolidated financial statements were issued. Based on this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

FGI INDUSTRIES LTD.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	As of June 30, 2021	As of December 31, 2020
	USD	USD
ASSETS
CURRENT ASSETS
Cash	$3,800,610	$4,018,558
Accounts receivable, net	16,067,567	17,338,279
Inventories, net	12,674,468	8,308,342
Prepayments and other current assets	974,744	799,724
Prepayments and other receivables – related parties	2,545,987	3,263,136
Total current assets	36,063,376	33,728,039
PROPERTY AND EQUIPMENT, NET	455,446	545,697
OTHER ASSETS
Intangible assets	85,366	128,050
Right-of-use assets	8,745,647	9,311,277
Deferred tax assets, net	1,029,549	1,263,395
Other noncurrent assets	4,012,295	171,003
Total other assets	13,872,857	10,873,725
Total assets	$50,391,679	$45,147,461
LIABILITIES AND PARENT’S NET INVESTMENT
CURRENT LIABILITIES
Short-term loans	$15,751,671	$11,074,383
Accounts payable	19,870,710	19,510,272
Accounts payable-related parties	66,502	—
Income tax payable	1,178,326	580,036
Operating lease liabilities – current	1,086,876	1,245,629
Accrued expenses and other current liabilities	4,768,273	3,008,959
Total current liabilities	42,722,358	35,419,279
OTHER LIABILITIES
Operating lease liabilities – noncurrent	7,773,590	8,196,486
Total liabilities	50,495,948	43,615,765
COMMITMENTS AND CONTINGENCIES
PARENT’S NET INVESTMENT
Ordinary shares ($0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding as of June 30, 2021 and December 31, 2020)	—	—
Parent’s net (deficit) investment	(104,269)	1,531,696
Total parent’s net (deficit) investment	(104,269)	1,531,696
Total liabilities and parent’s net investment	$50,391,679	$45,147,461
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FGI INDUSTRIES LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	For the Six-Month Period Ended June 30,
	2021	2020
	USD	USD
REVENUES	$78,866,047	$63,427,817
COST OF REVENUES	62,360,079	49,838,212
GROSS PROFIT	16,505,968	13,589,605
OPERATING EXPENSES
Selling and distribution	8,029,209	7,745,438
General and administrative	2,982,939	2,815,852
Research and development	289,124	385,534
Total operating expenses	11,301,272	10,946,824
INCOME FROM OPERATIONS	5,204,696	2,642,781
OTHER INCOME (EXPENSES)
Interest income	10,778	2
Interest expense	(167,295)	(149,824)
Other income (expenses), net	1,504,947	(31,730)
Total other income (expenses), net	1,348,430	(181,552)
INCOME BEFORE INCOME TAXES	6,553,126	2,461,229
PROVISION FOR INCOME TAXES
Current	833,530	309,956
Deferred	250,281	58,403
Total provision for income taxes	1,083,811	368,359
NET INCOME	5,469,315	2,092,870
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	325,236	(239,804)
COMPREHENSIVE INCOME	$5,794,551	$1,853,066
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	—	—
EARNINGS PER SHARE
Basic and diluted	$—	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FGI INDUSTRIES LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARENT’S NET INVESTMENT
Parent’s net (deficit) investment
BALANCE, January 1, 2021	$1,531,696
Net income for the period	5,469,315
Net distribution to Parent	(7,430,516)
Foreign currency translation adjustment	325,236
BALANCE, June 30, 2021	$(104,269)
BALANCE, January 1, 2020	$3,620,356
Net income for the period	2,092,870
Net distribution to Parent	(3,062,661)
Foreign currency translation adjustment	(239,804)
BALANCE, June 30, 2020	$2,410,761
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FGI INDUSTRIES LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Six Months Ended June 30,
	2021	2020
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,469,315	$2,092,870
Adjustments to reconcile net income to net cash provided by (used in) used in operating activities
Depreciation and amortization	142,248	169,128
Bad debt expense	14,749	38,688
Provision of defective return	3,108,807	777,884
Foreign exchange transaction loss (gain)	94,316	(37,589)
Interest expenses	167,295	149,824
Forgiveness of PPP loan	(1,680,900)	—
Deferred income taxes	233,846	1,642
(Gain) loss on disposal of property and equipment	(3,000)	46,235
Changes in operating assets and liabilities
Accounts receivable	(1,852,844)	(888,136)
Inventories	(4,366,126)	2,423,310
Prepayments and other current assets	(175,021)	198,646
Prepayments and other receivables — related parties	(23,294)	(19,376)
Other noncurrent assets	(3,841,292)	(605,119)
Income taxes	598,290	359,318
Accounts payable	360,438	(2,472,458)
Accounts payable-related parties	807,902	(3,039,088)
Right-of-use assets	565,630	245,766
Operating lease liabilities	(581,649)	(201,994)
Accrued expenses and other current liabilities	1,591,062	168,733
Net cash provided by (used in) operating activities	629,772	(591,716)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of property and equipment	3,000	15,000
Purchase of property and equipment	(4,751)	(58,937)
Net cash used in investing activities	(1,751)	(43,937)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	6,358,188	4,730,850
Net changes in parent company investment	(7,430,516)	(3,062,661)
Net cash (used in) provided by financing activities	(1,072,328)	1,668,189
EFFECT OF EXCHANGE RATE FLUCTUATION ON CASH	226,359	(207,557)
NET CHANGE IN CASH	(217,948)	824,979
CASH, BEGINNING OF YEAR	4,018,558	2,416,879
CASH, END OF YEAR	$3,800,610	$3,241,858
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	(163,956)	(151,178)
Cash paid during the period for income taxes	(251,354)	(4,460)
NON-CASH INVESTING AND FINANCING ACTIVITIES
Net changes in parent company investment	(7,430,516)	(3,062,661)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FGI INDUSTRIES LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of business and organization
FGI Industries Ltd. (“FGI” or the “Company”) is a holding company organized on May 26, 2021, under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding equity of its operating subsidiaries as described below. The Company is a leading supplier of global kitchen and bath products and currently focuses on the following categories: sanitaryware (primarily toilets, sinks, pedestals and toilet seats), bath furniture (vanities, mirrors and cabinets), shower systems, customer kitchen cabinetry and other accessory items. These products are sold primarily for repair and remodeling (“R&R”) activity and, to a lesser extent, new home or commercial construction. The Company sells its products through numerous partners, including mass retail centers, wholesale and commercial distributors, online retailers and independent dealers and distributors.
The accompanying unaudited condensed consolidated financial statements reflect the activities of FGI and each of the following entities, in each case, as contemplated after the Reorganization, as described below:
Name	Background	Ownership
FGI Industries, Inc. (formerly named Foremost Groups, Inc.)	• A New Jersey corporation • Incorporated on January 5, 1988 • Sales and distribution in the United States	Expected to be 100% owned by FGI
FGI Europe Investment Limited	• A British Virgin Islands company (incorporation of this entity is currently in process)	Expected to be 100% owned by FGI
FGI International, Limited	• A Hong Kong company • Incorporated on June 2, 2021 • Sales, sourcing and product development	Expected to be 100% owned by FGI
Foremost International Ltd.	• A Canada company • Incorporated on October 17, 1997 • Sales and distribution in Canada	100% owned by FGI Industries, Inc.
FGI Germany GmbH & Co. KG	• A German company • Incorporated on January 24, 2013 • Sales and distribution in Germany	Expected to be 100% owned by FGI Europe Investment Limited
FGI China, Ltd.	• A PRC limited liability company (incorporation of this entity is currently in process) • Sourcing and product development	100% owned by FGI International, Limited
Reorganization
The following reorganization steps are currently in process and not yet completed as of the date these unaudited condensed consolidated financial statements were available to be issued: (i) the incorporation of FGI Europe Investment Limited (“FGI Europe”), FGI International, Limited (“FGI International”) and FGI China, Ltd., (ii) FGI Industries, Inc. (formerly Foremost Groups, Inc.) (“FGI Industries”), which operates the kitchen and bath (“K&B”) sales and distribution business in the United States and, through its wholly-owned Canadian subsidiary, Foremost International Limited, in Canada, is expected to distribute 100% of the outstanding shares of stock of Foremost Kingbetter Food Equipment Inc. (“FKB”), which operates a separate furniture line of business, to Foremost Groups Ltd. (“Foremost”), FGI Industries’ sole shareholder; (iii) Foremost is expected to contribute the FKB shares to Foremost Home Inc. (“FHI”), a newly-formed wholly-owned subsidiary of Foremost; and (iv) Foremost is expected to contribute 100% of the outstanding shares of stock of each of FGI Industries, FGI Europe, which, directly and, after the proposed Reorganization, through its wholly-owned German subsidiary, FGI Germany GmbH & Co., operates the

K&B sales and distribution business in Europe, and FGI International, which, directly and through its wholly-owned Chinese subsidiary, FGI China, Ltd., operates the K&B sales and distribution business in the remainder of the world, K&B product development and sourcing of K&B products in China, to the Company (collectively, the “Reorganization”), such that, immediately following the Reorganization, (x) Foremost is expected to own 100% of the equity interests in each of the Company and FHI, (y) the Company is expected to own 100% of the equity interests in each of FGI Industries, FGI Europe and FGI International, which collectively, and through subsidiaries, operate the K&B business worldwide (the “K&B Business”), and (z) FHI is expected to own 100% of the equity interests in FKB.
Immediately before and as contemplated by the proposed Reorganization, each of the Company, FGI Industries, FGI Europe and FGI International, and each of their respective subsidiaries was and is expected to be ultimately controlled by Foremost. As such, the accompanying unaudited condensed consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the K&B Business (excluded otherwise) before the anticipated Reorganization. The unaudited condensed consolidated financial statements are presented as if the Company had been in existence and the Reorganization had been in effect during the years ended December 31, 2020 and 2019. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the K&B Business had actually existed on a stand-alone basis during the years presented before the completion of the anticipated Reorganization.
Immediately following the Reorganization, FGI Industries, a wholly-owned subsidiary of the Company, is expected to enter into a shared services agreement (the “FHI Shared Services Agreement”) with Foremost Home Industries, Inc., a newly-formed wholly-owned subsidiary of Foremost(“FHI”). Pursuant to the FHI Shared Services Agreement, FGI Industries will provide FHI with general and administrative services, information technology systems services and human resources services, as well as warehouse space services and supply chain services in the United States. Under the FHI Shared Services Agreement, FHI will reimburse any reasonable and documented out-of-pocket fees incurred by FGI Industries as well as pay a service fee for each service. For warehouse services, FHI will pay FGI Industries a $500,000 annual fee as well as a fee equal to 4% of gross product sales of all products stored in such warehouses. For all other services provided, FHI will pay a service fee equal to the total costs incurred by FGI Industries for such service generally divided by the number of FHI employees relative to FGI Industries employees. The FHI Shared Services Agreement will have an initial term of one year and will renew automatically unless cancelled by either party upon the giving of at least 60 days in advance of the expiration of the then-current term.
Immediately following the Reorganization, the Company expects to enter into a shared services agreement (the “ Worldwide Shared Services Agreement”) with Foremost Worldwide Co., Ltd. (“Foremost Worldwide”) pursuant to which Foremost Worldwide will provide FGI Industries with general and administrative services, information technology system services and human resources services, in Taiwan. The terms of the Worldwide Services Agreement as between the service provider and recipient are expected to be substantially identical to those of the FHI Shared Services Agreement, including calculation of service fees and termination provisions, with Foremost Worldwide providing services and FGI Industries paying Foremost Worldwide for such services.
The assets and liabilities have been stated at historical carrying amounts. Only those assets and liabilities that are specifically identifiable to the K&B Business are included in the Company’s unaudited condensed consolidated balance sheets. The Company’s statements of income and comprehensive income consists all the revenues, costs and expenses of the K&B Business, including allocations to the selling and distribution expenses, general and administrative expenses, and research and development expenses, and which were incurred by FGI but related to the K&B Business prior to the Reorganization.
All revenues and cost of revenues attributable to selling of kitchen and bath products were allocated to the Company. Operating expenses were allocated to the Company based on employees and activities that are involved in the K&B Business. Any expenses that were not directly attributable to any specific business were allocated to the Company based on the proportion of the number of employees of the K&B Business to the total number of employees of both the K&B Business and FHI.
The following table sets forth the revenues, cost of revenues and operating expenses that were irrelevant to the K&B Business allocated from FGI Industries to Foremost Home, Inc. for the six months ended June 30

2021 and 2020 respectively. In accordance with SAB Topic 5.z.7, the Company retroactively reflected the Reorganization in its consolidated financial statements since the spin-off transaction is expected to occur prior to effectiveness of the registration statement.
	For the Six Months Ended June 30,
	2021	2020
	USD	USD
Revenues	$33,580,454	$28,381,519
Cost of revenues	(28,739,239)	(23,924,383)
Gross profit	4,841,215	4,457,136
Selling and distribution expenses	(2,327,917)	(2,398,651)
General and administrative expenses	(769,250)	(934,953)
Research and development expenses	(313,947)	(470,214)
Income from operations	$1,430,101	$653,318
The following table sets forth the revenues, cost of revenues and operating expenses that were directly related to the K&B Business allocated from Foremost Worldwide Co., Ltd., a wholly-owned subsidiary of Foremost, to FGI International for the six months ended June 30, 2021 and 2020, respectively.
	For the Six Months Ended June 30,
	2021	2020
	USD	USD
Revenues	$49,710,413	$34,147,100
Cost of revenues	(43,128,324)	(31,082,167)
Gross profit	6,582,089	3,064,933
Selling and distribution expenses	(974,069)	(611,302)
General and administrative expenses	(605,026)	(572,867)
Research and development expenses	(54,804)	(20,186)
Income from operations	$4,948,190	$1,860,578
Income tax liability is calculated based on a separate return basis as if the K&B Business had filed separate tax returns before the completion of the Reorganization. Immediately following the Reorganization, the K&B Business began to file separate tax returns and report taxation based on the actual tax return of each legal entity.
Management believes the basis and amounts of these allocations are reasonable. While the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, stand-alone entity, the Company does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if the Company had been a separate, stand-alone entity.
Note 2 — Summary of significant accounting policies
Basis of presentation
The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commissions (the “SEC”), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The results of operations are not necessarily indicative of results to be expected for any other interim period or for the full year. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements as of and for the years ended December 31, 2020 and 2019.
Principles of consolidation
The unaudited condensed consolidated financial statements include the unaudited condensed financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.
Subsidiaries are those entities which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at a meeting of directors.
Use of estimates and assumptions
The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.
Foreign currency translation and transaction
The functional currencies of the Company and its subsidiaries are the local currency of the country in which the subsidiaries operate, except for FGI International which is incorporated in Hong Kong while adopting the United States Dollar (“U.S. Dollar” or “USD”) as its functional currency. The reporting currency of the Company is the U.S. Dollar. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. The results of operations and the cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the unaudited condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited condensed consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in unaudited condensed consolidated statements of changes in parent’s net investment. Transaction gains and losses arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the unaudited condensed consolidated statement of income and comprehensive income.
For the purpose of presenting the financial statements of subsidiaries using the Renminbi (“RMB”) as functional currency, the Company’s assets and liabilities are expressed in U.S. Dollars at the exchange rate on the balance sheet date, which was 6.4668 and 6.5037 as of June 30, 2021 and December 31, 2020, respectively; parent’s net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which was 6.4720 and 7.0508 the six months ended June 30, 2021 and 2020, respectively.
For the purpose of presenting the financial statements of the subsidiary using the Canadian Dollar (“CAD”) as functional currency, the Company’s assets and liabilities are expressed in U.S. Dollars at the exchange rate on the balance sheet date, which was 1.2296 and 1.2741 as of June 30, 2021 and December 31, 2020, respectively; parent’s net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which was 1.2593 and 1.3589 for the six months ended June 30, 2021 and 2020, respectively.
For the purpose of presenting the financial statements of the subsidiary using the Euro (“EUR”) as functional currency, the Company’s assets and liabilities are expressed in U.S. Dollars at the exchange rate on the balance sheet date, which was 0.8399 and 0.8153 as of June 30, 2021 December 31, 2020, respectively; parent’s net investment accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which was 0.8261 and 0.9064 for the six months ended June 30, 2021 and 2020, respectively.
Cash
Cash consists of cash on hand, demand deposits and time deposits placed with banks or other financial institutions that have original maturities of three months or less. The Company did not have any cash equivalents as of June 30, 2021 or December 31, 2020.
Accounts receivable, net
Bills and trade receivables include trade accounts due from customers. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.
Inventories, net
Inventories are stated at the lower of cost and net realizable value. Cost consists of purchase price and related shipping and handling expenses, and is determined using the weighted average cost method, based on individual products. The methods of determining inventory costs are used consistently from year to year. A provision for slow-moving items is calculated based on historical experience. Management reviews this provision annually to assess whether, based on economic conditions, it is adequate.
Prepayments
Prepayments are cash deposited or advanced to suppliers for the purchase of goods or services that have not been received or provided and deposits made to the Company’s suppliers and landlord. This amount is refundable and bears no interest. Prepayments and deposits are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.
Property and equipment, net
Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows:
Useful Life
Leasehold Improvements	Lesser of lease term and expected useful life
Machinery and equipment	3 – 5 years
Furniture and fixtures	3 – 5 years
Vehicles	5 years
Molds	3 – 5 years
Intangible assets, net
The Company’s intangible assets with definite useful lives primarily consist of software acquired for internal use. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the estimated useful lives of ten years.

Impairment for long-lived assets
Long-lived assets, including property and equipment and intangible assets with definite useful lives, are reviewed for impairment whenever material events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of an asset based on the undiscounted future cash flows the asset is expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of June 30, 2021 and December 31, 2020, no impairment of long-lived assets was recognized.
Leases
The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use assets (“ROU assets”), operating lease liabilities — current and operating lease liabilities — noncurrent on our unaudited condensed consolidated balance sheets.
ROU assets represent our right to use an underlying asset for the duration of the lease term while lease liabilities represent the Company’s obligation to make lease payments in exchange for the right to use an underlying asset. ROU assets and lease liabilities are measured based on the present value of fixed lease payments over the lease term at the commencement date. The ROU asset also includes any lease payments made prior to the commencement date and initial direct costs incurred, and is reduced by any lease incentives received. The Company reviews its ROU assets as material events occur or circumstances change that would indicate the carrying amount of the ROU assets are not recoverable and exceed their fair values. If the carrying amount of an ROU asset is not recoverable from its undiscounted cash flows, then the Company would recognize an impairment loss for the difference between the carrying amount and the current fair value.
As most of the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate on the commencement date of the lease as the discount rate in determining the present value of future lease payments. The Company determines the incremental borrowing rate for each lease by using the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The Company’s lease terms may include options to extend or terminate the lease when there are relevant economic incentives present that make it reasonably certain that the Company will exercise that option. The Company accounts for any non-lease components separately from lease components.
Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Fair Value Measurement
The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.
The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:
•
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the unaudited condensed consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.
Revenue recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 replaced most existing revenue recognition guidance in U.S. GAAP when it became effective and permits the use of either the retrospective or cumulative effect transition method. The Company adopted Topic 606 on January 1, 2018 using the modified retrospective transition method, the adoption did not have material impact on the on the Company’s unaudited condensed consolidated financial statements.
The Company generates revenues from sales of kitchen and bath products, and recognizes revenue as control of its products is transferred to its customers, which is generally at the time of shipment or upon delivery based on the contractual terms with the Company’s customers. The Company’s customers’ payment terms generally range from 15 to 60 days of fulfilling its performance obligations and recognizing revenue.
The Company provides customer programs and incentive offerings, including co-operative marketing arrangements and volume-based incentives. These customer programs and incentives are considered variable consideration. The Company includes in revenue variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale, and expected sales volume forecasts as it relates to the Company’s volume-based incentives. This determination is updated on a monthly basis.
Certain product sales include a right of return. The Company estimates future product returns at the time of sale based on historical experience and records a corresponding reduction in accounts receivable.
The Company records receivables related to revenue when it has an unconditional right to invoice and receive payment. The Company invoices its customers for products sold upon placement of purchase orders.
The Company’s disaggregated revenues are summarized as follows:
	For the Six Months Ended June 30,
	2021	2020
	USD	USD
Revenues by product line
Sanitaryware	$43,535,821	$41,432,365
Bath Furniture	27,439,887	17,924,406
Others	7,890,339	4,071,046
Total	$78,866,047	$63,427,817
	For the Six Months Ended June 30,
	2021	2020
	USD	USD
Revenues by geographic location
United States	$51,297,861	$40,316,389
Canada	18,518,691	15,880,144
Europe	9,049,495	7,231,284
Total	$78,866,047	$63,427,817

Income Taxes
Deferred taxes are recognized based on the future tax consequences of the differences between the carrying value of assets and liabilities and their respective tax basis. The future realization of deferred tax assets depends on the existence of sufficient taxable income in future periods. Possible sources of taxable income include taxable income in carryback periods, the future reversal of existing taxable temporary differences recorded as a deferred tax liability, tax-planning strategies that generate future income or gains in excess of anticipated losses in the carryforward period and projected future taxable income.
If, based upon all available evidence, both positive and negative, it is more likely than not (i.e., more than 50 percent likely) that such deferred tax assets will not be realized, a valuation allowance is recorded. Significant weight is given to positive and negative evidence that is objectively verifiable. A company’s three-year cumulative loss position is significant negative evidence in considering whether deferred tax assets are realizable, and the accounting guidance restricts the amount of reliance we can place on projected taxable income to support the recovery of the deferred tax assets.
The current accounting guidance allows the recognition of only those income tax positions that have a greater than 50 percent likelihood of being sustained upon examination by the taxing authorities. The Company believes that there is an increased potential for volatility in its effective tax rate because this threshold allows for changes in the income tax environment and, to a greater extent, the inherent complexities of income tax law in a substantial number of jurisdictions, which may affect the computation of its liability for uncertain tax positions.
The Company records interest and penalties on our uncertain tax positions in income tax expense.
We record the tax effects of Foreign Derived Intangible Income (FDII) and Global Intangible Low-Taxed Income (GILTI) related to our foreign operations as a component of income tax expense in the period in which the tax arises.
Comprehensive income
Comprehensive income consists of two components: net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Other comprehensive income consists of a foreign currency translation adjustment resulting from the Company not using the U.S. Dollar as its functional currencies.
Earnings per share
The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2021 and 2020, there were no dilutive shares.
Segment reporting
ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.
Recently issued accounting pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit

Losses on Financial Instruments,” amending the accounting for the impairment of financial instruments, including trade receivables. Under previous guidance, credit losses were recognized when the applicable losses had a probable likelihood of occurring and this assessment was based on past events and current conditions. The amended current guidance eliminates the “probable” threshold and requires an entity to use a broader range of information, including forecast information when estimating expected credit losses. Generally, this should result in a more timely recognition of credit losses. This guidance became effective for interim and annual periods beginning after December 15, 2019 with early adoption permitted for interim and annual periods beginning after December 15, 2018. The requirements of the amended guidance should be applied using a modified retrospective approach except for debt securities, which require a prospective transition approach. In November 2019, the FASB issued ASU 2019-10 which finalized the delay of such effective date to fiscal years beginning after December 15, 2022 for private and all other companies including emerging growth companies. As an emerging growth company, the Company plans to adopt this guidance from January 1, 2023 and is currently evaluating the impact on its consolidated financial statements upon adoption. In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The adoption of the standard did not have an impact on our financial position or results of operation.
The Company considers the applicability and impact of all ASUs. ASUs not listed above were assessed and determined not to be applicable.
Note 3 — Accounts receivable, net
Accounts receivable, net consisted of the following:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Accounts receivable	$20,555,870	$18,703,026
Allowance for doubtful accounts	(161,386)	(146,637)
Accrued defective return and discount	(4,326,917)	(1,218,110)
Accounts receivable, net	$16,067,567	$17,338,279
Movements of allowance for doubtful accounts are as follows:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Beginning balance	$146,637	$156,809
Addition (reversal)	14,749	(10,172)
Ending balance	$161,386	$146,637
Movements of accrued defective return and discount accounts are as follows:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Beginning balance	$1,218,110	$839,862
Provision	3,108,807	378,248
Ending balance	$4,326,917	$1,218,110

Note 4 — Inventories, net
Inventories, net consisted of the following:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Finished product	$13,217,598	$8,903,767
Reserves for slow-moving inventories	(543,130)	(595,425)
Inventories, net	$12,674,468	$8,308,342
Movements of inventory reserves are as follows:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Beginning balance	$595,425	$813,411
(Reversal)	(52,295)	(217,986)
Ending balance	$543,130	$595,425
Note 5 — Prepayments and other assets
Prepayments and other assets consisted of the following:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Prepayments	$949,301	$671,924
Others	25,443	127,800
Total prepayments and other assets	$974,744	$799,724
Note 6 — Property and equipment, net
Property and equipment, net consist of the following:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Leasehold Improvements	$1,128,110	$1,122,092
Machinery and equipment	2,260,398	2,299,527
Furniture and fixtures	501,870	499,154
Vehicles	178,390	178,218
Molds	26,377	26,377
Subtotal	4,095,145	4,125,368
Less: accumulated depreciation	(3,639,699)	(3,579,671)
Total	$455,446	$545,697
Depreciation expense for the six months ended June 30 , 2021 and 2020 amounted to $99,565 and $126,445, respectively, which were included in general and administrative expenses on the unaudited condensed consolidated statements of income and comprehensive income.
Note 7 — Leases
The Company has operating leases primarily for corporate offices, warehouses and showrooms. As of June 30, 2021, the Company’s leases have remaining lease terms up to 9 years. Total operating lease cost as of June 30, 2021 and December 31, 2020 amounted to $9,662,313 and $10,014,379, respectively.

The table below presents the operating lease related assets and liabilities recorded on the Company’s unaudited condensed consolidated balance sheets:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Right-of-use assets	$8,745,647	$9,311,277
Operating lease liabilities – current	$1,086,876	$1,245,629
Operating lease liabilities – noncurrent	7,773,590	8,196,486
Total operating lease liabilities	$8,860,466	$9,442,115
Information relating to the lease term and discount rate are as follows:
	As of June 30, 2021	As of December 31, 2020
	USD	USD
Weighted-average remaining lease term
Operating leases	5.8 years	6.1 years
Weighted-average discount rate
Operating leases	4.7%	4.7%
As of June 30, 2021, the maturities of operating lease liabilities were as follows:
For the 12 months ending June 30,
2022	$1,667,949
2023	1,683,300
2024	1,611,960
2025	1,466,290
2026	1,191,935
Thereafter	2,946,945
Total lease payments	10,568,379
Less: imputed interest	(1,707,913)
Present value of lease liabilities	$8,860,466
Note 8 — Short-term loans
Bank loan
FGI Industries (formerly named Foremost Groups, Inc.) has a line of credit agreement (the “Credit Agreement”) with East West Bank, which is collateralized by all assets of FGI Industries and personally guaranteed by Liang Chou Chen, who holds approximately 49.75% of the voting control of Foremost. For the year ended December 31, 2018 and through September 30, 2019, the Credit Agreement allowed for borrowings up to $25,000,000, which previously included a discretionary loan in the amount of $3,000,000 that could only be drawn upon under certain circumstances as described in the Credit Agreement. The discretionary line expired on September 30, 2019. The non-discretionary line of credit was renewed through September 23, 2020 and maximum borrowings were amended to $22,000,000. On August 13, 2020, the line of credit was renewed with an extended maturity date of September 23, 2022 and maximum borrowings were further amended to $18,000,000.
Pursuant to the Credit Agreement, FGI Industries is required to maintain (a) a debt coverage ratio (defined as earnings before interest, taxes depreciation and amortization (“EBITDA”) divided by current portion of long-term debt plus interest expense) of not less than 1.25 to 1, tested at the end of each fiscal quarter; (b) an effective tangible net worth (defined as total book net worth plus minority interest, less amounts due from officers, stockholders and affiliates, minus intangible assets and accumulated amortization, plus debt subordinated to East West Bank) of not less than $9,500,000 for the quarters ended September 30, 2020 and December 31, 2020, and not less than $10,000,000 for the quarter ended June 30, 2021 and thereafter; and (c) a total debt to tangible net worth ratio (defined as total liabilities divided by tangible net worth defined as total book net worth plus minority interest, less loan to officers, stockholders, and affiliates minus intangible assets and accumulated amortization) not to exceed 4.0 to 1, tested at the end of each fiscal quarter.
For the years ended December 31, 2020 and 2019, and through August 26, 2020, the loan bore interest at a rate per annum equal to 0.1 percentage points below the Prime Rate as quoted by the Wall Street Journal (“Prime Rate”). Effective August 26, 2020, the annual interest rate was amended to 0.25 percentage points above the Prime Rate. Under no circumstances will the interest rate on this loan be less than 3.250% per annum or more than the maximum rate allowed by applicable law. The interest rate as of June 30, 2021 and December 31, 2020 was 3.50%.
Each sum of borrowings under the Credit Agreement is deemed due on demand and is classified as a short-term loan. The outstanding balance of such loan was $15,751,671 and $9,393,481 as of June 30, 2021 and December 31, 2020, respectively.
PPP loan
On April 9, 2020, Foremost Groups, Inc. entered into a loan agreement in connection with the Paycheck Protection Program (“PPP”) and received proceeds of approximately $1.68 million (the “PPP loan”) under the CARES Act. Interest on the loan accrued at a fixed interest rate of 1.0%. Under Section 1106 of the CARES Act, borrowers are eligible for forgiveness of principal and accrued interest on the loans to the extent that the proceeds are used to cover eligible payroll costs, mortgage interest costs, rent and utility costs, otherwise described as qualified expenses. During the year ended December 31, 2020, Foremost Groups, Inc. used all of the PPP loan proceeds to pay for qualified expenses. 100% of the PPP loan proceeds were used for payroll related expenses. Under the current provisions of the CARES Act, any recipient of a PPP loan may be subject to an audit by the SBA to confirm it qualifies for the loan and that the proceeds were used for qualified expenses as prescribed by the PPP rules. Foremost Groups, Inc. submitted its application and supporting documentation for forgiveness on December 22, 2020. As of December 31, 2020, the balance of the PPP loan was included in the short-term loan on the consolidated balance sheet. On February 8, 2021, FGI Industries received approval of forgiveness of the PPP loan from the SBA. Upon such approval, the entire balance including principal and interest was forgiven and recorded as other income on the Company’s unaudited condensed consolidated statements of income and comprehensive income.
Note 9 — Parent’s net investment
FGI was incorporated in the Cayman Islands on May 26, 2021 in connection with the planned Reorganization, as described in Note 1. The Company is authorized to issue 50,000,000 ordinary shares with a par value of $0.001 per share.

Note 10 — Income taxes
The source of pre-tax income and the components of income tax expense are as follows:
	For the Six Months Ended June 30,
	2021	2020
	USD	USD
Income components
United States	$1,036,967	$45,221
Outside United States	5,516,159	2,416,006
Total pre-tax income	$6,553,126	$2,461,227
Provision for income taxes
Current
Federal	$—	$—
State	7,837	7,214
Foreign	825,693	302,742
	833,530	309,956
Deferred
Federal	241,767	24,219
State	8,514	33,069
Foreign	—	1,115
	250,281	58,403
Total provision for income taxes	$1,083,811	$368,359
Reconciliations between taxes at the U.S. federal income tax rate and taxes at the Company’s effective income tax rate on earnings before income taxes are as follows:
	For the Six Months Ended June 30,
	2021	2020
Federal statutory rate	21.0%	21.0%
Increase (decrease) in tax rate resulting from:
State and local income taxes, net of federal benefit	0.2	1.1
Foreign operations	(5.3)	(5.7)
Permanent items	(4.6)	0.7
Deferred rate changes	—	0.1
Foreign dividends and earnings taxable in the United States	1.3	2.2
Others	3.9	(4.4)
Effective tax rate	16.5%	15.0%
The following is a summary of the components of the net deferred tax assets and liabilities recognized in the unaudited condensed consolidated balance sheets:

	As of June 30, 2021	As of December 31, 2020
	USD	USD
Deferred tax assets
Allowance for doubtful accounts	$40,140	$48,623
Other reserve	84,425	84,648
Accrued expenses	175,785	99,078
Lease liability	1,851,543	1,752,546
Charitable contributions	8,520	8,520
Business interest limitation	298,271	254,291
Net operating loss – federal	376,615	217,017
Net operating loss – state	60,124	26,369
Other	67,889	625,028
Total deferred tax assets	2,963,312	3,116,120
Less: valuation allowance	—	—
Net deferred tax assets	2,963,312	3,116,120
Deferred tax liabilities
Fixed assets	1,912,531	1,810,260
Intangibles	21,232	42,465
Total deferred tax liabilities	1,933,763	1,852,725
Deferred tax assets, net of deferred tax liabilities	$1,029,549	$1,263,395
The deferred tax assets related to the net operating loss as of December 31, 2020 and 2019 have no expiration.
Note 11 — Related party transactions and balances
Prepayments — related parties
Name of Related Party	Relationship	Nature of transactions	June 30, 2021	December 31, 2020
			USD	USD
Rizhao Foremost Woodwork Manufacturing Co., Ltd.	An entity under common control	Purchase	$2,495,376	$1,138,316
Focal Capital Holding Limited	An entity under common control	Purchase	—	2,098,461
			$2,495,376	$3,236,777
Other receivables — related parties
Name of Related Party	Relationship	Nature of transactions	June 30, 2021	December 31, 2020
			USD	USD
Foremost Xingye Business Consultancy (Shenzhen) Co., Ltd.	An entity under common control	Miscellaneous expenses	49,653	26,359
Full Leader Holding Limited	An entity under common control	Miscellaneous expenses	229	—
Focal Capital Holding Limited	An entity under common control	Miscellaneous expenses	729	—
			$50,611	$26,359

Accounts payable — related parties
Name of Related Party	Relationship	Nature of transactions	June 30, 2021	December 31, 2020
			USD	USD
Focal Capital Holding Limited	An entity under common control	Purchase	66,502	—
Loan guarantee by a related party
Liang Chou Chen holds approximately 49.75% of the voting control of Foremost, the Company’s majority shareholder and guarantor of the loan obtained by FGI Industries from East West Bank under the Credit Agreement. See Note 8 for details.
Note 12 — Concentrations of risks
Customer concentration risk
For the six months ended June 30, 2021, three customers accounted for 27.9% ,13.5% and 13.1% of the Company’s total revenues, respectively. For the six months ended June 30, 2020, three customers accounted for 27.5%, 15.6% and 10.8% of the Company’s total revenues, respectively. No other customer accounts for more than 10% of the Company’s revenue for the six months ended June 30, 2021 and 2020. As of June 30, 2021, three customers accounted for 23.5%, 18.5% and 18.3% of the total balance of accounts receivable, respectively. As of December 31, 2020, three customers accounted for 29.5%, 17.4% and 14.0% of the total balance of accounts receivable, respectively. No other customer accounts for more than 10% of the Company’s accounts receivable as of June 30, 2021, and December 31, 2020.
Vendor concentration risk
For the six months ended June 30, 2021, Tangshan Huida Ceramic Group Co., Ltd (“Huida”) and Focal Capital Holding Limited, an entity under common control with the Company, accounted for 38.3% and 10.2% of the Company’s total purchases, respectively. For the six months ended June 30, 2020, Huida accounted for 45.3% of the Company’s total purchases. No other supplier accounts for more than 10% of the Company’s total purchases for the six months ended June 30, 2021 and 2020. As of June 30, 2021, Huida accounted for 52.6% of the total balance of accounts payable. As of December 31, 2020, Huida accounted for 59.7% of the total balance of accounts payable. No other supplier accounts for more than 10% of the Company’s accounts payable as of June 30, 2021 or December 31, 2020.
Note 13 — Commitments and contingencies
Litigation
From time to time, the Company is involved in legal and regulatory proceedings that are incidental to the operation of its businesses. These proceedings may seek remedies relating to matters including environmental, tax, intellectual property, acquisitions or divestitures, product liability, property damage, personal injury, privacy, employment, labor and pension, government contract issues and commercial or contractual disputes. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including management assessment of the merits of the particular claims, the Company does not believe it is reasonably possible that any asserted or unasserted legal claims or proceedings, individually or in aggregate, will have a material adverse effect on our results of operations, or financial condition.
Note 14 — Segment information
The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company and hence the Company has only one reportable segment.
Note 15 — Subsequent events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through September 2, 2021 when the unaudited condensed consolidated financial statements were issued. Based on this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

            Shares
FGI Industries Ltd.
Ordinary Shares

PRELIMINARY PROSPECTUS

The Benchmark Company	Northland Capital Markets
                 , 2021
Through and including                 , 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information Not Required In Prospectus
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of our ordinary shares being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq Capital Market listing fee.
Item	Amount
SEC registration fee		$1,919.62
FINRA filing fee		3,500.00
Nasdaq Capital Market listing fee		5,000
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
To be provided by amendment.

Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
As of the date of this registration statement, the Company has not issued or sold any unregistered securities since January 1, 2018.

Item 16.   Exhibits and Financial Statement Schedules.
a.
Exhibits.    See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

b.
Financial statement schedule.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.   Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index
Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association
3.2*	Form of Amended and Restated Memorandum and Articles of Association
4.1*	Specimen Ordinary Share Certificate
4.2*	Form of Representative’s Warrant
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP
5.2*	Opinion of Travers Thorp Alberga
10.1*	Agreement for Co-operations, dated October 20, 2020, by and between FGI Industries, Inc. and Tangshan Huida Ceramic Group Co., Ltd
10.2*	Shared Services Agreement dated [ ], 2021, by and between FGI Industries, Inc. and Foremost Home Industries, Inc.
10.3*	Shared Services Agreement dated [ ], 2021, by and between FGI Industries Ltd. and Foremost Worldwide Co., Ltd.
21.1*	Subsidiaries of the Registrant
23.1	Consent of Marcum LLP, an Independent Registered Public Accounting Firm
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
23.3*	Consent of Travers Thorp Alberga (included in Exhibit 5.2)

Exhibit Number	Exhibit Description
24.1*	Power of Attorney (included on the signature page to this registration statement)

*
To be filed by amendment.

+
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in East Hanover, New Jersey, on the 10th day of September, 2021.
FGI Industries Ltd.
By:
/s/ John Chen

Name: John Chen
Title:
Executive Chairman

POWER OF ATTORNEY
Each of the undersigned directors and officers of FGI Industries Ltd. hereby constitutes and appoints each of David Bruce and John Chen as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, to sign any registration statement related to this registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, or the Securities Act, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ David Bruce David Bruce	Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2021
/s/ Perry Lin Perry Lin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 10, 2021
/s/ John Chen John Chen	Executive Chairman and Director	September 10, 2021
/s/ Todd Heysse Todd Heysse	Director	September 10, 2021
/s/ Kellie Zesch Weir Kellie Zesch Weir	Director	September 10, 2021
/s/ Jae Chung Jae Chung	Director	September 10, 2021